PURCHASE AND SALE AGREEMENT
between
SPUS6 THREE RAVINIA, LP
a Delaware limited partnership,
as Seller,
AND
PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P.
as Purchaser,
November 10, 2016

Building Address/Name: Three Ravinia (Three Ravinia Drive, Dunwoody, GA)

TABLE OF EXHIBITS

Exhibit A	Description of Real Property
Exhibit B	List of Personal Property
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Tenant Estoppel Certificate
Exhibit E	Intentionally Omitted
Exhibit F	Form of Limited Warranty Deed
Exhibit G	Form of Bill of Sale to Personal Property
Exhibit H	Form of Assignment and Assumption of Leases
Exhibit I	Form of Assignment and Assumption of Contracts
Exhibit J	Form of General Assignment of Seller's Interest in Intangible Property
Exhibit K	Form of Seller's Affidavit (for Purchaser's Title Insurance Purposes)
Exhibit L	Form of Seller's Certificate (as to Seller's Representations and Warranties)
Exhibit M	Form of Seller's FIRPTA Affidavit
Exhibit M-1	Form of Georgia Residency Affidavit/Local Withholding Affidavit
Exhibit M-2	Form of Georgia Affidavit of Seller's Gain
Exhibit N	Form of Other Notices of Sale
Exhibit O	Form of 1099-S
Exhibit P	Form of Purchaser's Certificate (as to Purchaser's Representations and Warranties)
Exhibit Q	Form of Master Association Estoppel Certificate
Exhibit R	Initial List of Protected Tenants

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TABLE OF SCHEDULES

Schedule 1	Existing Commission Agreements
Schedule 2	Existing Leases and Existing Guaranties
Schedule 3	Existing Service Contracts
Schedule 4	Tenant Work Contracts and Payment Status
Schedule 5	Existing Unpaid Tenant Concessions
Schedule 6	Tenant-Specific Billings
Schedule 7	Capital Improvements Projects and Payment Status
Schedule 8	Security Deposits and Letters of Credit
Schedule 9	Pending Litigation
Schedule 10	Pending Tax Appeals

- ii -

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), is made and entered into as of the Effective Date (as hereinafter defined), by and between SPUS6 THREE RAVINIA, LP, a Delaware limited partnership ("Seller"), and PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("Purchaser"). Seller desires to sell the Asset (as such term is defined in this Agreement), and Purchaser desires to purchase the Asset, on the terms and conditions set forth in this Agreement.
In consideration of the premises, the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which Seller and Purchaser hereby acknowledge, Seller and Purchaser covenant and agree as follows:

ARTICLE 1.
DEFINITIONS
For the purposes of this Agreement, each of the following capitalized terms has the meaning set forth below:
"Access Agreement" means that certain Access Agreement, dated November 3, 2016, executed by and between Seller and Purchaser, respecting Purchaser's due diligence activities concerning the Asset prior to the Effective Date.
"Additional Earnest Money" means the sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00), to be paid by Purchaser to Escrow Agent in accordance with Section 2.3(b).
"Affiliate" means, with respect to any specified Person, any other Person that (1) directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person; (2) is a partner, member, manager, director, officer or trustee of the specified Person or of any Person covered by clause (1) above or clause (3) below; or (3) is a partner of a partnership or joint venture or member of a limited liability company that owns, or is a beneficiary or trustee of a trust that owns, or other owner of any stock or other evidences of beneficial ownership in, the specified Person or any Person who directly or indirectly through one or more intermediaries controls, or is controlled by or under common control with, the specified Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through the ownership of voting stock, beneficial interests or partnership interests, by contract or otherwise.
"Approved New Lease" has the meaning assigned to such term in Section 5.2(a).
"Asset" has the meaning assigned to such term in Section 2.1.
"Assignment and Assumption of Leases" has the meaning assigned to such term in Section 7.1.
"Assignment and Assumption of Contracts" has the meaning assigned to such term in Section 7.1.
"Base Rents" has the meaning assigned to such term in Section 7.4(b).
"Bill of Sale" has the meaning assigned to such term in Section 7.1(b).
"Broker" means Eastdil Secured.
"Business Day" means any day other than a Saturday, Sunday or other day on which banking institutions in the State of Georgia are authorized by law or executive action to close.
“Cap” has the meaning assigned to such term in Section 8.3(c).

"Capital Improvements Project" has the meaning assigned to such term in Section 7.4(c).
"Capital Improvements Contract" has the meaning assigned to such term in Section 7.4(e).
"CBRE" means CBRE, Inc., a Delaware corporation.
"Claim" means any claim, liability, loss, expense, proof of claim, demand, complaint, summons, legal, equitable or administrative action, suit, proceeding, chose in action, damage, judgment, penalty or fine; and any court costs and reasonable attorneys' fees actually incurred in responding to or defending against any of the foregoing.
"Closing" means the consummation of the purchase and sale of the Asset pursuant to the terms of this Agreement.
"Closing Date" means the date on which the Closing occurs.
"Closing Documents" means all documents and instruments identified, respectively, in Section 7.1 and Section 7.2 of this Agreement and all other documents and instruments that, under the terms of this Agreement, are to be executed and delivered by Seller or Purchaser or both at Closing.
"Commission Agreements" means lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to any Existing Leases.
"Confidential Information" has the meaning assigned to such term in Section 12.14.
"Cure" with respect to any title or survey matter, when used as a verb, means to cause the Title Company to agree to insure Purchaser's title to the Real Property and Improvements, and when used as a noun, means such agreement of the Title Company to so insure Purchaser's title to the Real Property and Improvements, in each case without exception for such matter in the owner's title policy issued pursuant to the Title Commitment, as marked by the Title Company at or before Closing.
"Current Survey" means the as-built survey with respect to the Real Property and the Improvements, prepared by Travis Pruitt Associates, Inc., dated April 11, 2013, and last revised November 4, 2016.
"Declaration" means, that certain Restated Declaration of Covenants, Conditions and Restrictions for Ravinia, recorded in Deed Book 5017, Page 266, DeKalb County, Georgia records.
"Deeds" has the meaning assigned to such term in Section 7.1(a).
"Direct Charges" has the meaning assigned to such term in Section 7.4(b)(ii)(B).
"Due Diligence Material" has the meaning assigned to such term in Section 3.2(c).

"Earnest Money" means the Initial Earnest Money and if Purchaser elects to go forward after the expiration of the Inspection Period, the Additional Earnest Money, together with all interest accruing thereon as provided in Section 2.3(c) and in the Escrow Agreement.
"Effective Date" means the date that is the last date on which Purchaser and Seller have executed and delivered this Agreement to each other, as indicated on the signature pages hereto.
“Environmental Documents” has the meaning assigned to such term in Section 3.1.
"Environmental Laws" means all applicable federal, state or local laws, statutes, ordinances, rules, permits or regulations, now or hereafter in effect, including all applicable orders, judgments, injunctions or decrees, of any applicable Governmental Authority relating to any or all of the regulation or protection, or both, of human health, safety, the environment and natural resources (including ambient air, surface water, ground water, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation [including the respective habitats of the foregoing]), pollution or substances, wastes or materials which are considered to be hazardous or toxic, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act (including all state and local counterparts of the foregoing, and all federal, state or local transfer of ownership notification or approval statutes), all regulations and publications promulgated or issued relative to any or all of the foregoing, and all amendments and supplements to any or all of the foregoing.
"Escrow Agent" means Commonwealth Land Title Insurance Company, at its office at 888 S. Figueroa Street, Suite 2100, Los Angeles, CA 90017 Attention: Ms. Mai-Ly Marsh, telephone: (213) 330-3071.
"Escrow Agreement" means the Escrow Agreement in the form attached as Exhibit C and entered into by Seller, Purchaser and Escrow Agent.
"Estimated Additional Rents" has the meaning assigned to such term in Section 7.4(b)(ii)(A).
"Existing Commission Agreements" means, collectively, the Leasing Agreement and the agreements set forth on Schedule 1.
"Existing Guaranties" means the guaranties set forth on Schedule 2, as any of the same may have been amended.
"Existing Leases" means the Leases and license agreements set forth on Schedule 2, as any of the same may have been amended.
"Existing Service Contracts" means Service Contracts set forth on Schedule 3, as any of the same may have been amended.

"Existing Tenant Work Contracts" means the Tenant Work Contracts set forth on Schedule 4, as any of the same may have been amended.
"Existing Title Commitment" means that certain ALTA owner's title insurance commitment issued by the Title Company with respect to the Asset, having an effective date of September 26, 2016, as such commitment may have been revised prior to the Effective Date.
"Existing Unpaid Tenant Concessions" means Tenant Concessions with respect to Existing Leases that have not been performed or paid in full.
"First Title Notice" has the meaning assigned to such term in Section 3.4(a).
"Form Tenant Estoppel Certificate" has the meaning set forth in Section 6.3(a).
"General Assignment" has the meaning assigned to such term in Section 7.1.
"Governmental Authority" means any and all applicable courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental or quasi-governmental unit (federal, state, county, township, district, municipal, city, departmental or otherwise), whether now or hereafter in existence.
"Guaranties" means the Existing Guaranties and any new guaranties delivered with any Approved New Lease.
"Hazardous Substances" means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances or materials that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under, or with respect to which environmental investigation, monitoring or remediation is required by, any Environmental Law or Governmental Authority (including lead paint, asbestos, any material containing any hydrated mineral silicate [including chrysotile, amosite, crocidolite, tremolite, anthophyllite and/or actinolite, whether friable or non-friable], urea formaldehyde foam insulation, petroleum and petroleum products [including crude oil and any functions thereof], natural gas, synthetic gas and any mixture of either or both of the foregoing, and polychlorinated biphenyl ("PCB") [including PCB-containing materials and fluids]); any and all substances, materials or wastes which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous; and any and all substances, materials, pollutants or wastes which constitute or contain radon gas, mold, electromagnetic waves, radioactive properties or any of the substances or materials identified above in this definition.
"Improvements" has the meaning assigned to such term in Section 2.1.
"Initial Earnest Money" means the sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), to be paid by Purchaser to Escrow Agent in accordance with Section 2.3 of this Agreement.

"Inspection Period" means the period commencing on the Effective Date and expiring at 5:00 p.m., Eastern Time, on December 2, 2016.
"Intangible Property" means all intangible property, if any, owned by Seller and related to the Real Property, the Improvements and the Personal Property, including Seller's rights and interests, if any, in and to the following (to the extent freely assignable): (i) the names "Ravinia" and “Three Ravinia” and all related trademarks, service marks, logos, trade dress, trade names, web addresses, domain names, e-mail and social media accounts, and other indicia of commercial source or origin (whether registered or unregistered), and any applications, registrations and renewals of any of the foregoing, and any related goodwill of Seller; (ii) all assignable plans and specifications and other architectural and engineering drawings for the Real Property and Improvements; (iii) all assignable warranties and guaranties given or made with respect to the Improvements or Personal Property; and (iv) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely related to the Real Property or Improvements. Notwithstanding the foregoing, and for avoidance of doubt, Intangible Property does not include (a) any trademarks, trade names, service marks or other intangible property of any kind or nature owned directly or indirectly by any Affiliate of Seller or any Affiliate of any such Affiliate (other than Seller) or owned by any of the tenants, contractors or licensees of Seller or the Asset; (b) any right to the use of the service mark or expression "Five-Star Service," "5-Star Service," "5-Star Worldwide" or "5-Star Service Worldwide" (or any derivation thereof, or any substantially similar term) to describe the services that Purchaser, as landlord under the Leases or under any other leases, provides or will provide to tenants; (c) architectural, engineering and other design drawings and concepts, operating manuals, business models, photographs and other images and plans used in connection with any "Five-Star Service," "5-Star Service," "5-Star Worldwide" or "5-Star Service Worldwide" operation; (d) any computer software that is licensed to Seller or that Seller reasonably deems proprietary; (e) any of the Proprietary Materials; and (f) insurance claims, policies and contracts, and rights to proceeds (including rights to receive proceeds) thereunder, of any kind or nature related to the Asset or any component thereof, except as and to the extent Purchaser is entitled to any such matters as provided in and in accordance with Section 11.1. Furthermore, notwithstanding any provision to the contrary, as used in this Agreement, the term "Intangible Property" specifically excludes any Personal Property, any property expressly described as being excluded from "Personal Property" in the definition thereof in this Article 1, and any right, title or interest of Seller in any Service Contracts.
"Judgment Lien" means any lien or encumbrance affecting the Asset that constitutes, secures or evidences an outstanding obligation of Seller under any judgment entered against Seller by a court of competent jurisdiction.
"Land" has the meaning assigned to such term in Section 2.1.
“Law” means all municipal, county, state, or federal statutes, codes, ordinances, laws, rules or regulations.
"Leases" means, collectively, the Existing Leases and any Approved New Leases, and "Lease" means any one of the Leases.

"Leasing Agent" means CBRE.
"Leasing Agreement" means that certain Participation Agreement No. 6A (Lease Listing) between CBRE and Seller, dated for reference purposes only as of April 2, 2013, as amended from time to time.
“Lien Waivers and Lien Indemnity” means (i) such duly executed lien waivers and/or subordinations relating to any work performed pursuant to any Tenant Work Contracts and Capital Improvement Contracts during the ninety-five (95) day period prior to the Closing (including pursuant to any Tenant Work Contracts or Capital Improvement Contracts to be assumed by Purchaser at Closing) and/or (ii) in lieu of some or all of such lien waivers and/or subordinations, indemnity agreements from Seller and a credit-worthy Affiliate of Seller in form and substance reasonably satisfactory to the Title Company, in each case as and to the extent required by the Title Company to issue Purchaser’s and its secured lender’s title insurance policies at Closing without exception for any inchoate liens arising in connection with such pre-Closing work.
"Limited Warranty Deed" has the meaning assigned to such term in Section 7.1(a).
"Lists" has the meaning assigned to such term in Section 4.1(o).
"Major Tenants" means, Six Continents Hotels, Inc. and State Farm Mutual Automobile Insurance Company.
"Management Agreement" means that certain Participation Agreement No. 6 (Management Agreement), dated for reference purposes only as of May 20, 2014.
"Material Default" has the meaning assigned to such term in Section 8.2(b).
"Monetary Objection" means an objection to (a) a lien or encumbrance affecting the Asset that constitutes, secures or evidences an outstanding monetary obligation under any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering title to all or any part of the Asset, (b) a lien or encumbrance affecting the Asset that constitutes, secures or evidences an outstanding obligation created by, through or under Seller under any mechanic's, materialman's or similar lien encumbering the Asset (unless resulting from (i) any act or omission of Purchaser or any of its agents, contractors, representatives or employees or any tenant of the Asset, (ii) work to be paid for after Closing with respect to any Tenant Work Contract or Capital Improvements Contract for which Purchaser receives a credit against the Purchase Price at Closing pursuant to Section 7.4(e) and Section 7.4(f), respectively, or (iii) work under any Tenant Work Contract, as approved (or deemed approved) by Purchaser pursuant to Section 5.3, entered into between the Effective Date and Closing), (c) any Judgment Lien, or (d) any lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Asset that are delinquent.
"New/Modified Lease Approval Package" has the meaning assigned to such term in Section 5.1(a).
"OFAC" has the meaning assigned to such term in Section 4.1(o).

"Order" and "Orders" have the respective meanings assigned to such terms in Section 4.1(o).
"Other Notices of Sale" has the meaning assigned to such term in Section 7.1.
"Parking Garage" means the parking garage serving the Building and the respective tenants therein, located on the Real Property.
"Partial Certificate" has the meaning assigned to such term in Section 6.3.
"Permitted Exceptions" means, collectively:

i.
liens for taxes, assessments and governmental charges not yet due and payable, or due and payable but not yet delinquent and any additional taxes, interest and/or penalties which may be assessed for prior tax years by an adjustment, re-appraisal, re-assessment, appeal or other amendment to the tax records of the city or county in which the Asset is located;

ii.	the rights of tenants, as tenants only and without purchase rights, under the Leases;

iii.	the Declaration;

(a)
any other matters otherwise of public record or disclosed by the Title Commitment or Survey to which Purchaser does not, or may not, object in accordance with Section 3.4 (unless, in the case of matters which are not Valid Objections, Seller voluntarily agrees to Cure such matters in its sole discretion); and

(b)	matters deemed Permitted Exceptions pursuant to Section 3.4.
"Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, joint stock company, joint venture, proprietorship, trust, association, Governmental Authority or other entity, enterprise, authority or business organization.
"Personal Property" means all furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property (excluding any computer software that either is licensed to Seller or that Seller reasonably deems proprietary, and any cash, deposits other than Security Deposits, accounts receivable and, subject to Section 7.4 of this Agreement, other revenues and income accruing prior to Closing), machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Real Property and Improvements and situated on the Real Property, to the extent any such property exists at Closing, including the items of personal property specifically described on Exhibit B and all books, records and files (excluding any Proprietary Materials) relating to the Real Property and Improvements. The Personal Property does not include any Intangible Property, any property expressly described as being excluded from "Intangible Property" in the definition thereof in this

Article 1, or any property owned by any leasing or managing agent for the Asset, any direct or indirect beneficial owner or other Affiliate of Seller or any Affiliate of any such agent, direct or indirect beneficial owner or other Affiliate, other than Seller, or by tenants, contractors or licensees. The definition of Personal Property is further subject to the provisions of Section 2.1(d).
"Project" means the project known as the Ravinia, which consists of office and other uses.
"Proprietary Materials" means any appraisals, budgets, strategic plans for the Asset, analyses (whether prepared internally or by consultants), information regarding the marketing of the Asset for sale, submissions relating to Seller's obtaining of trust, corporate, company or partnership authorization, attorney and accountant work product, attorney-client or other privileged documents, or other information in the possession or control of Seller or Seller's property manager for the Asset that Seller reasonably deems confidential or proprietary, all of which shall be deemed confidential for purposes of this Agreement.
"Protected Tenant" means any tenant (existing or proposed) with whom Seller, Leasing Agent or any employee or Affiliate thereof is, on or before the Closing Date, engaged in bona fide and substantial negotiations with respect to the leasing of space within the Asset, including those tenants listed on Exhibit R and any tenant identified in a list delivered by Seller to Purchaser pursuant to Section 7.4(g).
"Purchase Price" is the amount specified in Section 2.4.
"Purchaser Parties" means Purchaser and any of its representatives, including Purchaser's members, officers, directors, shareholders, employees, agents, engineers, consultants, counsel and potential lenders and investors, and the members, officers, directors, managers, agents, contractors, shareholders, counsel and employees of each of them.
"Purchaser's Certificate" has the meaning assigned to such term in Section 7.2.
"Purchaser's Expenses" has the meaning assigned to such term in Section 7.3(b).
"Quitclaim Deed" has the meaning assigned to such term in Section 7.1(a).
"Real Property" has the meaning assigned to such term in Section 2.1(a).
"Records" means the real property records of DeKalb County, Georgia.
"Released Parties" has the meaning assigned to such term in Section 4.2(f).
"Rents" has the meaning assigned to such term in Section 7.4(b).
"Replacement Contract" means, with respect to any Service Contract, Capital Improvements Contract or Tenant Work Contract, a new contract between Purchaser, as party of the first part, and the Person who was the other party to such contract (other than Seller), having the exact same terms and conditions (except to the extent that facts such as the parties to the agreement, dates, amounts and the like are different) as the original Service Contract, Capital Improvements Contract or Tenant Work Contract between Seller and such other Person, and effective as of Closing.
"Reported Period" has the meaning assigned to such term in Section 7.4(b).
"Scheduled Closing Date" has the meaning assigned to such term in Section 2.6.
"Security Deposits" mean the security deposits actually held by Seller with respect to the Leases.
“Seller Closing Default” has the meaning assigned to such term in Section 8.2(a)./
"Seller's Certificate" has the meaning assigned to such term in Section 7.1.
"Seller's Control" has the meaning assigned to such term in Section 8.2(b).
"Seller Knowledge Parties means John M. Gilb and Jacob Mota.
"Seller OFAC Information" has the meaning assigned to such term in Section 4.1(o).
"Seller's Estoppel Certificate" has the meaning assigned to such term in Section 6.3(b).
"Service Contract Notice" has the meaning assigned to such term in Section 3.5.
"Service Contracts" means any agreements relating to the repair, maintenance or operation of the Improvements or Personal Property that will extend beyond the Closing Date. For the avoidance of doubt, the term "Service Contracts" does not include the Leasing Agreement, the Management Agreement, any Commission Agreement, any Capital Improvements Contract or any Tenant Work Contract.
"Subsequent Title Notice" has the meaning assigned to such term in Section 3.4(b).
"Survey" means the Current Survey, as such may be updated from time to time from and after the Effective Date.
"Survival Period" means the period commencing on the Closing Date and ending six (6) months following the Closing Date.
"Taxes" has the meaning assigned to such term in Section 7.4(a).
"Tenant Concession" means any (a) out-of-pocket payment required under a Lease to be paid by the landlord to or for the benefit of the tenant that is in the nature of a tenant inducement, including tenant improvement costs, lease buyout payments, and moving, design and refurbishment allowances and costs, (b) commission obligations respecting any Lease (other than with respect to unexercised expansion, renewal or extension options or rights), and (c) loss of income resulting from any free rental period. "Tenant Concessions" also includes the Existing Unpaid Tenant Concessions.

"Tenant Estoppel Certificate" has the meaning assigned to such term in Section 6.3.
"Tenant Estoppel Condition" has the meaning assigned to such term in Section 6.3(a).
"Tenant Notices of Sale" has the meaning assigned to such term in Section 7.1.
"Tenant Work Contracts" has the meaning assigned to such term in Section 7.4(d).
"Title Company" means Commonwealth Land Title Insurance Company or such other major national title insurance company as may be substituted therefor pursuant to Section 3.4(b).
"Title Commitment" means the Existing Title Commitment or such other commitment for an owner's policy of title insurance as may be issued by another major national title insurance company becoming the Title Company hereunder pursuant to Section 3.4(b), as applicable, and in either case as such may be updated from time to time from and after the Effective Date.
"Valid Objection" means any exception to title to the Asset (including any Permitted Exceptions) that (i) materially and adversely affects marketability of the Asset, (ii) was created or caused by Seller in breach of this Agreement, (iii) is a Monetary Objection, or (iv) only with respect matters either first appearing of record after the effective date of the Existing Title Commitment or first appearing on the Real Property after the field work date of the Current Survey and revealed by any update to the Current Survey, would (if not cured) be reasonably expected to result in a diminution of value of the asset in excess of $250,000, except with respect to a condemnation action for which Section 11.2 shall apply.
ARTICLE 2.
PURCHASE AND SALE
2.1.    Agreement to Sell and Purchase. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell, and Purchaser agrees to purchase, all of Seller's right, title and interest in and to the following property (collectively, the "Asset"):
(a)    the real estate more particularly described in Exhibit A and located within the Project, together with all rights, privileges and easements appurtenant to such real property, if any (all of the foregoing real property, the "Real Property");
(b)    all buildings, structures, parking deck and other improvements now or on the Closing Date situated on the Real Property (collectively, the "Improvements"), which Improvements are generally known as "Ravinia Three".
(c)    the Service Contracts, the Leases, the Guaranties, and the Security Deposits;
(d)    the Personal Property, subject to depletions, replacements and additions in the ordinary course of Seller's business; and
(e)     the Intangible Property,

2.2.    Permitted Exceptions. The Asset shall be conveyed subject to Permitted Exceptions.
2.3.    Earnest Money
(a)    Prior to 5:00 p.m., Eastern Time, on the day that is two (2) Business Days after the Effective Date, Purchaser shall (i) deliver the Initial Earnest Money to Escrow Agent by federal wire transfer of immediately available funds, and (ii) execute and deliver to Seller three (3) counterparts of the Escrow Agreement. If Purchaser fails to deliver the Initial Earnest Money and Escrow Agreement counterparts in accordance with this Section 2.3(a), this Agreement shall automatically terminate.
(b)    Prior to 5:00 p.m. on the day that is two (2) Business Days after the expiration of the Inspection Period, if Purchaser has not then elected to terminate this Agreement pursuant to Section 3.5, Purchaser shall deliver the Additional Earnest Money to Escrow Agent in the manner provided for the Initial Earnest Money. If Purchaser does not elect to terminate this Agreement and nonetheless fails to timely deliver the Additional Earnest Money in accordance with the preceding sentence, Purchaser shall be in default hereunder, this Agreement shall automatically terminate and Seller shall be entitled to receive the Initial Earnest Money as liquidated damages in accordance with Section 8.1.
(c)    The Earnest Money shall be applied to the Purchase Price at the Closing and shall otherwise be held, refunded or disbursed in accordance with the terms of the Escrow Agreement and this Agreement.
2.4.    Purchase Price.
(a)    Subject to adjustment and credits as specified in this Agreement, the purchase price to be paid by Purchaser to Seller for the Asset (the "Purchase Price") is Two Hundred Ten Million One Hundred Thousand and No/100 DOLLARS ($210,100,000.00).
(b)    The Purchase Price will be paid by Purchaser to Seller at the Closing as follows:
i.    The Earnest Money will be paid by Escrow Agent to Seller at Closing; and
ii.    The Purchase Price, less the amount of the Earnest Money paid by Escrow Agent to Seller at Closing, and subject to prorations, adjustments and credits as specified in this Agreement, shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available federal funds to an account designated by Seller.
The value of the personalty to be conveyed by Seller pursuant to this Agreement is de minimis and that no part of the Purchase Price is allocable thereto.
2.5.    Independent Contract Consideration. If Purchaser becomes entitled to a refund of the Earnest Money pursuant to this Agreement and elects to receive such refund, Escrow Agent is hereby directed to deduct the sum of One Hundred and No/100 Dollars ($100.00) from the Earnest Money to be paid to Purchaser, and to deliver to Seller, concurrently with Escrow Agent's disbursement of the balance of the Earnest Money to Purchaser, such sum of $100.00 as independent consideration for Purchaser's right to terminate this Agreement in accordance with the terms hereof. Seller and Purchaser mutually acknowledge and agree that $100.00 represents adequate bargained-for consideration for Seller's execution and delivery of this Agreement and Purchaser's right to inspect the Asset pursuant to Article 3 and to terminate this Agreement pursuant to Section 3.5. This amount is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.
2.6.    Closing. The consummation of the sale by Seller and purchase by Purchaser of the Asset (the "Closing") shall be held on December 30, 2016, subject to any extension pursuant to Section 3.4(c), Section 6.1, Section 6.2, Section 6.3(i) or Section 11.1(b) (such date, as affected by any such extension, the "Scheduled Closing Date"). The Closing shall be accomplished through escrow using the offices of Escrow Agent, with the documents to be executed by each party to be delivered to Escrow Agent or to another mutually acceptable escrow agent on or before the date that is one (1) Business Day prior to the Scheduled Closing Date and with the funds to be delivered by Purchaser to be wire transferred into the escrow account of Escrow Agent or such other mutually acceptable escrow agent on or before 11:00 a.m., Eastern Time, on the Scheduled Closing Date so as to obviate the need for the representatives of Seller and Purchaser to attend the Closing. To facilitate such escrow closing, Purchaser (through its counsel) shall deliver Purchaser's closing instruction letter to Escrow Agent for delivering and releasing to Seller at Closing all such instruments and documents and the Purchase Price delivered by Purchaser into escrow, and Seller (through its counsel) shall deliver Seller's closing instruction letter to Escrow Agent for delivering and releasing to Purchaser at Closing all such instruments and documents delivered by Seller into escrow. The Closing shall occur by no later than 1:00 p.m. Eastern Time on the Scheduled Closing Date.
ARTICLE 3.
PURCHASER'S INSPECTION AND REVIEW RIGHTS
3.1.    Access Agreement. The Access Agreement shall continue in full force and effect until the earlier of (i) the termination of this Agreement in accordance with its terms, or (ii) the Closing, at which time the Access Agreement shall be of no further force and effect, except for those provisions which expressly survive the termination or expiration of the Access Agreement.
3.2.    Purchaser's Access to Information.
(a)    Access to Information and Records. Purchaser acknowledges that Seller has made available for Purchaser's examination certain materials by posting electronic copies of such materials in the Data Room. Except as may be otherwise expressly set forth in this Agreement, Seller has no obligation to provide any other materials to Purchaser or to obtain, commission or prepare any books, records, files, reports or studies of any kind or nature.
(b)    Information provided by Purchaser without Representation or Warranty. PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE OWNERSHIP, ENFORCEABILITY, ACCURACY, ADEQUACY OR COMPLETENESS OR OTHERWISE OF ANY OF THE RECORDS,

EVALUATIONS, DATA, INVESTIGATIONS, REPORTS OR OTHER MATERIALS DELIVERED OR OTHERWISE MADE AVAILABLE TO PURCHASER (other than those representations and warranties expressly set forth in this Agreement or in any of the Closing Documents, and in such case, subject to the terms, limitations and conditions of this Agreement). The foregoing sentence shall survive the Closing or any earlier termination of this Agreement, as applicable, without any limitation on the duration of the period of such survival.
(c)    Use of Due Diligence Material. Unless and until Purchaser acquires the Asset, Purchaser shall not, and shall cause all other Purchaser Parties not to, use any non-public information acquired with respect to the Asset, whether delivered or made available by Seller or any of Seller's representatives or obtained by the Purchaser Parties, or any one of them, as a result of its inspection and investigation of the Asset, review of any Estoppel Certificates received in connection with or related to the Asset, examination of Seller's books, records and files, or otherwise (collectively, the "Due Diligence Material"), for any purpose whatsoever other than determining whether the Asset is suitable for Purchaser's acquisition, financing and ownership.
(d)    Return/Destruction of Due Diligence Material. Notwithstanding anything to the contrary herein, if Purchaser elects to terminate this Agreement or if the Closing fails to occur for any reason, then Purchaser shall (i) promptly destroy the materials described in Section 3.1(c) and all copies, notes, abstracts, extracts, compilations or analyses (whether in written or electronic form) prepared for Purchaser's use that contain or reflect any Due Diligence Material, and (ii) promptly destroy or, upon Seller’s request therefor, deliver to Seller any Due Diligence Materials prepared by third parties (other than attorneys) for the benefit of Purchaser and in the possession of the Purchaser Parties, or any one of them, subject to Purchaser's receipt of the consent of the applicable third party that prepared any Due Diligence Material on behalf of Purchaser, which consent Purchaser shall use commercially reasonable efforts to obtain; provided, however, that Purchaser shall not be required to disclose or deliver to Seller: any appraisals, budgets, strategic plans for the Asset, analyses (whether prepared internally or by consultants), information regarding the financing of the Asset for purchase, submissions relating to Purchaser’s obtaining corporate authorization, attorney and accountant work product, attorney-client or other privileged documents that Purchaser reasonably deems confidential or proprietary. The foregoing sentence shall survive the Closing or any earlier termination of this Agreement, as applicable, without any limitation on the period of such survival.
3.3.    Condition of the Asset. Seller recommends that Purchaser employ one or more independent engineering professionals and environmental professionals to perform engineering, environmental and physical assessments of the Asset in accordance with, but subject to the limitations of, this Agreement.
3.4.    Title and Survey.
(a)Purchaser's Objections. Purchaser has received from Seller copies of the Existing Title Commitment and the Current Survey. Purchaser may object (i) to any matter disclosed in the Existing Title Commitment or the Current Survey that constitutes a Valid Objection by giving notice thereof to Seller prior to 5:00 P.M. local Atlanta, Georgia time, on November 17, 2016 (the "First Title Notice"), and (ii) to any title matters first appearing of record after the effective date of the Existing Title Commitment and to any matters first appearing on the Real Property after the field work date of the Current Survey and revealed by any update to the Current Survey, in each case that constitute Valid Objections, by giving notice thereof to Seller any time after the First Title Notice and prior to the Closing Date (any such notice, a "Subsequent Title Notice"). Purchaser shall be deemed not to have objected to any matters of title and survey of which Purchaser fails to give Seller timely notice in accordance with this Section 3.4(a), and any such matters shall constitute Permitted Exceptions.
(b)Seller's Response. Seller may elect, but shall have no obligation (except as to Monetary Objections), to attempt to Cure any title or survey matters set forth in the First Title Notice or any Subsequent Title Notice by giving notice of such election to Purchaser within three (3) Business Days) after Seller's receipt of the First Title Notice or Subsequent Title Notice, as applicable. If Seller fails to give notice within said three (3) Business Day period or does not adjourn the Closing Date pursuant to Section 3.4(c), then Seller shall be deemed to have declined to Cure such matters (other than any Monetary Objections). Except as to a Monetary Objection, if Seller declines (or is deemed to decline) to Cure any Valid Objection to title to which Purchaser has objected in the First Title Notice, Purchaser may, as its sole remedy, either (i) proceed to Closing and accept title to the Asset subject to such Valid Objection (other than a Monetary Objection) as a Permitted Exception, as if Purchaser had not objected to such matter and without reduction of the Purchase Price, or (ii) terminate this Agreement by giving notice to Seller prior to the expiration of the Inspection Period. Except as to a Monetary Objection, if Seller declines (or is deemed to decline) to Cure any Valid Objection to title to which Purchaser has objected in a Subsequent Title Notice, or if after electing to attempt to do so, Seller is unable to Cure a Valid Objection to which Purchaser has objected in either the First Title Notice or a Subsequent Title Notice, Purchaser may, as its sole remedy, either (A) proceed to Closing and accept title to the Asset subject to such Valid Objection (other than a Monetary Objection) as a Permitted Exception, as if Purchaser had not objected and without reduction of the Purchase Price, or (B) terminate this Agreement by giving notice to Seller thereof within three (3) Business Days after notice (or deemed notice) from Seller either declining to Cure such Valid Objection made in the Subsequent Title Notice or, if Seller has notified Purchaser that Seller will endeavor to Cure a Valid Objection made in either the First Title Notice or a Subsequent Title Notice, advising Purchaser that Seller is unable to cure such Valid Objection. In all events, no termination of this Agreement pursuant to any of the preceding sentences set forth in this Section 3.4(b) shall be valid or effective unless Purchaser gives timely notice in accordance with the applicable sentence. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall Cure all Monetary Objections at or prior to Closing and may use the proceeds of the Purchase Price at Closing for such purpose. If Closing occurs, Purchaser may at Closing use the necessary proceeds of the Purchase Price to discharge any Monetary Objection that Seller has failed to Cure as required by this Agreement. Notwithstanding anything to the contrary set forth herein, Seller shall have no obligation to Cure any Judgment Lien(s) to the extent that the cost to Cure such Judgment Lien(s) exceeds, in the aggregate, $1,000,000.00; provided, however, that if Seller does not Cure such Judgment Lien(s), Purchaser may either (X) proceed to Closing and be granted a credit in the amount of such Judgment Lien(s) or $1,000,000.00, whichever is less, in connection with the removal thereof or (Y) terminate this Agreement by giving notice thereof to Seller. If Purchaser terminates this Agreement pursuant to this Section 3.4(b), Seller and Purchaser each shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, shall have no further rights or obligations under this Agreement. For avoidance of doubt, Purchaser shall have no right to terminate this Agreement due to any Valid Objection if Seller agrees to obtain a Cure for such Valid Objection and such Cure is in fact obtained at or before Closing.
It is expressly understood that, notwithstanding anything to the contrary herein, in no event shall Seller have any obligation to (i) bring any action or institute any proceeding, or (ii) otherwise incur any costs or expenses in order to attempt to Cure any matter of title or survey to which Purchaser has objected, other than any Monetary Objection. Any Monetary Obligation for which a pay-off letter has been obtained and payment is made at Closing in accordance with such pay-off letter shall be deemed Cured and shall cease to be a Valid Objection. If the Title Company is unwilling to remove any Valid Objection that another major national title insurance company, selected by Seller and reasonably acceptable to Purchaser, would be willing to remove, then Seller shall have the right to substitute such major national title insurance company for the Title Company, provided that if Purchaser elects not to use such major national title insurance company, such Valid Objection that such major national title insurance company would be willing to remove shall thereafter be deemed a Permitted Exception.
(c)Adjourned Closing Date. Notwithstanding anything to the contrary contained herein, Seller may elect to adjourn the Scheduled Closing Date to a date not later than the date that is thirty (30) days after the Scheduled Closing Date then in effect in order to (i) attempt to Cure any Valid Objection that (A) Seller has elected to Cure, but is unable to Cure, by the Scheduled Closing Date then in effect (unless Purchaser waives same and accepts same as a Permitted Exception without any abatement of the Purchase Price), or (B) is first set forth in any Subsequent Title Notice; or (ii) facilitate the prepayment on a particular date of the existing loan secured by the Asset. Seller shall exercise such election to adjourn the Scheduled Closing Date by giving Purchaser at least two (2) Business Days' prior notice thereof, provided that, with respect to any Valid Objection that is first made by Purchaser after such notice is given, Seller may further adjourn the Scheduled Closing Date for an additional thirty (30) day period by giving Purchaser notice thereof at any time through and including the adjourned Scheduled Closing Date.
3.5.    Termination of Agreement. Purchaser shall have until the expiration of the Inspection Period to determine, in Purchaser's sole opinion and discretion, the suitability of the Asset for Purchaser's acquisition. Purchaser may terminate this Agreement for any reason, or no reason, by giving notice to Seller prior to 5:00 p.m., Eastern Time, on the expiration date of the Inspection Period of Purchaser's election to terminate this Agreement pursuant to this Section 3.5. If Purchaser fails to give Seller such notice prior to such deadline, Purchaser shall have no right to terminate this Agreement pursuant to this Section 3.5. If Purchaser terminates this Agreement pursuant to this Section 3.5, Seller and Purchaser each shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, shall have no further rights or obligations under this Agreement.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES
4.1.    Representations and Warranties of Seller. Seller makes the following representations and warranties to Purchaser as of the Effective Date:
(a)    Organization, Authorization and Consents. Seller is a duly organized and validly existing limited partnership under the laws of the State of Delaware and is authorized to transact business in the State of Georgia. Seller has the right, power and authority to enter into this Agreement and to convey the Asset in accordance with the terms and conditions of this Agreement.
(b)    Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be executed and delivered by Seller on or prior to the Closing, this Agreement and such document will each constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    No Violations. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions of this Agreement, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance on the Asset pursuant to the terms of, any indenture, deed to secure debt, mortgage, deed of trust, note, lease, evidence of indebtedness or any other agreement or instrument by which Seller is bound. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.
(d)    Litigation. To Seller's knowledge, (i) except as set forth on Schedule 9, no investigation, action or proceeding is currently pending against Seller or relating to the Asset for which Seller has been served with service of process, and (ii) Seller has not received any written notice threatening an investigation, action or proceeding against Seller or relating to the Asset that, in the case of this clause (ii), (x) if determined adversely to Seller would materially and adversely affect the use or value of the Asset, or (y) questions the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement.
(e)    Existing Leases and Existing Guaranties. Other than the Existing Leases, Seller has not entered into any lease, license, occupancy or other agreement with respect to the occupancy of the Asset as of the Effective Date that will be binding on Purchaser after the Closing, and, to Seller’s knowledge, no such other lease, license, or occupancy agreement is currently in effect. Seller has made available to Purchaser true, correct and complete copies of the Existing Leases and Existing Guaranties, and except as reflected by such copies, Seller has not modified, amended, restated or supplemented any of the Existing Leases or Existing Guaranties. Schedule

8 accurately lists all of the currently unreturned and unapplied security deposits made by tenants under the Existing Leases. Subject to any Approved New Leases entered into by Seller after the Effective Date pursuant to the terms of this Agreement, no tenant of any portion of the Asset has any option to purchase the Asset or any portion thereof, nor any rights of first refusal to purchase with respect to same.
(f)    Leasing Commissions; Management Agreements. There are no agreements currently in effect relating to the management of the Asset (as opposed to the Project) other than the Management Agreement. There are no Commission Agreements other than Existing Commission Agreements and Commission Agreements approved by Purchaser in connection with Approved New Leases. Except as set forth on Schedule 5, Seller has paid in full all leasing commissions and brokerage fees that have accrued or are due and payable under the Existing Commission Agreements, and no other leasing commissions will become payable in connection with any Existing Lease other than leasing commissions that (A) are due and payable in the future under the Leasing Agreement, (B) may become payable in connection with Approved New Leases, or (C) may become due and payable under the Existing Commission Agreements in connection with any amendments to Leases or expansion, extension or renewal leases.
(g)    Existing Unpaid Tenant Concessions. Other than (i) Existing Unpaid Tenant Concessions and (ii) contingent Tenant Concessions under Existing Leases relating to unexercised options, rights of first offer and rights of first refusal as to the leasing of other space within the Improvements, there are no Tenant Concessions respecting the Existing Leases as of the Effective Date that will remain unsatisfied as of Closing.
(h)    Taxes and Assessments. Except as set forth on Schedule 10, Seller has not filed, and has not retained anyone to file, notices of protest or appeal against real property tax assessments against the Asset, other than protests or appeals that have been finally resolved.
(i)    Compliance with Laws. To Seller's knowledge, except as disclosed in the Due Diligence Material, Seller has received no written notice from any Governmental Authority alleging any violations of law with respect to the Asset that have not been cured.
(j)    Other Agreements. Except for Existing Leases, Existing Guaranties, Existing Commission Agreements, Existing Service Contracts, the Capital Improvements Contracts, the Tenant Work Contracts, the Permitted Exceptions, Seller has not entered into any service contracts, leases, management agreements, brokerage agreements or other agreements or instruments in force or effect that grant to any Person any right, title, interest or benefit in and to all or any part of the Asset or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Asset that will survive the Closing and be binding upon Purchaser thereafter other than those which are terminable upon thirty (30) or fewer days' prior notice without payment of premium or penalty, and, to Seller’s knowledge, no other such service contracts, leases, management agreements, brokerage agreements or other agreements are currently in effect. Except for defaults cured on or before the Effective Date, Seller has not received any written notice of default by Seller under the terms of any Existing Lease, any Existing Guaranty, any Existing Commission Agreement, any Existing Service Contract, any Capital Improvements Contract, any Tenant Work Contract or the Permitted Exceptions, and, to Seller’s knowledge, there are no uncured material defaults by any other party under the Existing Leases, the Existing Guaranties, the Existing Commission Agreements, the Existing Service contracts, the Capital Improvement Contracts, the Tenant Work Contracts or the Permitted Exceptions.
(k)    Seller Not a Foreign Person. Seller is not a "foreign person" that would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.
(l)    Condemnation. No proceeding for taking by condemnation or eminent domain of any part of the Asset is currently pending for which Seller has been served with service of process. To Seller's knowledge, Seller has not received any written notice threatening commencement of any proceeding for taking by condemnation or eminent domain of any part of the Asset.
(m)    Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing.
(n)    ERISA. No Plan Assets. Seller is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
(o)    None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Seller that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.
Seller's representations and warranties in this Section 4.1 shall be deemed remade by Seller as of the Closing Date with the same force and effect as if made on, and as of, such date, provided that (x) Seller may modify such representations and warranties (and, in connection therewith, the schedules and exhibits to this Agreement) by giving notice to Purchaser thereof prior to the Closing Date or by updating such representations and warranties in Seller's Certificate, and (y) to the extent Seller has delivered to Purchaser any Leases, Service Contracts, Commission Agreements, Tenant Work Contracts, Capital Improvements Contracts or other written information with respect to the Asset at any time prior to the second (2nd) Business Day prior to the expiration of the Inspection Period, any provisions of which are materially inconsistent with any of the representations and warranties of Seller under this Agreement, then such representations and warranties shall be deemed modified to conform to such provisions both as of the Effective Date and as of the Closing Date. If Seller so modifies any representation and warranty after the Inspection Period in a way that is materially adverse to Purchaser, Purchaser may elect, as its sole and exclusive remedy, to terminate this Agreement by giving notice thereof to Seller prior to Closing (which may be on the Closing Date). If such termination occurs, Seller and Purchaser shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, shall have no further rights or obligations under this Agreement.
4.2.    As-Is Sale; Release.
(a)    Purchaser acknowledges (i) that Purchaser has entered into this Agreement with the intention of making and relying on its own investigations, inspections and assessments and those, if any, of Purchaser's own consultants and representatives with respect to the physical, environmental, economic and legal condition of the Asset, and (ii) that Purchaser is not relying and shall not rely upon any statements, representations or warranties of any kind (other than those specifically set forth in, and subject to the terms, conditions and limitations of, this Agreement or in any Closing Document executed and delivered by Seller to Purchaser) made, or purported to be made, by Seller or anyone acting or claiming to act on Seller's behalf. Purchaser shall inspect the Asset, be fully familiar with its condition and, subject to the terms and conditions of this Agreement, shall purchase the Asset in its "AS IS" condition, "WITH ALL FAULTS," on the Closing Date.
(b)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, NEITHER SELLER NOR ANY REPRESENTATIVE OF SELLER (INCLUDING BROKER) HAS MADE, AND PURCHASER HAS NOT RELIED AND SHALL NOT RELY (DIRECTLY OR INDIRECTLY) ON, ANY INFORMATION, PROMISE, REPRESENTATION OR WARRANTY CONCERNING OR REGARDING THE ASSET, EXPRESS OR IMPLIED, WHETHER MADE BY SELLER, ON SELLER'S BEHALF BY ANY SELLER REPRESENTATIVE (INCLUDING BROKER) OR OTHERWISE, INCLUDING AS TO THE PHYSICAL CONDITION OF THE ASSET, THE FINANCIAL CONDITION OF THE TENANTS OR GUARANTORS UNDER THE LEASES OR GUARANTIES, TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, PEST CONTROL MATTERS, ENVIRONMENTAL CONDITIONS, SOIL CONDITIONS, LAND USE AND ZONING LAWS, DEVELOPMENT POTENTIAL OF THE REAL PROPERTY OR ANY PORTION THEREOF, REGULATIONS AND ORDERS, PUBLIC OR PRIVATE PERMITS OR APPROVALS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, MARKET DATA, ECONOMIC CONDITIONS OR PROJECTIONS, PAST OR FUTURE ECONOMIC PERFORMANCE OF THE TENANTS OR GUARANTORS OR THE ASSET, AND ANY OTHER INFORMATION PERTAINING TO THE ASSET OR THE MARKET AND PHYSICAL ENVIRONMENTS IN WHICH THE ASSET IS LOCATED.
(c)    NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS TO THE CONTRARY, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, NEITHER SELLER NOR ANY SELLER REPRESENTATIVE (INCLUDING BROKER) HAS MADE, AND SELLER DOES NOT HEREBY MAKE, ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER WHATSOEVER, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE ASSET,

INCLUDING ANY WARRANTY OF CONDITION, MERCHANTABILITY, HABITABILITY OR FITNESS FOR A PARTICULAR USE, OR WITH RESPECT TO THE VALUE, PROFITABILITY, DEVELOPABILITY OR MARKETABILITY OF THE ASSET. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, NEITHER SELLER NOR ANY SELLER REPRESENTATIVE (INCLUDING BROKER) HAS MADE, AND DOES NOT AND SHALL NOT MAKE, ANY REPRESENTATION OR WARRANTY WITH REGARD TO THE CONDITION OR COMPLIANCE OF THE ASSET WITH RESPECT TO ANY ENVIRONMENTAL PROTECTION, HUMAN HEALTH, SAFETY, OR LAND USE LAWS, DEVELOPMENT POTENTIAL OF THE REAL PROPERTY OR ANY PORTION THEREOF, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THOSE PERTAINING TO THE USE, HANDLING, GENERATION, TREATMENT, STORAGE, MANAGEMENT, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES, INCLUDING PETROLEUM PRODUCTS, ASBESTOS, AND LEAD-BASED PAINT, OR PUBLIC OR PRIVATE PERMITS OR APPROVALS. PURCHASER IS PURCHASING THE ASSET IN AN "AS IS" CONDITION, "WITH ALL FAULTS" AND WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER, OTHER THAN AS EXPRESSLY PROVIDED IN, AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF, THIS AGREEMENT AND THE CLOSING DOCUMENTS.
(d)    PURCHASER REPRESENTS AND WARRANTS THAT (I) PURCHASER IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE, (II) PURCHASER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS (AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH CLOSING DOCUMENTS), (A) HAS RELIED AND SHALL RELY SOLELY ON PURCHASER'S OWN EXPERTISE AND THAT OF PURCHASER'S CONSULTANTS IN PURCHASING THE ASSET, AND (B) HAS RELIED AND SHALL RELY SOLELY ON PURCHASER'S OWN KNOWLEDGE OF THE ASSET BASED SOLELY ON PURCHASER'S INVESTIGATIONS AND INSPECTIONS OF THE ASSET, AND (C) ACKNOWLEDGES AND AGREES THAT PURCHASER HAS NOT RELIED ON, AND SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY, ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE ASSET FURNISHED BY SELLER, ANY REAL ESTATE BROKER (INCLUDING BROKER), CONTRACTOR, AFFILIATE, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS THE “AS-IS” NATURE OF THIS SALE AND ANY FAULTS, LIABILITIES, DEFECTS OR OTHER ADVERSE MATTERS THAT MAY BE ASSOCIATED WITH THE ASSET, WHETHER KNOWN OR UNKNOWN. PURCHASER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS, WAIVERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 4.2 ARE AN INTEGRAL PART OF THIS AGREEMENT AND WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE ASSET TO PURCHASER FOR THE PURCHASE PRICE

WITHOUT THE DISCLAIMERS, WAIVERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 4.2. PURCHASER HAS FULLY REVIEWED THE DISCLAIMERS, WAIVERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 4.2 AND ELSEWHERE IN THIS AGREEMENT AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.
(e)    PURCHASER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT: (A) PURCHASER IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION IN RELATION TO SELLER; (B) PURCHASER IS REPRESENTED BY COMPETENT LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT; AND (C) PURCHASER IS PURCHASING THE ASSET FOR BUSINESS, COMMERCIAL, INVESTMENT OR OTHER SIMILAR PURPOSE AND NOT FOR USE AS PURCHASER'S RESIDENCE.
(f)    EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN AND SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT, AND ANY OF THE CLOSING DOCUMENTS, EFFECTIVE AS OF THE CLOSING, PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER (EACH A "RELEASING PARTY") HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLER AND ITS RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, REAL ESTATE BROKERS (INCLUDING BROKER), AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, PARENTS, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASED PARTIES") FROM ANY AND ALL CLAIMS THAT PURCHASER OR ANY SUCH OTHER RELEASING PARTY MAY NOW HAVE OR HEREAFTER ACQUIRE, DIRECT OR INDIRECT, AND WHETHER CONTINGENT, CONDITIONAL OR OTHERWISE, AGAINST ANY OF THE RELEASED PARTIES, AND EACH OF THEM, ARISING FROM OR RELATED TO (A) THE CONDITION (INCLUDING ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS, LATENT OR OTHERWISE, AND THE PRESENCE IN THE SOIL, AIR, STRUCTURES AND SURFACE AND SUBSURFACE WATERS OF MATERIALS OR SUBSTANCES THAT HAVE BEEN OR MAY IN THE FUTURE BE DETERMINED TO BE HAZARDOUS SUBSTANCES OR OTHERWISE TOXIC, HAZARDOUS, UNDESIRABLE OR SUBJECT TO REGULATION AND THAT MAY NEED TO BE SPECIALLY TREATED, HANDLED OR REMOVED FROM THE ASSET UNDER CURRENT OR FUTURE ENVIRONMENTAL LAWS, OR THAT MIGHT AFFECT VALUATION, SALABILITY OR UTILITY OF THE ASSET, OR ITS SUITABILITY FOR ANY PURPOSE WHATSOEVER AS OF OR AT ANY TIME AFTER THE CLOSING DATE, AND (B) ANY INFORMATION FURNISHED BY, ANY STATEMENT MADE BY OR ANY ACT OR OMISSION OF ANY ONE OR MORE OF THE RELEASED PARTIES UNDER OR IN CONNECTION WITH THIS AGREEMENT. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER OR ANY OTHER RELEASING PARTY IS NOW UNAWARE OR WHICH PURCHASER OR ANY OTHER RELEASING PARTY DOES NOT SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER OR ANY OTHER RELEASING PARTY, WOULD MATERIALLY AFFECT THE RELEASE OF SELLER AND THE OTHER RELEASED PARTIES BY THE RELEASING PARTIES. IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER

AND EACH OF THE OTHER RELEASING PARTIES REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER OR ANY OTHER RELEASING PARTY MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND ARE REFLECTED IN THE PURCHASE PRICE, AND THAT EACH OF THE RELEASING PARTIES NEVERTHELESS HEREBY INTENDS TO, EXCEPT AS TO REPRESENTATIONS AND WARRANTIES BY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY OF THE CLOSING DOCUMENTS, SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH CLOSING DOCUMENTS, RELEASE, DISCHARGE AND EXCULPATE SELLER AND THE OTHER RELEASED PARTIES FROM ANY SUCH UNKNOWN CLAIMS.
(g)    PURCHASER ACKNOWLEDGES THAT, AS OF THE CLOSING DATE, PURCHASER WILL HAVE INSPECTED THE ASSET AND OBSERVED ITS PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS AND WILL HAVE HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS AND STUDIES ON AND OF THE ASSET AND ADJACENT AREAS AS PURCHASER DEEMS NECESSARY, AND HEREBY WAIVES ANY AND ALL OBJECTIONS TO, CLAIMS OR COMPLAINTS REGARDING THE ASSET AND ITS CONDITION, INCLUDING FEDERAL, STATE OR COMMON LAW BASED ACTIONS AND ANY PRIVATE RIGHT OF ACTION UNDER STATE AND FEDERAL LAW TO WHICH THE ASSET IS OR MAY BE SUBJECT, INCLUDING ENVIRONMENTAL LAWS, PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS, INCLUDING STRUCTURAL AND GEOLOGIC CONDITIONS, SUBSURFACE SOIL AND WATER CONDITIONS AND SOLID AND HAZARDOUS WASTE AND HAZARDOUS SUBSTANCES ON, UNDER, ADJACENT TO OR OTHERWISE AFFECTING THE ASSET, PROVIDED THAT SUCH WAIVER SHALL NOT BE EFFECTIVE WITH RESPECT TO ANY REPRESENTATION OR WARRANTY BY SELLER THAT IS EXPRESSLY CONTAINED IN THIS AGREEMENT OR ANY CLOSING DOCUMENT SELLER EXECUTES AND DELIVERS TO PURCHASER AT CLOSING, SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH CLOSING DOCUMENTS. EXCEPT AS TO REPRESENTATIONS AND WARRANTIES BY SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY OF THE CLOSING DOCUMENTS, BUT SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS OF THIS AGREEMENT AND SUCH CLOSING DOCUMENTS, PURCHASER FURTHER HEREBY ASSUMES THE RISK OF CHANGES IN APPLICABLE LAWS AND REGULATIONS RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS ON THE ASSET AND THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATION.
(h)    PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT, GIVEN THE CLIMATE AND HUMID CONDITIONS IN THE STATE OF GEORGIA, FUNGI, MOLD AND MILDEW MAY EXIST OR DEVELOP WITHIN THE ASSET. PURCHASER

ASSUMES, AS OF CLOSING, ALL RISK, KNOWN AND UNKNOWN, ASSOCIATED WITH THE EXISTENCE OF FUNGI, MOLD OR MILDEW ON, AT, IN ABOUT OR THROUGHOUT THE ASSET OR ANY PORTION THEREOF.
(i)    THE PROVISIONS OF THIS SECTION 4.2 SHALL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT, AS APPLICABLE, WITHOUT ANY LIMITATION ON THE PERIOD OF SUCH SURVIVAL OF THIS SECTION 4.2. EACH PERSON BENEFITTING FROM THE PROVISIONS OF THIS SECTION 4.2 (INCLUDING ALL OF THE RELEASED PARTIES) ARE, AND ARE INTENDED TO BE, THIRD PARTY BENEFICIARIES OF THIS SECTION 4.2.
4.3.    Knowledge Defined. All references in this Agreement and the Seller's Certificate to the "knowledge of Seller," "Seller's knowledge" or words of like effect shall refer only to the actual, conscious knowledge, without any obligation of due inquiry or investigation of the Seller Knowledge Parties, and no others, as of the date such representation and warranty is made. Seller represents and warrants to Purchaser that the Seller Knowledge Parties are officers of Seller. The Seller Knowledge Parties have not performed, and are not obligated to perform, any investigation or review of any files or other information in the possession of Seller or its agents, or to make any inquiry of any Persons, or to take any other action in connection with the representations and warranties of Seller set forth in this Agreement. The term "knowledge of Seller," "Seller's knowledge" or words of like effect shall not be construed, by imputation or otherwise, to refer to the knowledge of any Affiliate of Seller, or to any other partner, member, shareholder, beneficial owner, director, officer, agent, manager, representative, employee, attorney or consultant of Seller, Seller's direct or indirect beneficial owners or any of their respective Affiliates, or to impose on any individual named above any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Purchaser acknowledges that the Seller Knowledge Parties are named solely for the purpose of defining and narrowing the scope of Seller's knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals, or either of them, to Purchaser. Purchaser shall not bring any action of any kind against the Seller Knowledge Parties, or either of them related to or arising out of the representations and warranties made in this Agreement, the Closing Documents or otherwise. The provisions of this Section 4.3 shall survive the Closing or any earlier termination of this Agreement, as applicable.
4.4.    Representations and Warranties of Purchaser. Purchaser makes the following representations and warranties to Seller as of the Effective Date:
(a)    Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited partnership under the laws of the State of Delaware. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Asset in accordance with the terms and conditions of this Agreement.
(b)    Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, including, without limitation, Purchaser's obligations under this Agreement with respect to the Earnest Money. Upon the execution and delivery of any document to be delivered by Purchaser at or prior to the Closing, this Agreement and each such document will constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)    No Violations. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions of this Agreement, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, lease, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Purchaser, nor the performance of the obligations of Purchaser hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Purchaser or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Purchaser is bound.
(d)    Litigation. To Purchaser's knowledge, no investigation, action or proceeding is currently pending against Purchaser or relating to the Asset for which Purchaser has been served with service of process that satisfies any of clauses (i), (ii), or (iii) below in this Section 4.4(d). To Purchaser's knowledge, Purchaser has not received any written notice threatening an investigation, action or proceeding against Purchaser or relating to the Asset that (i) if determined adversely to Purchaser would materially and adversely affect the use or value of the Asset, (ii) questions the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement, or (iii) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
(e)    No Plan Assets. Purchaser is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Purchaser that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.
The representations and warranties made in this Agreement by Purchaser shall be deemed remade by Purchaser as of the Closing Date, with the same force and effect as if made on, and as of, such date, provided that Purchaser may modify such representations and warranties by giving notice to Seller thereof prior to the Closing Date or by updating such representations and warranties in Purchaser's Certificate. If Purchaser so modifies any representation and warranty in a way that is materially adverse to Seller, Seller may elect to terminate this Agreement by giving notice thereof to Purchaser prior to Closing (which may be on the Closing Date). If such termination occurs, Seller and Purchaser shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, shall have no further rights or obligations under this Agreement.
4.5.    Joint Representation and Warranty. The Parties and their respective direct owners (other than shareholders if a party is a publicly-traded company), managers, general partners, directors and officers (“Covered Parties”) are in compliance with all applicable money laundering laws and regulations including (to the extent applicable), without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. Section 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any executive order relating thereto. The Parties each represent and warrant to, and covenant with each other that (i) none of their respective Covered Parties currently are, or shall be at any time during the term hereof, in violation of any applicable Laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and regulations of the U.S. Treasury Department's Office of Foreign Assets Control (OFAC) related to Specially Designated Nationals and Blocked Persons (SDN’s) (OFAC Regulations), and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”); and (ii) none of their respective Covered Parties is or shall be during the term hereof a “Prohibited Person” which is defined as a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as an SDN on the then-most current list published by OFAC at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf or at any replacement website or other replacement official publication of such list.
ARTICLE 5.
PRE-CLOSING OBLIGATIONS
5.1.    General Operation of Asset. During the pendency of this Agreement, Seller shall, subject to the remaining Sections of this Article 5: (a) continue to operate the Asset in a manner substantially consistent with Seller's past practices; (b) maintain on the Real Property and Improvements property and casualty insurance currently in effect for the Property, or comparable coverage having substantially similar limits and deductibles; (c) not solicit or enter into any other agreement to sell all or a portion of the Asset, and (d) not grant or permit any new encumbrances upon title to the Asset that will survive Closing without the prior written consent of Purchaser; provided, however, the parties acknowledge and agree that actions or performances of Seller to comply or continue to comply with the obligations or duties of Seller as “Landlord” under, or not to violate the terms and conditions of, any Existing Leases are expressly accepted, authorized and permitted hereunder.
5.2.    Future Leases and Tenant Concessions.

(a)    Approved New Leases. During the pendency of this Agreement, Seller shall not enter into any lease or other occupancy agreement affecting the Asset or modify, amend or terminate any of the Existing Leases or Existing Guaranties in any material respect, without Purchaser's prior written consent in each instance, which consent (i) Purchaser shall not unreasonably withhold, condition or delay prior to the expiration of the Inspection Period, and after the Inspection Period has expired, may grant or withhold in Purchaser's sole discretion, and (ii) in any event, shall be deemed given if Purchaser fails to give Seller notice of its grant or withholding of such consent within three (3) Business Days after Purchaser's receipt of Seller's request therefor. Notwithstanding the foregoing, Seller may, without Purchaser's consent, (A) modify or amend any Existing Lease, or enter into a lease or other agreement, as necessary to effect any expansion, renewal or extension option, or right of first refusal on other leased space within the Asset or similar right to which a tenant is entitled under any Lease, including any right of a tenant to terminate the lease (provided, however, that, in the case of a right of first refusal or similar right, Seller shall obtain Purchaser's prior approval of any offer submitted by Seller to such tenant), and (B) execute and deliver to any tenant such estoppel certificates as Seller may, under the provisions of the applicable Lease, be required to deliver to such tenant as a condition to such tenant's obligation to execute and deliver a Tenant Estoppel Certificate. Any request by Seller for Purchaser's approval of a proposed modification, amendment or new Lease shall not be effective unless such request is accompanied by a copy of the proposed modification, amendment or new Lease, as applicable, and includes a description of any Tenant Concessions (and copies, to the extent available, of any Commission Agreements) associated therewith ("New/Modified Lease Approval Package"). Any new Lease or renewal, expansion, amendment or other modification of an Existing Lease entered into by Seller in accordance with this Section 5.2(a) shall constitute an "Approved New Lease".
(b)    Assumption of Approved New Leases at Closing. Purchaser shall assume, at Closing: (i) Approved New Leases and all obligations of Seller under Approved New Leases, including Tenant Concessions arising out of Approved New Leases; (ii) obligations of Seller to pay leasing commissions in connection with any Approved New Lease or in connection with any new leases or renewals of, or expansions under, Existing Leases entered into after Closing (for avoidance of doubt, the term "leasing commissions" includes compensation in connection with procurement of a lease, whether or not described as commissions); and (iii) commission agreements executed in connection with any Approved New Lease.
(c)    Approved New Lease Expenses. Purchaser shall reimburse Seller at Closing for all reasonable attorneys' fees and other expenses incurred by Seller in connection with any Approved New Leases, including any related Tenant Concessions and leasing commissions paid by Seller prior to Closing. For any new lease or proposed modification or amendment of an Existing Lease as to which a New/Modified Lease Approval Package is provided to Purchaser and that is executed by Purchaser during the period commencing at Closing and ending on the date that is ninety (90) days after the Closing Date (even if on terms different from the terms set forth in the New/Modified Lease Approval Package), Purchaser shall reimburse to Seller, promptly following such execution, the expenses and costs, including reasonable attorneys' fees, actually incurred by Seller after the Effective Date and prior to Closing in procuring such new lease, amendment or modification. Purchaser's reimbursement obligation under this Section 5.2(c) shall survive the Closing.

5.3.    New Tenant Work Contracts. Prior to Closing, Seller may enter into new tenant work contracts respecting Leases without Purchaser's consent thereto or approval thereof. Seller shall promptly notify Purchaser of any tenant work contract entered into by Seller after the Effective Date. However, Purchaser shall not be obligated hereunder to assume any such new tenant work contract unless such has been approved by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed by Purchaser if requested prior to the expiration of the Inspection Period. Moreover, Purchaser shall be deemed to have approved such tenant work contract unless Purchaser otherwise notifies Seller it is withholding such consent within three (3) Business Days after Purchaser's receipt of Seller's notice of the tenant work contract. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have approved any tenant work contract that (a) is entered into by Seller for tenant improvements to be constructed by landlord pursuant to the terms and conditions of an Approved New Lease, or (b) with respect to which Purchaser receives a credit at Closing for all of Seller's costs thereunder that remain unpaid as of Closing. Seller shall promptly provide to Purchaser a copy of any such tenant work contract hereafter entered into by Seller.
5.4.    Service Contracts.
(a)Service Contracts to be Terminated by Seller. Prior to the expiration of the Inspection Period, Purchaser shall notify Seller of the Existing Service Contracts, if any, that Purchaser desires Seller to terminate at Closing (the "Service Contract Notice"). Seller shall, at no cost, liability or expense to Purchaser, cause to be terminated, at Closing (subject to Section 5.4(c)): (i) all Existing Service Contracts identified in the Service Contract Notice; (ii) Existing Service Contracts with Affiliates of Seller (excluding leasing commission agreements in which an Affiliate of Seller represents the tenant), whether or not such Existing Service Contracts are identified in the Service Contract Notice; and (iii) the Management Agreement; provided, however, that Seller shall have no obligation hereunder to terminate: any Existing Service Contracts with counterparties that are not Affiliates of Seller and the termination of which requires Seller to give more than thirty (30) days' prior notice thereof or pay a fee, premium, penalty or other form of early termination compensation therefor. In addition, Seller may, at its option, request that any vendor under an Existing Service Contract enter into a Replacement Contract with Purchaser at Closing, and if such vendor is willing to do so and Seller delivers such Replacement Contract to Purchaser at least seven (7) Business Days before Closing, then (x) Seller may terminate such Service Contract at Closing, and (y) Purchaser shall execute at Closing such Replacement Contract with respect to any Existing Service Contract not listed in the Service Contract Notice. As to any Existing Service Contract under which the consent of the vendor or service provider thereunder is required for any assignment thereof, Seller does not represent, warrant or covenant that such consent will be provided.Service Contracts to be Assumed by Purchaser. Purchaser shall assume all obligations arising from and after the Closing Date under any and all Existing Service Contracts that Seller is not required to terminate pursuant to Section 5.4(a), taking into account any credits or prorations to be made pursuant to Article 7, other than those Existing Service Contracts for which Purchaser enters or is obligated to enter into a Replacement Contract in lieu thereof.
(b)Service Contracts to be Terminated after Closing. If Purchaser does not give Seller the Service Contract Notice more than thirty (30) days prior to Closing, then Seller shall have until thirty (30) days following the date of Seller's receipt of the Service Contract Notice, if given prior to Closing, to cause the termination of any Existing Service Contracts required to be terminated by Seller pursuant to Section 5.4(a) to become effective, and Purchaser shall give Seller a credit at Closing in the amount of the per diem cost incurred Seller by Seller under each such Existing Service Contract for each day occurring after Closing until the period ending thirty (30) days following Closing.
(c)New Service Contracts. During the pendency of this Agreement, Seller shall not enter into any new Service Contract, or modify, amend, renew or extend any Existing Service Contract, that in either case will be an obligation affecting the Asset subsequent to the Closing without Purchaser's prior written consent in each instance (which consent Purchaser shall not unreasonably withhold, condition or delay if requested prior to the expiration of the Inspection Period), provided that Seller may without Purchaser's prior consent enter into Service Contracts in the ordinary course of business that are terminable without cause (and without penalty or premium) on 30 days (or less) notice and Service Contracts and amendments to Existing Service Contracts entered into in the event of an emergency requiring prompt action to avoid or reduce risk to Person or property.
5.5.    Estoppel Certificates.
(a)    Tenant Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain executed Tenant Estoppel Certificates from all tenants under Existing Leases for office or retail space. For the avoidance of doubt, Seller shall not be required to use any efforts to obtain any estoppel certificate with regard to any license agreement regarding rooftop communications or the use of parking amenities or with respect to any Lease that is primarily for the lease of storage space within the Asset.
(b)    Other Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain an estoppel certificate with respect to the Declaration (the "Declaration Estoppel"), substantially the form attached as Exhibit Q. Without limiting the generality of the foregoing, Seller shall deliver the completed form of Declaration Estoppel to the declarant under the Declaration no later than two (2) Business Days after the Effective Date.
Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in no event shall Purchaser's receipt of any estoppel certificate listed in this Section 5.5(b) be a condition precedent to any of Purchaser's obligations under this Agreement, nor shall failure to obtain any such estoppel certificate be a breach or default of or by Seller under this Agreement.
(c)    Effect of Disclosures in Estoppel Certificates. If any estoppel certificate provided to Purchaser pursuant to this Agreement contains statements confirming any of Seller's representations or warranties set forth herein, then Seller shall be deemed not to have made such representations or warranties with respect to all periods through the date on which such estoppel certificate was executed by such tenant; provided, however, that this sentence shall not apply to limit the effect of any representations or warranties of Seller with respect to the existence or scope of any Tenant Concessions including any Existing Unpaid Tenant Concessions. If any estoppel certificate received by Purchaser prior to Closing contains statements or allegations that a default or potential default exists on the part of Seller under an Existing Lease or Declaration or contains information inconsistent with any representations of Seller contained in this Agreement such that one or more of the conditions set forth in Sections 6.1(a), (b) or (c) would not be satisfied, and Purchaser elects to waive such condition and close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such estoppel certificate shall be deemed acceptable for purposes of Section 6.3, notwithstanding the existence of such allegations, statements or information, and Seller shall have no liability to Purchaser hereunder with respect to the existence of matters set forth in such allegations, statements or information. The foregoing two sentences shall survive the Closing or earlier termination of this Agreement, as applicable.
ARTICLE 6.
CONDITIONS TO CLOSING
6.1.    Conditions Precedent to Purchaser's Obligations. The obligations of Purchaser to consummate the transaction contemplated under this Agreement are conditioned on the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which Purchaser may waive in its sole discretion by notice to Seller at or prior to the Closing Date:
(a)    Seller has delivered to Purchaser all of the items required to be delivered by Seller to Purchaser pursuant to Section 7.1;
(b)    Seller has performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement;
(c)    All representations and warranties of Seller as set forth in this Agreement are true and correct in all material respects as of the Effective Date and as of Closing, without material modification; provided that Seller shall have the right to update as of the Closing Date any representations and warranties pursuant to Section 4.1;
(d)    The Tenant Estoppel Condition has been satisfied; and
If Purchaser is not in default under this Agreement and any of the conditions in this Section 6.1 has not been satisfied or otherwise waived in writing by Purchaser as of the Scheduled Closing Date (determined without giving effect to any prior extension of the Scheduled Closing Date pursuant to this Section 6.1) for reasons other than Purchaser's default, then Purchaser may terminate this Agreement by giving notice thereof to Seller prior to the Closing; provided, that, Purchaser has first notified Seller of such failure of condition (which notice shall detail such failure of condition) and such failure of condition remains uncured for: (i) with respect to a failure of the condition set forth in Subsection 6.1(a), one (1) Business Day after such notice, (ii) with respect to a failure of the Tenant Estoppel Condition, the Scheduled Closing Date, as such may be extended pursuant to Section 6.3(c), and (iii) with respect to a failure of any other condition set forth in Section 6.1, five (5) Business Days after such notice (the Scheduled Closing Date to be extended to afford the applicable cure period). In a termination by Purchaser pursuant to the foregoing sentence, Seller and Purchaser each shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser, and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, Seller and Purchaser shall have no further rights or obligations under this Agreement.
6.2.    Conditions Precedent to Seller's Obligations. The obligations of Seller to consummate the transaction contemplated under this Agreement shall in all respects be conditioned on the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Seller in its sole discretion by notice to Purchaser at or prior to the Closing Date:
(a)    Purchaser has delivered the Purchase Price, as adjusted pursuant to the terms and conditions of this Agreement, to Escrow Agent and has directed Escrow Agent to disburse the sums so received by Escrow Agent in the amount and in the manner provided for in this Agreement;
(b)    Purchaser has delivered to Seller all of the items required to be delivered to Seller pursuant to Section 7.2;
(c)    Purchaser has performed, in all material respects, all covenants, agreements and undertakings of Purchaser contained in this Agreement; and
(d)    All representations and warranties of Purchaser as set forth in this Agreement are true and correct in all material respects as of the Effective Date and as of Closing, without material modification.
If Seller is not in default under this Agreement and any of the conditions in this Section 6.2 has not been satisfied (or otherwise waived in writing by Seller) as of the Scheduled Closing Date (as determined without giving effect to any prior extension of the Scheduled Closing Date pursuant this Section 6.2, notwithstanding anything to the contrary herein) for reasons other than Seller's default, then Seller may terminate this Agreement by notice to Purchaser given prior to the Closing; provided, that Seller has first notified Purchaser of such failure of condition (which notice shall detail such failure of condition), and such failure of condition remains uncured for: (i) with respect to a failure of either of the conditions set forth in Subsections 6.2(a)-(b), one (1) Business Day after such notice, and (ii) with respect to a failure of any other condition set forth in Section 6.2, five (5) Business Days after such notice (the Scheduled Closing Date to be extended to afford the applicable cure period). In the event of any termination by Seller pursuant to a failure of a condition in this Section 6.2 that does not involve a default by Purchaser of the type described and governed by Section 8.1, Seller and Purchaser each shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, shall have no further rights or obligations under this Agreement.
6.3.    Tenant Estoppel Certificates.
(a)    Major Tenant Estoppel Certificates. As a condition precedent to Purchaser's obligation to consummate the transaction contemplated under this Agreement, Purchaser shall have received executed "acceptable" (as hereinafter described) estoppel certificates (the "Tenant Estoppel Certificates"), from each of the Major Tenants (the "Tenant Estoppel Certificates"; the foregoing condition precedent to deliver Tenant Estoppel Certificates for each of the Major Tenants, the "Tenant Estoppel Condition"). An estoppel certificate that is executed by the applicable tenant and is either substantially in the form attached as Exhibit D (except as otherwise provided herein) (the "Form Tenant Estoppel Certificate") or the form of estoppel certificate, if any, attached to the applicable existing Lease, with all blanks completed consistent with the manner in which such form was submitted to such tenant, shall be deemed an “acceptable” Tenant Estoppel Certificate; provided, however, the following shall apply:
(i)    any such Tenant Estoppel Certificate must be dated no earlier than the later of (a) forty-five (45) days prior to the Closing, and (b) November 17, 2016;
(ii)    a Tenant Estoppel Certificate executed by a tenant that otherwise would be deemed acceptable shall not be deemed an unacceptable Tenant Estoppel Certificate for purposes of this Section 6.3 because (1) it contains the qualification by the tenant of any statement as being to its knowledge or as being subject to any similar qualification; or (2) it fails to contain all of the statements set forth in the Form Tenant Estoppel Certificate so long as such Tenant Estoppel Certificate: (x) contains all information required to be provided under the terms of the Existing Lease applicable thereto and (y) does not disclose any default by the landlord beyond applicable notice and cure periods, any unpaid amounts or unperformed or unsatisfied Tenant Concessions owing by the landlord (other than all or a portion of Existing Unpaid Tenant Concessions set forth on Schedule 5), unless Seller (at its option, without obligation) agrees to give Purchaser a credit therefor against the Purchase Price, any material lease documents not included in the Due Diligence Material, or any information inconsistent with the form sent to the tenant for signature; or (3) both (1) and (2) above apply thereto; and
(iii)    a Tenant Estoppel Certificate executed by a tenant that reflects a default by the landlord or tenant beyond applicable notice and cure periods, any unpaid amounts or unperformed or unsatisfied Tenant Concessions owing by the landlord (other than all or a portion of Existing Unpaid Tenant Concessions set forth on Schedule 5) unless Seller (at its option, without obligation) agrees to give Purchaser a credit therefor against the Purchase Price; any material claim by a tenant with respect to the landlord under the Lease in question; any material lease documents not included in the Due Diligence Material or information that is materially adverse to Purchaser or materially and adversely inconsistent with (A) the Due Diligence Material, (B) the form sent to the tenant for signature (unless in a form complying with such tenant's lease) or (C) the representations of Seller contained in this Agreement, shall not be deemed an acceptable Tenant Estoppel Certificate unless Purchaser otherwise elects to accept such Tenant Estoppel Certificate. Furthermore, if Seller delivers to Purchaser an executed Tenant Estoppel Certificate that does not meet the foregoing requirements for an acceptable Tenant Estoppel Certificate, and Purchaser does not object to such Tenant Estoppel Certificate by notice to Seller (1) within three (3) Business Days after Purchaser receives such executed Tenant Estoppel Certificate, with respect to any such Tenant Estoppel Certificate delivered to Purchaser on before the date that is three (3) Business Days prior to the Closing Date, or (2) at or prior to Closing, with respect to any such Tenant Estoppel Certificate delivered to Purchaser after the date that is three (3) Business Days prior to the Closing Date, as applicable, then in any such event, such Tenant Estoppel Certificate shall be deemed acceptable for purposes of this Section 6.3.
Moreover, if any tenant is, by the terms of its Lease, deemed to have delivered an estoppel certificate and is therefore bound by the statements set forth therein notwithstanding such tenant's failure to actually deliver such estoppel certificate, then the estoppel certificate so deemed to have been delivered shall be "acceptable" for purposes of this Section 6.3.
(b)    Seller shall use reasonable efforts to obtain a Tenant Estoppel Certificate as to the existing Lease with the United States of America (as to Suites 550 and 1950) on the form titled “Notice of Assignment of Claims”, but the delivery of such shall not be a condition precedent to any of Purchaser’s obligations under this Agreement, nor shall failure to obtain any such be a breach or default of or by Seller under this Agreement.
(c)    Extension of Scheduled Closing Date; Right of Purchaser to Terminate. If the Tenant Estoppel Condition has not been satisfied as of the Business Day immediately preceding the Scheduled Closing Date, then either Purchaser or Seller may, by notice to the other party given on or before the date that is the Scheduled Closing Date (but only once during the term of this Agreement) elect to extend the Scheduled Closing Date for a period not to exceed thirty (30) days in order for Seller and Purchaser to continue efforts to obtain the necessary Estoppel Certificates, in which event the Scheduled Closing Date shall be the date that is the earlier of (i) thirty (30) days following the Scheduled Closing Date, as determined on the date such notice of extension is given pursuant to this subsection (c), and (ii) five (5) Business Days following the date on which either party gives notice to the other that the Tenant Estoppel Condition has been satisfied. If the Tenant Estoppel Condition has not been satisfied as of 5:00 p.m. Eastern Time on the Business Day immediately preceding the Scheduled Closing Date, and the Scheduled Closing Date is not, or may not be, extended pursuant to this subsection (c), then Purchaser may, by notice to Seller given on the Scheduled Closing Date, terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party shall have any further rights or obligations under this Agreement, except for those that expressly survive termination of this Agreement. If Purchaser does not elect to terminate this Agreement by giving such notice, Purchaser shall be deemed to have irrevocably elected to purchase the Asset notwithstanding Seller's inability to provide the required Tenant Estoppel Certificates and to have waived the Tenant Estoppel Condition.
6.4.    Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, each of Purchaser and Seller may elect in writing to waive the benefit of any such condition in such waiving party's favor and set forth in Section 6.1 (including its incorporation of the conditions of Section 6.3) or Section 6.2, respectively. By closing the Transaction, Purchaser and Seller shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Sections 6.1, 6.2 and 6.3, respectively.
6.5.    SNDA’s. Purchaser may request that Seller cooperate with Purchaser in obtaining a Subordination, Non-Disturbance and Attornment Agreement (an “SNDA”) from each of the tenants under the Leases, and upon such request Seller will so cooperate with Purchaser; provided, however, that the procurement or delivery of any such SNDA’s shall not be a condition precedent to any of Purchaser’s obligations under this Agreement, nor shall failure to obtain any such SNDA be a breach or default of or by Seller under this Agreement. Without limiting the generality of the foregoing, Seller hereby agrees to deliver SNDAs to each of the Major Tenants within two (2) Business Days of Seller’s receipt from Purchaser of the SNDA form prepared by Purchaser for such Major Tenant.
ARTICLE 7.
CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS
7.1.    Seller's Closing Deliveries. Seller shall deliver to Purchaser at Closing the following original documents, in each case, to the extent required by the form thereof, duly executed by Seller and acknowledged, witnessed and notarized:
(a)    Deeds. One (1) counterpart of a Limited Warranty Deed, in the form attached as Exhibit F, pertaining to the real property assets comprising a part of the Asset and made subject to Permitted Exceptions only (the "Limited Warranty Deed"), together with such information as shall be necessary for the Title Company to complete and file a Form PT-61, and if the legal description set forth in Purchaser’s final update to the Current Survey differs from the legal description attached hereto as Exhibit A, a quitclaim deed in a form reasonably acceptable to Purchaser and Seller quitclaiming Seller’s interest in the legal description set forth in such update to the Current Survey (the “Quitclaim Deed” and, together with the Limited Warranty Deed, the “Deeds”);
(b)    Bill of Sale. Two (2) counterparts of a bill of sale, in the form attached as Exhibit G, pertaining to the Personal Property (the "Bill of Sale");
(c)    Assignment and Assumption of Leases, Guaranties, and Security Deposits. Two (2) counterparts of an Assignment and Assumption of Leases, Guaranties and Security Deposits, in the form attached as Exhibit H (the "Assignment and Assumption of Leases");
(d)    Assignment and Assumption of Contracts. Two (2) counterparts of an Assignment and Assumption of Contracts, in the form attached as Exhibit I (the "Assignment and Assumption of Contracts");
(e)    General Assignment. Two (2) counterparts of an assignment, in the form attached as Exhibit J, pertaining to the Intangible Property (the "General Assignment");
(f)    Seller's Settlement Statement. Two (2) counterparts of a settlement statement approved and signed by Seller showing the Purchase Price, the Earnest Money and all prorations, credits and allocations required under this Agreement;
(g)    Seller's Affidavit; Lien Waivers and Lien Indemnity. An owner's affidavit in favor of the Title Company, substantially in the form attached as Exhibit K, together with the Lien Waivers and Lien Indemnity;

(h)    Seller's Certificate. A certificate, in the form attached as Exhibit L ("Seller's Certificate");
(i)    FIRPTA Affidavit. A FIRPTA Affidavit in the form attached as Exhibit M; and either (i) an affidavit required by the laws of the State of Georgia of Seller's residence (or the residence of Seller's parent if Seller is a "disregarded entity" for federal income tax purposes) in the form attached as Exhibit M-1, or (ii) an Affidavit of Seller's Gain in the form attached as Exhibit M-2 (the sum required to be remitted to the State of Georgia based upon the Affidavit of Seller's Gain, if applicable, will be withheld from Seller's Purchase Price proceeds and deposited with Escrow Agent at Closing for remittance by Escrow Agent to the State of Georgia);
(j)    1099-S. A 1099-S executed by Seller in the form attached as Exhibit O;
(k)    Evidence of Authority. Such documentation as may reasonably be required by the Title Company to establish that the execution and delivery of the Closing Documents to be executed and delivered by Seller have been duly authorized and the incumbency of the officer(s) acting on behalf of Seller; and
(l)    Other Documents. Such other documents as are reasonably requested by Purchaser's counsel to effectuate the express purposes and intent of this Agreement, so long as the same does not create or expand any liability of Seller except as expressly contemplated herein.
Additionally, Seller shall make the following items available to Purchaser at the office of the property manager located at the Asset and may accomplish delivery thereof by delivery of possession of the Asset:
(u)    Surveys and Plans. Such surveys, site plans, plans and specifications, and other similar matters relating to the Asset as are in the possession of Seller to the extent not previously delivered to Purchaser (excluding the Proprietary Materials);
(v)    Leases and Guaranties. To the extent the same are in Seller's possession, original executed counterparts of the Leases and Guaranties;
(w)    Estoppel Certificates. If not delivered at or prior to Closing, all originally executed Estoppel Certificates obtained by Seller, to the extent in Seller's possession;
(x)    Notices of Sale to Tenants. A notice, in form and content reasonably satisfactory to Seller and Purchaser (the "Tenant Notices of Sale"), notifying the respective tenants under the Leases of the sale of the Asset;
(y)    Notices of Sale to Service Contractors and Leasing Agents. Notices in the form attached as Exhibit N (collectively, the "Other Notices of Sale"); and
(z)    Keys and Records. All of the keys to any door or lock for the Improvements and the original tenant files and other books, records and files (excluding any Proprietary Materials) relating to the Asset in Seller's possession.

7.2.    Purchaser's Closing Deliveries. Purchaser shall deliver to Seller at Closing the following documents, in each case, to the extent by the form thereof, duly executed by Purchaser and acknowledged, witnessed and notarized:
(a)    Bill of Sale. Two (2) counterparts of the Bill of Sale;
(b)    Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases;
(c)    Assignment and Assumption of Contracts. Two (2) counterparts of the Assignment and Assumption of Contracts;
(d)    General Assignment. Two (2) counterparts of the General Assignment;
(e)    Purchaser's Settlement Statement. Two (2) counterparts of a settlement statement approved and signed by Purchaser showing the Purchase Price, the Earnest Money and all prorations, credits and allocations required under this Agreement;
(f)    Purchaser's Certificate. Two (2) counterparts of a certificate in the form attached as Exhibit P ("Purchaser's Certificate");
(g)    Evidence of Authority. Such documentation as may reasonably be required by the Title Company to establish that the execution and delivery of the Purchase Price and the Closing Documents to be executed and delivered by Purchaser have been duly authorized and the incumbency of the officer(s) acting on behalf of Purchaser; and
(h)    Other Documents. Such other documents as are reasonably requested by Seller's counsel to effectuate the express purposes and intent of this Agreement, so long as the same does not create or expand any liability of Purchaser except as expressly contemplated herein.
7.3.    Closing Costs.
(a)Seller's Expenses. Seller shall pay, at or before Closing, for the following costs and expenses associated with this Agreement and the Closing: (i) one-half of the escrow and closing fees charged by Escrow Agent; (ii) the cost of the Current Survey, but not any costs of any revisions thereto or updates thereof required by Purchaser, (iii) all costs of the Title Commitment and related title examination costs for the initial delivery of the Title Commitment; (iv) any premiums for owner’s (but not lender’s) title insurance, excluding any endorsements thereto; (v) the cost of recording the Deeds; (vi) transfer taxes payable under the laws of the State of Georgia upon the recording of the Deeds; (vii) the costs of Curing any Monetary Objections or other Valid Objections that Seller elects to Cure in accordance with this Agreement, including the costs of recording any releases or terminations in connection therewith; and (viii) except as otherwise expressly provided herein, all other costs and expenses incurred by Seller in connection with this Agreement including Seller's attorneys' fees.
(b)Purchaser's Expenses. Purchaser shall pay for (or to the extent already paid for by Seller, reimburse Seller for) the following costs and expenses associated with this Agreement and the Closing (collectively, "Purchaser's Expenses"): (i) all costs of any revisions to or updates of the Current Survey; (ii) one-half of the escrow and closing fees charged by Escrow Agent; (iii) the costs of Purchaser’s acquisition financing, including the costs to record any deed to secure debt and/or other security instruments in favor of Purchaser’s lender and any premiums and other fees for lender’s title insurance, including any endorsements thereto, (iv) any premiums and other fees for endorsements to Purchaser’s owner's title insurance; and (v) except as otherwise expressly provided herein, all other costs and expenses incurred by Purchaser in connection with this Agreement, its inspection of the Asset and the Closing, including Purchaser's attorneys' fees. Purchaser shall pay Purchaser's Expenses (A) if the Closing occurs, at or before Closing, or (B) if the Closing does not occur and Seller would otherwise incur such costs, within five (5) Business Days following Seller's demand therefor.
(c)Attorneys' Fees. Except with respect to any Claims for which a Party has agreed to indemnify the other Party (or any other Person) pursuant to this Agreement, each Party shall pay all attorneys' fees incurred by such Party in connection with the negotiation and review of this Agreement, the review of any Due Diligence Material and the Closing.
7.4.    Prorations and Credits. The items in this Section 7.4 shall be prorated or credited between Seller and Purchaser as of 11:59 p.m. Eastern Time on the Closing Date, as follows, so that Seller receives all income and pays all operating expenses through the Closing Date, and Purchaser receives all income and pays all operating expenses after the Closing Date, except as otherwise expressly provided herein.
(a)    Taxes and Private Assessments.
(i)    Proration. All general and special real estate taxes and assessments, personal property taxes and assessments, and private association assessments or other assessments under any declaration of covenants or easements that is a Permitted Exception and imposed by any governmental authority or private body with respect to the Asset (or any component thereof) (collectively, "Taxes") for the year in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing Date based on the parties' respective period of ownership during such tax or assessment period. If the Closing occurs prior to Seller's receipt of the bill for the tax or assessment year or other applicable tax or assessment period in which the Closing occurs, (i) Taxes shall be prorated for such tax or assessment year or other applicable tax or assessment period based upon the bill for the prior tax or assessment year or other applicable tax or assessment period, and (ii) within thirty (30) days after Purchaser’s receipt of final bills for Taxes for the tax or assessment year or other applicable tax or assessment period in which Closing occurs, Purchaser shall prepare and present to Seller a calculation of the re-proration of such Taxes based upon the actual amount of such Taxes for such tax or assessment year or other applicable tax or assessment period.
(ii)    Payment of Taxes. To the extent Taxes for the tax or assessment year or other applicable tax or assessment period in which the Closing occurs have been paid by Seller prior to the Closing Date, then Purchaser shall pay Seller, at Closing, Purchaser's prorated share of such Taxes; otherwise, Purchaser shall (i) receive a credit against the

Purchase Price for Seller's prorated share of the Taxes, as determined as of the Closing Date in accordance with Section 7.4(a)(i), and (ii) be responsible for paying such Taxes, regardless of whether the bill for such Taxes is sent to Purchaser. To the extent Taxes are to be reprorated by Purchaser and Seller pursuant to Section 7.4(a)(i), then Purchaser and Seller shall make an appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser's calculation and appropriate back-up information. If Taxes for the tax or assessment year or other applicable tax or assessment period in which the Closing occurred are appealed, and Purchaser (or its successors or assigns) receives a refund or credit as a result thereof, then (A) Purchaser shall pay to Seller the prorated portion of such refund or credit that is attributable to Seller's period of ownership of the Asset (after first deducting from such refund or credit all costs and expenses incurred by each party in obtaining such refund or credit), by no later than thirty (30) days after the date of determination of such refund or credit; and (B) Seller and Purchaser shall each be obligated to pay the portion of any amount of such refund or rebate required to be paid to a tenant under a Lease in accordance with its respective period of ownership of the Asset for such tax year, and if Purchaser pays to a tenant Seller’s share of such refund or rebate, then Purchaser shall be entitled to prompt reimbursement thereof from Seller.
(iii)    Tax Appeals. Seller reserves the right to (A) contest any taxes, assessments or reassessments of the Real Property and Improvements (or any portion thereof) that relate to all or any portion of the tax or assessment year or other tax or assessment period in which the Closing occurs and all prior tax or assessment periods; (B) attempt to obtain a refund for any Taxes previously paid by Seller; and (C) meet with governmental officials in connection with (A) or (B) immediately above; however, if Seller undertakes any of the foregoing, Seller shall notify, and coordinate in a commercially reasonable manner, with Purchaser. With respect to any appeals or reassessments of Taxes filed by Seller for a tax or assessment year prior to the year in which Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom (subject to any requirement under any Lease to pay to the tenant thereunder a share of any such refund or rebate, which shall solely be the obligation of Seller).
(iv)    Sales Taxes. Although it is not anticipated that any sales tax shall be due and payable, Purchaser and Seller shall share equally any and all sales and/or compensating use taxes imposed upon or due in connection with the transactions contemplated hereunder under any applicable Laws. Purchaser shall file all necessary tax returns with respect to all such taxes and, to the extent required by applicable Law, Seller will join in the execution of any such tax returns.
(b)    Rents and Other Income.
(i)    Proration of Rents Received as of Closing. Except as expressly otherwise provided herein, all rents and other income and tenant reimbursements relating to the Asset, including parking revenues, additional rent, common area maintenance charges, contributions and reimbursements from tenants for operating expenses, Taxes, and any other amounts paid to Seller by tenants or other parties using the Asset (collectively, the "Rents")

received as of the Closing Date shall be prorated, on a per diem, Lease-by-Lease basis (or, on a per-agreement basis, with respect to Rents not attributable to a Lease), such that at Closing: (A) Seller shall be entitled to the portion of all Rents that are attributable to any period occurring on or prior to the Closing Date, and (B) Purchaser shall be entitled to all Rents that are attributable to any period occurring after the Closing Date. To the extent the amount of any portion of such Rents have accrued prior to the Closing Date but are subject to adjustment between landlord and tenant (e.g., tenant's reimbursements for operating expenses), such Rents shall nevertheless be prorated based on such estimates, and such prorations shall be further adjusted as between Seller and Purchaser (subject to Section 7.4(b)(ii)) no later than the earlier of (x) thirty (30) days following the final reconciliation of such amounts pursuant to the applicable Lease and (y) the expiration of the Survival Period.
(ii)    Proration of Rents Received after Closing.
(A)    Purchaser shall apply any fixed monthly base or minimum Rents ("Base Rents") and required monthly payments for estimated operating expenses and taxes ("Estimated Additional Rents") that Purchaser collects after Closing as follows: (1) first, for the month in which Closing occurs, (2) second, to rent (or other tenant charge) then owing to Purchaser from the tenant or other Person from whom such Rents were collected under the applicable Lease or other agreement for any period after the month in which Closing occurs, and (3) third, to rent (or other charge) owing to Seller from the tenant or other Person from whom such Rents were collected under the applicable Lease or other agreement for any period prior to the month in which the Closing occurs, and (4) last, to future amounts owing to Purchaser from such tenant or other Person.
(B)    To the extent tenants pay any Rents not constituting Base Rents, or Estimated Additional Rents, such as charges for electricity, steam, water, cleaning, overtime services or other charges of a similar nature ("Direct Charges"), such Direct Charges shall be applied based on the period covered by such Direct Charges (i.e., the period the applicable work, utility or service was provided). Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that certain Direct Charges are billed to tenants in arrears, so that reimbursement for Direct Charges incurred in periods prior to Closing will not be collected until after Closing. Purchaser shall (1) promptly deliver to the tenants any bills for any Direct Charges that were incurred prior to the Closing Date but are to be paid after the Closing Date; and (2) bill tenants on a monthly basis, for a period of six (6) months after Closing for such Direct Charges attributable to a period that expired prior to the Closing Date. Purchaser shall promptly pay to Seller any sums collected by Purchaser for Direct Charges attributable to a period prior to or on the Closing Date.
(C)    Seller shall be entitled to any and all payments by a tenant identified on such payment as relating to, or that are otherwise reasonably identifiable as being made in respect of, Direct Charges, tenant improvement work, work orders, special items, or services performed or provided by or on behalf of Seller prior to the Closing Date, regardless of when such payments are collected, except to the extent that Purchaser has credited such amount as an addition to the Purchase Price at Closing. Purchaser shall promptly remit to Seller any and all such payments collected by Purchaser, and Seller may retain any and all such payments received by Seller after the Closing Date, in each case to the extent that Purchaser has not credited such amount as an addition to the Purchase Price at Closing. To the extent any Rents received from a tenant after Closing do not indicate whether such Rents constitute Base Rents, Estimated Additional Rents or Direct Charges, or otherwise do not constitute any of the foregoing amounts, then such Rents shall be applied as follows: (1) first, to Base Rents then due or delinquent; (2) second, to any Estimated Additional Rents then due or delinquent; (3) third, to any Direct Charges then due and payable; (4) fourth, to any other Rents owing to Seller; and (5) fifth, to future obligations of the tenant, as determined by Purchaser.
(D)    If, after the Closing Date, any tenant pays to Seller any Rents that are payable to Purchaser pursuant to Section 7.4(b)(i), then such Rents shall be deemed to be held by Seller in trust for Purchaser, and Seller shall promptly remit such Rents to Purchaser.
(iii)    Delinquent Rents. Delinquent rents (or payable but not paid) as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall not be legally responsible to Seller for the collection of rents or other charges payable with respect to the Leases that are delinquent or past due as of the Closing Date, provided that Purchaser shall send monthly notices for a period of six (6) consecutive months after Closing, in an effort to collect any rents and charges not collected as of the Closing Date. Except as hereinafter provided, Seller shall not have the right to pursue the tenants and any guarantors under the Leases and Guaranties for sums due Seller for periods attributable to Seller's ownership of the Asset; provided, however, Seller shall be entitled to continue to pursue any legal proceedings commenced prior to the expiration of the Inspection Period and legal proceedings commenced with the express consent of Purchaser or against tenants who vacate and abandon their premises prior to Closing. Seller shall not be permitted to commence or pursue legal proceedings after the expiration of the Inspection Period seeking eviction of a tenant or the termination of a Lease.
(c)    Ongoing Capital Improvements Projects. As of the Effective Date, the work and improvements described in Schedule 7 (each a "Capital Improvements Project") are either in process or anticipated by the parties to be in process prior to Closing. For any Capital Improvements Project that is not completed prior to Closing, Seller shall give Purchaser a credit for the estimated unpaid balance due under the contract(s) for such Project Improvements Project (collectively, the "Capital Improvements Contract"), as certified by Seller and either Seller's architect or contractor (the "Unpaid Balance"), and Purchaser shall assume all obligations of Seller under, and Seller shall assign to Purchaser, the Capital Improvements Contracts at Closing pursuant to the Assignment and Assumption of Service Contracts. Seller may enter into after the Effective Date a Capital Improvements Contract in order to conduct the work described in Schedule 7, which Capital Improvements Contract is hereby deemed approved by Purchaser. Seller shall promptly provide to Purchaser a copy of any such Capital Improvements Contract hereafter entered into by Seller. Except with respect to the work described in Schedule 7, Seller shall not enter into any Capital Improvement Contract after the Effective Date, except with the prior written consent of Purchaser.

Notwithstanding the foregoing, Seller may, at its option, request any contractor under a Capital Improvements Contract to enter into a Replacement Contract with Purchaser at Closing, and if such contractor is willing to do so and Seller delivers such Replacement Contract to Purchaser at least seven (7) Business Days before Closing, then (i) Purchaser shall execute a Replacement Contract with such contractor at or before Closing, and (ii) Seller may terminate such Capital Improvements Contract at Closing.
(a)    Tenant Concessions.
(i)    Existing Unpaid Tenant Concessions. Existing Unpaid Tenant Concessions as of the Effective Date are set forth on Schedule 5. Purchaser shall, except as otherwise expressly provided herein, (A) assume all payment and performance obligations of Seller in respect of Existing Unpaid Tenant Concessions, and (B) receive a credit against the Purchase Price in an amount equal to the unpaid balance of all Existing Unpaid Tenant Concessions as determined as of the Closing Date.
(ii)    Tenant Concessions Arising or Paid After the Effective Date. Purchaser shall (A) assume all payment and performance obligations of Seller in respect of Tenant Concessions (other than free rental attributable to the period prior to and including Closing) that become due and payable (whether before or after Closing) in connection with any Approved New Lease, and (B) shall not receive a credit against the Purchase Price therefor. At Closing, Purchaser shall pay to Seller (or the credit from Seller to Purchaser shall be reduced by) an amount equal to (1) the portion of any Existing Unpaid Tenant Concessions included in the credit amount set forth above and on Schedule 5 that have actually been paid by Seller, applied as a credit against rent, forfeited or waived by the tenant otherwise entitled thereto or otherwise provided by Seller after the Effective Date and prior to Closing pursuant to any Existing Lease, and (2) any Tenant Concessions, leasing commissions or other expenses, including reasonable attorneys' fees (but excluding any free rental attributable to the period prior to and including Closing), actually paid by Seller after the Effective Date and prior to Closing pursuant to any Approved New Lease.
(iii)    Tenant Work Contracts. The parties acknowledge that one or more tenant improvement projects are anticipated to be in process as of the Effective Date pursuant to a new contract or contracts to be entered into after the Effective Date for tenant improvements projects approved by Purchaser, or deemed to be approved by Purchaser, pursuant to Section 5.3 (the "Tenant Work Contracts"). If any obligations of Seller or any contractor under any Tenant Work Contract have not been fully performed as of Closing, Seller shall assign to Purchaser, and Purchaser shall assume all obligations of Seller under, such Tenant Work Contract at Closing pursuant to the Assignment and Assumption of Leases. Notwithstanding the foregoing, Seller may, at its option, request any contractor under a Tenant Work Contract to enter into a Replacement Contract with Purchaser at Closing, and if such contractor is willing to do so and Seller delivers such Replacement Contract to Purchaser at least seven (7) Business Days before Closing, then (A) Purchaser shall execute a Replacement Contract with such contractor at or before Closing, and (B) Seller may terminate such Tenant Work Contract at Closing.

(b)    Security Deposits. Purchaser shall receive at Closing a credit for all cash Security Deposit obligations assigned to and assumed by Purchaser at Closing in connection with the Leases, as certified by Seller in the Seller's Certificate to be delivered by Seller at Closing, and Seller shall retain all such cash Security Deposits. If any tenant security deposit is in the form of a letter of credit, there shall be no credit against the Purchase Price with respect to such security deposit. At Closing, Seller shall deliver an original of each letter of credit serving as a tenant security deposit to Purchaser through escrow along with the documents executed by Seller that are required to be executed by Seller to transfer such letter of credit to Purchaser. Following Closing, Purchaser shall, at Purchaser's cost and expense (without limiting any obligation of the applicable tenant to bear any such cost or expenses in accordance with its Lease), deliver the same to the issuing bank, along with payment of any required transfer or similar fees required by such issuer, so that the same can be processed and transferred to Purchaser. Seller shall reasonably cooperate with Purchaser, at no cost, expense or liability to Seller, in such transfer.
(c)    Operating Expenses; Utilities. Personal property taxes (if any), installment payments of special assessment liens, fees, assessments and other charges under declarations, reciprocal easement agreements and similar instruments, sewer charges, utility charges and operating expenses actually paid or payable by Seller as of the Closing Date, even if not then due and payable (which shall include expenses under all Service Contracts which, even if terminated at or prior to Closing as provided in Section 5.4(a), continue by their terms for a period after Closing), shall be prorated as of the Closing Date based on the parties' respective period of ownership during the period for which such charges are billed and adjusted against the Purchase Price; provided, further, that within ninety (90) days after the Closing, Purchaser and Seller shall make a further adjustment for such expenses which may have accrued or been incurred prior to the Closing Date, but which were not billed or paid as of the Closing Date. If the consumption of any of the foregoing is measured by meters, then if possible and as an attempt to allocate and apportion effectively charges for such service, Seller shall attempt to obtain a reading of each such meter on the Closing Date and determine the usage of such service as of 11:59 P.M. Eastern Time, on the Closing Date and Seller shall pay all charges thereunder through the date of the meter readings. If there is no such meter or if a reading is not taken as of the Closing Date, or if the bills for any of the foregoing have not been issued on or before the date of the Closing, the charges therefor shall be adjusted at the Closing on the basis of charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued. Seller and Purchaser shall cooperate to cause the transfer of the Asset's utility accounts from Seller to Purchaser, including the return to Seller of any deposits previously made by Seller (all of which deposits shall remain the property of Seller). All prorations of operating expenses (other than Taxes) made at Closing shall be final upon the expiration of the ninety (90) day adjustment period described in this Section 7.4(f) and there shall be no subsequent adjustment thereof.
(d)    Leasing Agreement Tail Period. Pursuant to the Leasing Agreement, Leasing Agent, as agent for Seller, solicits tenants and negotiates leases for certain portions of the Asset on behalf of Seller. For any Protected Tenant that enters into a Lease, Lease renewal, Lease extension, or Lease expansion with Purchaser within one hundred twenty (120) days after the Closing Date, Purchaser hereby agrees to pay Leasing Agent a commission calculated in accordance with the Leasing Agreement. The initial list of Protected Tenants as of the Effective Date is attached as

Exhibit R. Additionally, Seller may deliver to Purchaser a list of additional Protected Tenants on or before the third (3rd) Business Day prior to the expiration of the Inspection Period. If Seller or Leasing Agent commences negotiations with any new prospective tenant after the Effective Date, Seller shall notify Purchaser thereof, which notice may be oral or by email and does not need to comply with the notice provisions of this Agreement. Leasing Agent is an intended third party beneficiary of this Section 7.4(g).
(e)    Rental Insurance Proceeds. Purchaser shall have no right to receive any rental insurance proceeds that relate to the period prior to the Closing Date, and if any such proceeds are delivered to Purchaser, Purchaser shall, within five (5) Business Days following receipt thereof, pay the same to Seller.
(f)    Masters Café Termination Fee Credit. Purchaser shall receive a credit against the Purchase Price at Closing in the amount of One Hundred Seventy-Two Thousand Eight Hundred and No/100 ($172,800.00) in exchange for which Purchaser shall be responsible for the payment of the “Termination Fee” in the same amount due to Main Station, Inc. (d/b/a Masters Café) under Section 4 of that certain Lease Termination Agreement dated as of July 27, 2016.
(g)    Survival. The provisions of this Section 7.4 shall survive the Closing.
7.5.    Possession. Full and exclusive possession of the Asset, subject to the Permitted Exceptions, shall be delivered by Seller to Purchaser on the Closing Date.
7.6.    Post-Closing Covenants.
(a)Seller’s Access to Books and Records. Purchaser shall cause the books, records and other materials delivered by Seller under Section 7.1 to be reasonably available to Seller (without representation or warranty as to the accuracy or completeness thereof) for a period of three (3) years after Closing (which obligation shall survive the Closing).
(b)Information and Audit Cooperation. To the extent reasonably necessary to enable Purchaser to comply with any audit or financial reporting requirements applicable to Purchaser or as otherwise may be reasonably required of Purchaser in connection with any legal requirement, tax audit, tax return preparation, securities law filing, or litigation threatened or brought against Purchaser, Seller shall reasonably cooperate (at no cost or liability to Seller) with Purchaser for a period of two (2) years after the Closing to make available Seller’s books and records related to the Asset and to allow Purchaser’s auditors to audit the operation of the Asset for the two (2) year period prior to the Closing Date; provided, however, that Seller shall have no obligation to deliver or make available any Confidential Information or to deliver any additional certificate, disclosure or similar letter to Purchaser’s auditors. Other than Seller’s express representations and warranties set forth herein or in the Closing Documents, Seller makes no representations, warranties or covenants with respect to the books and records which may be reviewed in such audit, and Purchaser releases and waives any liability or claims against Seller related to the books and records which may be reviewed and audited.

(c)Seller’s Continued Existence. Seller hereby agrees (i) to maintain its existence as a limited partnership in good standing under the laws of the State of Delaware, and (ii) to ensure its access to funds in an amount equal to the Cap, in each case until the later of the expiration of the Survival Period and the resolution of any and all claims brought hereunder for which notice is delivered to Seller prior to the expiration of the Survival Period.
(d)Survival. The provisions of this Section 7.6 shall survive Closing, without any limitation on the period of such survival.
ARTICLE 8.
DEFAULT AND REMEDIES
8.1.    Purchaser's Default. If Purchaser fails to purchase the Asset in accordance with this Agreement for any reason other than Seller's material default, failure of a condition to Purchaser's obligation to close (after giving effect to any applicable notice and cure rights set forth in Section 6.1) or Seller's or Purchaser's permitted termination of this Agreement as expressly provided in this Agreement (other than by reason of a Purchaser default), then Purchaser shall be deemed to be in default hereunder and Seller shall be entitled, as its sole remedy as a result thereof, to terminate this Agreement and to receive and retain the Earnest Money as full liquidated damages for such default of Purchaser. The parties acknowledge that it is impossible to estimate more precisely the damages that Seller might suffer due to Purchaser's default of such purchase obligation, and that the Earnest Money is a reasonable estimate of Seller's probable loss in the event of a Purchaser default in its obligation to purchase the Asset. Seller's retention of the Earnest Money is intended not as a penalty, but as full liquidated damages pursuant to O.C.G.A. § 13-6-7 (and under any other statute and common law principle as may be deemed applicable to the recovery of damages under this Agreement). The right to retain the Earnest Money as full liquidated damages is Seller's sole and exclusive remedy in the event of Purchaser's default in its obligation to purchase the Asset, and Seller hereby waives and releases any right in such instance to (and hereby covenants that it will not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover actual damages in excess of the Earnest Money. The foregoing liquidated damages provision shall not apply to or limit Purchaser's liability for Purchaser's obligations under this Agreement other than Purchaser's obligation to purchase the Asset or any of Purchaser's obligations under any of the Closing Documents. Purchaser waives and releases any right to (and hereby covenants that it will not) sue Seller or seek or claim a refund of the Earnest Money on the grounds it is unreasonable in amount and exceeds Seller's actual damages or that retention by Seller of the Earnest Money constitutes a penalty and not agreed upon and reasonable liquidated damages.
8.2.    Seller's Default.
(a)If Seller fails to sell the Asset to Purchaser in accordance with this Agreement for any reason other than Purchaser's material default, failure of a condition to Seller's obligation to close (after giving effect to any applicable notice and cure rights set forth in Section 6.2) or Seller's or Purchaser's permitted termination of this Agreement as expressly provided in this Agreement (other than by reason of a Seller default) (such failure, a “Seller Closing Default”), then Purchaser shall be entitled, as its sole remedy, either (i) to receive the return of the Earnest Money from Escrow Agent, which shall operate to terminate this Agreement and release Seller from any and all liability under this Agreement, or (ii) to enforce specific performance of Seller's obligation to execute and deliver the documents required to convey the Asset to Purchaser in accordance with this Agreement; provided that if and only if Seller shall have defaulted on this Agreement by voluntarily conveying an interest in the Asset to a third party in breach of this Agreement such that specific performance shall not be available to Purchaser, then Purchaser may institute an action for recovery of Purchaser's costs incurred under this Agreement (not to exceed Two Hundred Thousand Dollars ($200,000)); and provided further that: (A) any action, suit or proceeding brought by Purchaser against Seller for specific performance must be commenced and served, if at all, on or before the date that is sixty (60) days after the Scheduled Closing Date, and if not commenced and served on or before such date, such action, suit or proceeding thereafter shall be void and Seller shall be entitled to summary dismissal thereof with prejudice, and (B) as a condition precedent to Purchaser's right to seek specific performance of this Agreement, Purchaser shall have (1) tendered to Escrow Agent all of Purchaser's closing deliveries on or before the Scheduled Closing Date, other than the balance of the Purchase Price over and above the Earnest Money, (2) tendered reasonably satisfactory evidence on the Scheduled Closing Date that Purchaser was ready, willing and able to close the purchase of the Asset on the Schedule Closing Date in accordance with the terms and conditions of this Agreement, including that the funds for the Purchase Price over and above the Earnest Money were immediately available for funding into Escrow at Closing; and (3) the Earnest Money shall have remained at all times in Escrow and shall not have been returned to Purchaser or requested by Purchaser to be returned to Purchaser. If Purchaser fails, on or before sixty (60) days following the Scheduled Closing Date, to pursue its remedy of specific performance in accordance with this Section 8.2(a), then Purchaser shall be deemed to have elected to terminate this Agreement and to receive a return of the Earnest Money from Escrow Agent. If Purchaser seeks specific performance of this Agreement, then Purchaser shall not be entitled to monetary damages except as expressly set forth above. If Purchaser seeks specific performance of this Agreement against Seller and Purchaser is not the prevailing party in such action, Purchaser shall indemnify, defend and hold Seller harmless from any and all Claims resulting from such action, including any Claims resulting from any inability on the part of Seller to sell, lease or finance the Asset. Purchaser shall not, under any circumstance, place or attempt to place a lis pendens on the Real Property or Improvements or any part thereof; notwithstanding anything herein to the contrary, any violation of the covenant of Purchaser set forth in this sentence shall constitute an immediate default hereunder by Purchaser, immediately entitling Seller to (i) exercise any rights Seller may have under this Agreement or under applicable Law, or at equity, and (ii) otherwise cause any such lis pendens to be cancelled of record as a matter of right.
(b)In a breach by Seller of any covenant, representation or warranty by Seller hereunder, other than Seller's covenant to convey the Asset to Purchaser, which breach has not been waived (or is not deemed to have been waived) by Purchaser pursuant to Section 6.4, Purchaser's remedies in respect thereof shall be limited to only those remedies as are available to Purchaser pursuant to Section 8.2(a)(i).
8.3.    Limitations on Liability.
(a)All of Purchaser's representations, warranties, covenants and indemnities made in this Agreement and in the Closing Documents shall survive the Closing until the expiration of the Survival Period or, with respect to any specific obligation for which a different survival period is provided therefor (or for which the period of survival is expressly provided in this Agreement to be unlimited), the expiration (if any) of such different survival period (if any). On the expiration of the Survival Period, all representations, warranties, covenants and indemnities of Purchaser to which the Survival Period applies shall be of no further force or effect except to the extent that with respect to any particular alleged misrepresentation, breach or indemnity claim, Seller gives Purchaser notice of such alleged misrepresentation, breach or indemnity claim, with reasonable detail as to the nature of such misrepresentation, breach or indemnity claim, prior to the expiration of the Survival Period and files an action against Purchaser with respect to such alleged misrepresentation, breach or indemnity claim within ninety (90) days after the giving of such notice. If Closing occurs, Purchaser shall have no liability or obligation to Seller under or arising out of or relating to this Agreement or the Closing Documents except for misrepresentations, breaches or defaults by Purchaser of the representations, warranties, covenants and indemnities in this Agreement or the Closing Documents, or both, that survive Closing, as such may be limited by this Agreement or the Closing Documents, or both. Following Closing, Seller's sole and exclusive remedies for any Purchaser misrepresentation or breach of Purchaser's warranties, covenants or indemnities shall be equitable remedies and an action at law for, and recovery under any such claim shall be limited to, actual damages as a consequence thereof, and in no event shall Purchaser be liable for any consequential, punitive or exemplary damages of any nature whatsoever (other than to the limited extent with respect to any indemnity claim by Seller, as specifically provided and limited to the circumstances described in the immediately following sentence). Seller shall not seek, and hereby waives, any right to recover, any consequential, punitive or exemplary damages, except to the extent Seller is liable to a third party therefor and such liability is covered by Purchaser's indemnification obligations under this Agreement or the Closing Documents, or both.
(b)All of Seller's representations, warranties, covenants and indemnities in this Agreement or in the Closing Documents shall survive the Closing until the expiration of the Survival Period. On the expiration of the Survival Period, all such representations, warranties, covenants and indemnities shall be of no further force or effect except to the extent that, with respect to any particular alleged misrepresentation, breach or indemnity claim, Purchaser gives Seller notice of such alleged misrepresentation, breach or indemnity claim, with reasonable detail as to the nature of such alleged misrepresentation, breach or indemnity claim, prior to the expiration of the Survival Period and files an action against Seller with respect to such alleged misrepresentation, breach or indemnity claim within ninety (90) days after the date of providing such notice. If Closing occurs, Seller shall have no liability or obligation to Purchaser under or arising out of or relating to this Agreement, the Closing Documents or the Asset except for misrepresentation, breaches or defaults by Seller of the representations, warranties, covenants and indemnities in this Agreement or the Closing Documents, or both, that survive Closing, as such may be limited by this Agreement or the Closing Documents, or both. Following Closing, Purchaser's sole and exclusive remedies for any Seller misrepresentation or breach of Seller's warranties, covenants or indemnities shall be equitable remedies and an action at law for, and recovery under any such claim shall be limited to, actual damages as a consequence thereof, and in no event shall Seller be liable for any consequential, punitive or exemplary damages of any nature whatsoever (other than to the limited extent with respect to any indemnity claim by Purchaser, as specifically provided and limited to the circumstances described in the immediately following sentence). Purchaser shall not seek, and hereby waives, any right to recover, any such consequential, punitive or exemplary damages, except to the extent Purchaser is liable to a third party therefor and such liability is covered by Seller's indemnification obligations under this Agreement or the Closing Documents, or both, subject, however, to the other limitations on Seller's liability set forth in this Agreement or the Closing Documents, or both.
(c) Notwithstanding anything to the contrary contained in this Section 8.3, Seller shall have no liability to Purchaser for the misrepresentation or breach of any of Seller's warranties, covenants or indemnities in, or under or pursuant to, this Agreement or any of the Closing Documents unless the loss resulting from Seller's misrepresentations or breach or breaches of its warranties, covenants and indemnities exceeds, in the aggregate, Fifty Thousand and No/100 Dollars ($50,000.00), in which event Seller shall be liable for each dollar of damages resulting from the misrepresentation or misrepresentations or breach or breaches of its representations, warranties, covenants and indemnities, as applicable, pursuant to this Agreement or any of the Closing Documents, subject, however, to the following provisions of this Section 8.3. Seller's total liability for any and all misrepresentations and breaches of all representations, warranties, covenants and indemnities contained in, under or pursuant to this Agreement and Closing Documents, or any of them, shall be limited to, and shall not exceed Two Million and No/100 Dollars ($2,000,000.00) in the aggregate (the “Cap”); provided, however, that the Cap shall not apply to: (i) the limited warranty of title set forth in the Limited Warranty Deed, (ii) the prorations and adjustments set forth in Section 7.4; (iii) any indemnity obligations or liabilities of Seller under Section 10.1, and (iv) any indemnity obligations of Seller set forth in the Closing Documents.
(d)Seller shall have no liability whatsoever for any misrepresentation or breach of any representation, warranty, covenant or indemnity of Seller, if (x) the misrepresentation, breach or indemnity claim in question results from or is based on a condition, state of facts or other matter of which Purchaser or any of the Purchaser Parties had actual, conscious knowledge prior to the Closing or that was contained in any of the Due Diligence Material, in any of Seller's files, books or records made available to Purchaser for inspection, in any of the Estoppel Certificates or in any other estoppel certificates received in connection with or related to the Asset, and (y) Purchaser elected to consummate the Closing despite having a right to terminate the Agreement on the basis of such conditions, facts or other matter. In addition, without limiting Purchaser’s rights under Section 8.2(a) in the event of a Seller Closing Default, Seller shall have no liability whatsoever for any misrepresentation or breach of any representation, warranty or covenant herein if this Agreement is terminated (and not reinstated) prior to the consummation of the Closing.
(e)For purposes of Section 8.3(b) and (c), the term "indemnity" (and all derivations thereof) shall include, unless the context otherwise expressly requires, the express obligations and covenants, if any, of Seller under this Agreement and the Closing Documents, or any of them, as applicable, to defend and hold harmless in addition to any express obligations of Seller under this Agreement and the Closing Documents, or any of them, as applicable, to indemnify.
8.4.    Survival. The provisions of this Article 8 shall survive Closing or any termination of this Agreement, as applicable, without any limitation on the period of such survival.
ARTICLE 9.
ASSIGNMENT
9.1.    Assignment.     Purchaser shall not assign this Agreement or its rights under this Agreement without first obtaining Seller’s prior written consent, which consent may be withheld in Seller’s sole and absolute discretion. Notwithstanding the foregoing, Purchaser shall have a one (1) time right prior to the Closing to assign all of Purchaser’s rights in this Agreement to an Affiliate of Purchaser that is formed under the laws of one of the States of the United States of America, provided that (a) Purchaser notifies Seller of such proposed assignment (which notice shall contain a certification by Purchaser of its ownership of or affiliation with the proposed transferee) at least five (5) Business Days prior to the Closing; (b) such written notice sets forth or is accompanied by such transferee’s (i) federal tax identification number, (ii) principal place of business, (iii) certificate of formation or other organization, and (iv) a good standing certificate for such transferee issued by the Secretary of State of the State of such transferee’s formation or other organization not more than thirty (30) days prior to the Closing Date; (c) such assignment is effected and governed by an assignment agreement in a form reasonably satisfactory to Seller; (d) no such assignment relieves the original Purchaser from any of its obligations under this Agreement; and (e) such transferee shall assume, pursuant to an instrument of assumption reasonably acceptable to Seller in form and substance and an original of which shall be delivered to Seller, all of the original Purchaser’s obligations under this Agreement on a joint and several basis with the original Purchaser. Any assignment made in violation of this Section 9.1 shall be null and void and shall constitute a default by Purchaser.
ARTICLE 10.
BROKERAGE COMMISSIONS
10.1.    Broker. At the Closing, and only in the event the Closing occurs, Seller will pay a brokerage commission with respect to a sale of the Asset and this Agreement to Broker pursuant to a separate agreement between Seller and Broker. Broker is representing Seller in this transaction. Broker has joined in the execution of this Agreement for the purpose of acknowledging and agreeing that no real estate commission or other commission or fee will be earned by it or due it if the transaction does not close for any reason whatsoever. Broker acknowledges and agrees that it will look solely to Seller, and not to Purchaser, for the payment of the commission, and Broker hereby waives and releases any present or future claims against Purchaser or the Asset for the payment of such commission. In addition, Broker (on receipt of its brokerage commission) agrees to execute and deliver to Seller and Purchaser at the Closing a release and waiver of any claim Broker may have against Seller, Purchaser or the Asset; provided, however, that such release and waiver shall not apply to any right or Claim of Broker to a commission or other amount following the Closing with respect to (a) Protected Tenants under Section 7.4(g), or (b) leasing commission obligations assumed by Purchaser at Closing pursuant to the Assignment and Assumption of Leases, and such instrument to be executed and delivered by Broker may expressly so provide. Broker will indemnify, defend and hold Purchaser and Seller harmless from and against any and all Claims, including reasonable attorneys' fees actually incurred and costs of litigation, Purchaser or Seller ever suffers or incurs because of any claim by any agent, salesman or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Asset and arising out of any acts or agreements of Broker. Other than as to any Claim by Leasing Agent for a commission with respect to (a) Protected Tenants under Section 7.4(g), or (b) leasing commission obligations assumed by Purchaser at Closing pursuant to the Assignment and Assumption of Leases, Seller will indemnify, defend and hold Purchaser harmless from and against any and all Claims, including reasonable attorneys' fees actually incurred and costs of litigation, Purchaser ever suffers or incurs because of any claim by any agent, salesman or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Asset, and arising out of any acts or agreements of Seller, including any claim asserted by Broker. Likewise, Purchaser will indemnify, defend and hold Seller free and harmless from and against any and all Claims, including reasonable attorneys' fees actually incurred and costs of litigation, Seller ever suffers or incurs because of any claim by any agent, salesman or broker, whether or not meritorious, for any fee, commission or other compensation with respect to this Agreement or the sale and purchase of the Asset and arising out of the acts or agreements of Purchaser. This Section 10.1 shall survive the Closing or any earlier termination of this Agreement.
ARTICLE 11.
CASUALTY AND CONDEMNATION
11.1.    Casualty. Seller shall bear the risk of loss up to and including the Closing Date.
(a)    Immaterial Damage or Destruction. If any immaterial damage to or destruction of the Asset occurs after the Effective Date and Seller is maintaining casualty insurance providing replacement cost and rental loss coverage, then Seller and Purchaser shall proceed to close under this Agreement, and Purchaser shall be entitled to receive (and Seller shall assign to Purchaser at the Closing Seller's rights under insurance policies to receive): (i) any insurance proceeds (including any rent loss insurance applicable to any period after the Closing Date but excluding such proceeds applicable to the Closing Date and any period prior thereto) due Seller as a result of such damage or destruction, plus (ii) an amount from Seller equal to Seller's unpaid deductible with respect to such casualty; with the aggregate of the foregoing amounts reduced by the actual out-of-pocket costs, expenses and fees incurred by Seller in connection with the negotiation and settlement of such casualty claim with an insurer with respect to the Asset and the reasonable and actual costs incurred by Seller in stabilizing and repairing the Asset following a casualty. If any such rights of Seller under or to such insurance policies are not assignable, Seller shall prosecute any applicable claims under such insurance policies at the cost, expense and the direction of and for the benefit of Purchaser, and promptly turn over to Purchaser any proceeds of such claims. Upon the occurrence of the Closing and Purchaser's receipt of the foregoing proceeds, or assignment of the right to receive such proceeds, as the case may be, Purchaser shall assume responsibility for repair of the damage or destruction. For purposes of this Agreement, the term "immaterial damage or destruction" means such instances of damage or destruction that (x) can be repaired or restored at a cost equal to or less than the amount that is five percent (5%) of the Purchase Price, (y) does not materially and adversely impact the access, parking or use of the Real Property or the Improvements, and (z) does not permit one or more tenants collectively occupying more than ten percent (10%) of the net leasable square footage of the Improvements to terminate, suspend or modify their Leases or to abate or offset the payment of Rent thereunder (except to the extent any loss of Rent as a result of such abatement or offset is reimbursed to a material extent under or through an insurance policy).
(b)    Material Damage or Destruction. If any material damage to or destruction of the Asset occurs after the Effective Date, and if Purchaser is not in default under this Agreement at the time such damage or destruction event occurs, then Purchaser may, at its option, by giving notice to Seller within the earlier of the Scheduled Closing Date and twenty (20) days after Purchaser is notified by Seller of such material damage or destruction (but in no event shall Purchaser have fewer than ten (10) days after Purchaser is notified by Seller of such material damage or destruction to make the decision, and if necessary the Scheduled Closing Date shall be extended to give Purchaser the full ten (10)-day period to make such election): (i) terminate this Agreement, or (ii) proceed to close under this Agreement, assume responsibility for such repairs and receive (and Seller shall assign to Purchaser at the Closing Seller's rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to the period after the Closing Date but excluding such proceeds applicable to the Closing Date or any period prior thereto) due Seller, plus an amount from Seller equal to Seller's unpaid deductible with respect to such casualty, with the foregoing aggregate amounts being reduced by the actual out-of-pocket costs, expenses and fees incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Asset and the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Asset following a casualty. In the event of any termination pursuant to clause (i) of the immediately preceding sentence, Seller and Purchaser each shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, shall have no further rights or obligations under this Agreement. If Purchaser fails to deliver to Seller notice of Purchaser's election within the period set forth above, Purchaser shall be deemed to have elected to proceed with the Closing as provided in clause (ii) of the immediately preceding sentence. If Purchaser elects (or is deemed to have elected) to proceed to close under this Agreement, Seller shall cooperate reasonably and in good faith with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller's insurers (but without being obligated to expend funds or incur liability). For purposes of this Agreement "material damage or destruction" means all instances of damage or destruction that are not defined as immaterial damage or destruction in Section 11.1(a).
11.2.    Condemnation. If, prior to the Closing, all or any material part of the Asset is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or a conveyance in lieu thereof), or if Seller has received written notice that any material condemnation action or proceeding with respect to the Asset is contemplated by a body having the power of eminent domain, Seller shall give Purchaser prompt notice, and if Purchaser is not then in default of this Agreement, Purchaser may, by giving notice to Seller within ten (10) days after the receipt of such notice from Seller, elect to terminate this Agreement. If Purchaser elects to terminate this Agreement in accordance with this Section 11.2, then Seller and Purchaser each shall promptly instruct Escrow Agent to pay the Earnest Money to Purchaser and, except under those provisions of this Agreement that by their express terms survive the termination of this Agreement, shall have no further rights or obligations under this Agreement. If Purchaser does not elect to terminate this Agreement by notice to Seller within such ten (10) day period, or if Purchaser does not have the right (that is, if the condemnation is not of a material part of the Asset) to terminate this Agreement due to such condemnation, then the sale of the Asset shall be effected with no further adjustment and without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards applicable to the Asset that have been or that may be made for such taking, less the portion of any award attributable to any rent loss applicable to the period on or before Closing and the actual out-of-pocket costs, expenses and fees incurred by Seller in connection with the negotiation and settlement of the condemnation action or proceeding or conveyance in lieu thereof. As used in this Section 11.2, a "material part" of the Asset is (x) such a portion equal to or greater than fifteen percent (15%) of the aggregate rentable floor area of the Improvements, (y) such a portion that materially affects access or reduces parking by more than ten percent (10%), or (z) a portion the taking or condemnation of which would permit one or more tenants collectively occupying more than ten percent (10%) of the net leasable square footage of the Improvements to terminate, suspend or modify their Leases or to abate or offset the payment of Rent thereunder (except to the extent any loss of Rent as a result of such abatement or offset is reimbursed to a material extent as a part of or in connection with the condemnation award).

ARTICLE 12.
MISCELLANEOUS
12.1.    Notices. Wherever any notice or other communication is required or permitted under this Agreement, such notice or other communication, to be effective, must be in writing and must be delivered by overnight courier, hand delivery, email transmission, or U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or email addresses set out below or at such other addresses or email addresses as are specified by notice by a party to this Agreement:

PURCHASER:	Preferred Apartment Communities Operating Partnership, L.P.
3284 Northside Parkway NW – Suite 150
Atlanta, Georgia 30327
Attention: Boone DuPree – Vice-President
Email:     bdupree@pacapts.com

with a copy to:            Sutherland Asbill & Brennan LLP
999 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
Attention: Gautam P. Huded & Kristina Kopf Thomas
E-Mail:gautam.huded@sutherland.com;
kristina.thomas@sutherland.com

SELLER:            SPUS6 Three Ravinia, LP
c/o CBRE Global Investors
515 South Flowers Street
Suite 3100
Los Angeles, CA 90071
Attention: John Gilb
Email: john.gilb@cbreglobalinvestors.com

with a copy to:            Troutman Sanders LLP
600 Peachtree Street, NE
Suite 5200
Atlanta, Georgia 30308
Attention: Mark Elliott
Email: mark.elliott@troutmansanders.com

Any notice or other communication (i) mailed as provided above will be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier shall be deemed effectively given or received on the first (1st) Business Day following the date on which such notice was deposited with (and picked up for delivery by) such overnight courier, (iii) sent by hand delivery will be deemed effectively given or received upon receipt (or refusal thereof), and (iv) sent by email transmission will be deemed effectively given or received on receipt (or refusal thereof), provided a second copy of the notice is sent by another permitted method by no later than the next Business Day following the Business Day of such transmission. Any notice to be given pursuant to this Agreement by any party hereto may be given by counsel for such party.

12.2.    Deadlines; Time of Essence. If the deadline by which any right, option or election provided under this Agreement must be exercised, or by which any act required under this Agreement must be performed, or by which the Closing must be held, occurs on a day that is not a Business Day, then such deadline will be automatically extended through the close of business on the next regularly scheduled Business Day. Subject only to the preceding sentence, time is of the essence of this Agreement.
12.3.    Publicity.
(a)    Prior to the Closing, neither party will, with respect to this Agreement and the transactions contemplated by this Agreement, contact or conduct negotiations with public officials (except as permitted in Section 3.1(c)), make any public announcements or issue press releases to any third party without the prior written consent of the other party. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair any right of Seller or Purchaser to disclose information relating to this Agreement or the Asset to any of its Affiliates holding a direct or indirect interest in Seller or Purchaser, as the case may be, or for any of those Affiliates that constitute a real estate investment trust or other public company to disclose such information in connection with any filings (including any amendment or supplement to any S 11 filing) with governmental agencies (including the Securities and Exchange Commission) or to any broker/dealers or investors or any such real estate investment trust; provided that each of Purchaser and Seller shall (to the extent permitted practicable under the circumstances) notify the other party hereto prior to the issuance of any such disclosure that includes disclosure of the Purchase Price or identity of the other party hereto or of any of such other party’s Affiliates.
(b)    From and after the Closing, Seller and Purchaser shall have the right to issue written public disclosures or press releases regarding the transaction contemplated under this Agreement, subject to the approval by Purchaser and Seller, respectively, of the content of such disclosure or press release (such approval to be in the sole and absolute discretion of the party whose approval is required in the case of any disclosure of the Purchase Price or the identity of such party or of its Affiliates, and such approval to otherwise be in the reasonable discretion of the party whose approval is required in all other instances). Notwithstanding the foregoing, Purchaser and Seller shall have the right to make public disclosures without consent or the requirement of prior notice to the other party hereto to the extent required by (i) law, including any applicable securities laws, (ii) the rules and regulations of a securities exchange, or (iii) banking regulations or any banking regulator; provided that each of Purchaser and Seller shall (to the extent permitted practicable under the circumstances) notify the other party hereto prior to the issuance of any such disclosure that includes disclosure of the Purchase Price or identity of the other party hereto or of any of such other party’s Affiliates. In addition, this paragraph shall not restrict disclosures by either Seller or Purchaser in its financial statements or reports.
12.4.    Discharge of Obligations. Except for those provisions of this Agreement that are stated to expressly survive the Closing or the earlier termination of this Agreement, (a) the provisions of this Agreement will merge into the execution and delivery of the Limited Warranty Deed and the Closing Documents, and (b) Purchaser's acceptance of the Limited Warranty Deed and the execution and delivery by Seller and Purchaser of the Closing Documents required to be executed by such party, will be deemed to constitute the full performance and discharge of each and every warranty and representation made by Seller and Purchaser and every agreement and obligation on the part of Seller and Purchaser to be performed at Closing pursuant to the terms of this Agreement.
12.5.    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable Laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of the provision to any Person or circumstance, is for any reason and to any extent held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected and will be enforced to the greatest extent permitted by law.
12.6.    Construction. This Agreement will not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any exhibits or amendments.

12.7.    Sale Notification Letters. Promptly following the Closing, Purchaser will deliver (a) the Tenant Notices of Sale to each of the respective tenants under the Leases, and (b) the Other Notices of Sale to each of the respective service providers, leasing agents and contractors party to the Service Contracts, Commission Agreements, Tenant Work Contracts and Capital Improvements Contracts (as the case may be) that Purchaser assumes at Closing.
12.8.    General Definitional Provisions. Unless the context of this Agreement otherwise requires: (1) words of any gender are deemed to include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (4) the terms "Article," "Section", "subsection", "Schedule", and "Exhibit" refer to the specified Article, Section, subsection, Schedule or Exhibit of this Agreement, unless the context otherwise expressly provides; (5) the term "party," when referring to a party to this Agreement, means, on the one hand, Seller, and on the other hand, Purchaser, as applicable, and each of their respective successors and permitted assigns; (6) as used herein, the "Effective Date," "execution date" of this Agreement or "date" of this Agreement will in each case mean and be deemed to be the date set forth in the first paragraph of this Agreement; (7) all references to "dollars" or "$" refer to currency of the United States of America; (8) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles; (9) the terms "include," "includes" and "including" mean without limitation by reason of enumeration; and (10) the terms "will" and "shall" are synonymous and indicate an obligatory, as opposed to preferred or intended, action.
12.9.    General Provisions. No failure of either party to exercise any power given under this Agreement or to insist on strict compliance with any obligation specified in this Agreement, and no custom or practice at variance with the terms of this Agreement, will constitute a waiver of either party's right to demand exact compliance with the terms of this Agreement. All Schedules and Exhibits attached to this Agreement and referenced herein are incorporated into and made an essential part of this Agreement. This Agreement contains the entire agreement of Seller and Purchaser, and no representations, inducements, promises or agreements, oral or otherwise, not embodied in this Agreement are or will be of any force or effect. Any amendment to this Agreement must be in writing and executed by both Seller and Purchaser. No such amendment shall require the execution of Broker unless such amendment modifies the provisions of Article 10. Subject to the provisions of Section 9.1, the provisions of this Agreement will inure to the benefit of and be binding on the parties and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided herein, there are no third party beneficiaries of this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement will be construed, interpreted and enforced under, and all disputes shall be governed by, the internal laws of the State of Georgia (without regard to choice of law rules or provisions).
12.10.    Attorneys' Fees. If Purchaser or Seller (or any third party beneficiary of this Agreement) brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action will be entitled to recover from the non-prevailing party court costs and reasonable attorneys' fees actually incurred by the prevailing party in connection with such dispute, with any right to have the amount of "reasonable" attorneys' fees determined in accordance with O.C.G.A. § 13-1-11 or any similar statutory provision being hereby expressly waived by both Seller (and any third party beneficiary of this Agreement) and Purchaser.
12.11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together will constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by electronic mail over the internet in electronic format (e.g., so-called "PDF" or "portable document format") or by facsimile, and the signature page of either party to any counterpart may be appended to any other counterpart. An electronic signature, as defined in O.C.G.A. § 10-12-1 et seq., of any party or parties hereto shall have the same force and effect as an original of such signature(s), and the parties hereto agree to be bound by any electronic signature(s) and by any electronic record of this instrument executed or adopted with one or more electronic signatures.
12.12.    No Recording. This Agreement shall not be recorded or filed in any public records (including the real estate records of any jurisdiction in which the Real Property is located), or any other office or place of public record. If Purchaser shall record this Agreement or cause or permit the same to be recorded in violation of the foregoing restriction, or otherwise file any instrument referencing this Agreement in any public real estate records, Seller, at Seller's option, may declare Purchaser in default hereunder and, in addition to Seller's other rights and remedies, shall have the right forthwith to institute appropriate legal proceedings to have the same removed of record at Purchaser's expense.
12.13.    INDEPENDENT RESPONSIBILITY/NO ALTER EGO. SELLER AND PURCHASER EACH HEREBY AGREES THAT THE OBLIGATIONS OF SELLER AND PURCHASER UNDER THIS AGREEMENT AND THE CLOSING DOCUMENTS ARE SEPARATE AND DISTINCT, AND THAT (EXCEPT FOR THE ORIGINALLY NAMED PURCHASER PURSUANT TO SECTION 9.1 AND EXCEPT AS PROVIDED BELOW WITH RESPECT TO CLAIMS OF SELLER UNDER SECTION 12.14) NO AFFILIATE (OF ANY TYPE OR NATURE) OF SELLER OR PURCHASER OR OTHER PERSON (INCLUDING ANY OFFICER, EMPLOYEE, ATTORNEY, REAL ESTATE BROKER [INCLUDING THE PERSON IDENTIFIED AS "BROKER" IN ARTICLE 1], CONSULTANT OR DIRECT OR INDIRECT BENEFICIAL OWNER OF SELLER OR PURCHASER) IS RESPONSIBLE IN ANY MANNER WHATSOEVER FOR THE DEBTS, LIABILITIES OR OBLIGATIONS OF EITHER SELLER OR PURCHASER HEREUNDER OR UNDER ANY CERTIFICATE, WARRANTY, REPRESENTATION OR OTHER INSTRUMENT DELIVERED IN CONNECTION HEREWITH, AND NO SUCH PERSON ACTING ON BEHALF OF SELLER OR PURCHASER OWES ANY DUTY WHATSOEVER TO OTHER THE PARTY HERETO. AS SUCH, SELLER AND PURCHASER EACH AGREES THAT NO AFFILIATE (OF ANY TYPE OR NATURE) OF SELLER OR PURCHASER OR OTHER PERSON (INCLUDING ANY OFFICER, EMPLOYEE, ATTORNEY, CONSULTANT OR DIRECT OR INDIRECT BENEFICIAL OWNER OF SELLER OR PURCHASER) IS AN ALTER-EGO OF EITHER SELLER OR PURCHASER (OR ANY AFFILIATE) OR IN ANY MANNER IS OR SHALL BE VICARIOUSLY, DERIVATIVELY OR OTHERWISE LIABLE FOR THE DEBTS, LIABILITIES OR OBLIGATIONS OF EITHER SELLER OR PURCHASER OR ANY AFFILIATE OF EITHER OF THEM. SELLER AND PURCHASER EACH FURTHER AGREES THAT, AS A MATERIAL PART OF AND MATERIAL INDUCEMENT FOR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EXCEPT AS PROVIDED BELOW, SUCH PARTY WILL NOT ASSERT AGAINST ANY PERSON OTHER THAN PURCHASER OR SELLER, AS APPLICABLE, SUCH CLAIMS DESCRIBED ABOVE IN THIS SECTION 12.13. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ABOVE, (I) SELLER MAY PURSUE CLAIMS AGAINST THE ORIGINAL NAMED PURCHASER AS PROVIDED IN SECTION 9.1 AND ANY DERIVATIVE OR AFFILIATED PARTY OR PARTIES OF PURCHASER WHO HAVE RECEIVED INFORMATION IN VIOLATION OF SECTION 12.14 OR WHICH ARE USING SUCH INFORMATION IN A MANNER THAT VIOLATES, OR THREATENS TO VIOLATE, SECTION 12.14 AS NECESSARY TO PROTECT SELLER'S RIGHTS THEREUNDER, AND (II) NOTHING IN THIS SECTION 12.13 SHALL BE DEEMED OR CONSTRUED TO BE A WAIVER BY PURCHASER OF ANY REMEDIES AVAILABLE AT LAW OR IN EQUITY IN CONNECTION WITH ANY DISTRIBUTION BY SELLER OF PROCEEDS OF THE CLOSING IN VIOLATION OF THE DELAWARE REVISED UNIFORM LIMITED PARTNERSHIP ACT.
12.14.    Confidentiality. Until the Closing, except as permitted hereunder, Purchaser shall (and shall cause its Affiliates to) maintain in confidence all non-public information concerning the Asset which Seller or its representative has disclosed or delivered, or shall hereafter disclose or deliver to Purchaser, its Affiliates or any of the Purchaser Parties and all Due Diligence Material obtained by Purchaser, its Affiliates or any of the Purchaser Parties as contemplated in Article 3 (collectively, the "Confidential Information"), and, without Seller’s prior written consent, shall not deliver or disclose the same, or any part thereof, to any other person or entity except as may be required by applicable Law, regulation or legal process. "Confidential Information" shall not include: (i) information already in a disclosing party’s possession prior to its receipt thereof from Seller or its representative; (ii) information that is obtained by a disclosing party from a third person who is not prohibited from disclosing such information to it by any contractual, legal or fiduciary obligation to Seller; (iii) information that is or becomes publicly disclosed through no fault of the disclosing party; or (iv) information that is or becomes reasonably necessary to disclose in connection with any litigation between the parties hereto. Notwithstanding the foregoing, Purchaser may disclose and deliver Confidential Information to (1) its investors, employees, officers and members, on a need-to-know basis, and (2) its attorneys, consultants, potential equity partners, lenders, accountants and other professional advisors, on a need-to-know basis. Purchaser shall not make any public announcements and shall not use (or permit any of its Affiliates or any of the Purchaser Parties to use) any of the Confidential Information for any purpose other than the evaluation of the Property and the transaction described herein. Upon written request by Seller, Purchaser shall return to Seller copies of the results of any third party inspections, analyses, studies and similar third-party reports relating to the Asset prepared for Purchaser (but excluding any internal memoranda, analysis, reports or similar proprietary materials produced by Purchaser or its Affiliates in connection with its investigation of the Asset) and all copies of the Confidential Information delivered to Purchaser by or on behalf of Seller, and shall destroy any information prepared for Purchaser’s use that contains or reflects any Confidential Information, in each case within five (5) days after such written request if this Agreement is terminated pursuant to the terms hereof.
12.15.    5 – Star Service. Purchaser acknowledges that Seller has informed Purchaser that: (a) an Affiliate of Seller has created a program to describe the services which it and its Affiliates, including Seller, provide to the tenants of properties owned by it or its Affiliates, including Seller, and has named such program "Five-Star Service," "5-Star Service," "5-Star Worldwide" and "5-Star Service Worldwide"; (b) Seller and its Affiliates have expended significant sums of money to develop the program described above; and (c) Seller and its Affiliates intend at all times that the expressions and service marks "Five-Star Service," "5-Star Service," "5-Star Worldwide" and "5-Star Service Worldwide" be proprietary. Any unauthorized use of the expressions or service marks "Five-Star Service," "5-Star Service," "5-Star Service," "5-Star Worldwide" or "5-Star Service Worldwide" (or any derivation thereof, or any substantially similar term) to describe property related services for tenants of any property owned by Purchaser or by any Affiliate of Purchaser will cause irreparable harm to Seller or its Affiliates. Accordingly, Purchaser covenants that it shall not use the terms or service marks "Five-Star Service," "5-Star Service," "5-Star Worldwide," or "5-Star Service Worldwide" (or any derivation thereof, or any substantially similar term) in connection with Purchaser's ownership or operation of the Asset. Purchaser agrees that damages are an inadequate remedy for any breach by it of this Section, and that Seller and any of Seller's Affiliates are entitled to injunctive relief and reasonable attorneys' fees for any breach of this Section and waives any requirement for the posting of a bond in connection with any Affiliate of Seller seeking or obtaining such injunctive relief. Such Affiliates of Seller are express intended third party beneficiaries of this Section.
12.16.    JURY WAIVER. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY SELLER OR PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, SELLER AND PURCHASER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.
12.1.    Article 12 Survival. The provisions of this Article 12 shall survive Closing or any earlier termination of this Agreement without any limitation on the duration of such survival.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed under seal by their duly authorized representatives as of the Effective Date.
SELLER:

SPUS6 Three Ravinia, LP, a Delaware limited partnership

By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner

By:   /s/ Ming J. Lee
   Name:  Ming J. Lee
   Title:   Vice President

By:   /s/ Jeffrey Felder
   Name:   Jeffrey Felder
   Title:   Assistant Vice President

Date of Execution: November 10, 2016

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

PURCHASER:

PREFERRED APARTMENT COMMUNITIES, OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership
By: Preferred Apartment Advisors, LLC, its agent

By:    /s/ Jeffrey R. Sprain
Name:     Jeffrey R. Sprain
Title:    Senior Vice President and General Counsel

Date of Execution: November 10, 2016

[SIGNATURES CONTINUE ON NEXT PAGE]

Signature Page to Purchase and Sale Agreement

The undersigned has joined in the execution of this Agreement under seal for the purpose of acknowledging and agreeing to its obligations as Broker under the provisions of Sections 10.1 and 12.9.

BROKER:

EASTDIL SECURED

Date of Execution:                By: /s/ Kennedy Hicks        (SEAL)
November 10, 2016                Name:    Kennedy Hicks
Title:    Director

[END OF SIGNATURES]

Signature Page to Purchase and Sale Agreement

TABLE OF CONTENTS
ARTICLE 1. DEFINITIONS1
ARTICLE 2. PURCHASE AND SALE11
2.1.Agreement to Sell and Purchase    11
2.2.Permitted Exceptions    11
2.3.Earnest Money    11
2.4.Purchase Price    12
2.5.Independent Contract Consideration    12
2.6.Closing    13
ARTICLE 3. Purchaser's Inspection and Review Rights13
3.1.Due Diligence Inspections.    13
3.2.Purchaser's Access to Information.    13
3.3.Condition of the Asset    14
3.4.Title and Survey    14
3.5.Termination of Agreement.    16
ARTICLE 4. Representations AND Warranties17
4.1.Representations and Warranties of Seller    17
4.2.As-Is Sale; Release.    20
4.3.Knowledge Defined    24
4.4.Representations and Warranties of Purchaser    25
ARTICLE 5. PRE-CLOSING OBLIGATIONS27
5.1.General Operation of Asset.    27
5.2.Future Leases and Tenant Concessions.    27
5.3.New Tenant Work Contracts.    28

5.4.Service Contracts.    29
5.5.Estoppel Certificates.    30
ARTICLE 6.31
CONDITIONS TO CLOSING31
6.1.Conditions Precedent to Purchaser's Obligations    31
6.2.Conditions Precedent to Seller's Obligations    31
6.3.Tenant Estoppel Certificates    32
6.4.Waiver of Failure of Conditions Precedent.    34
ARTICLE 7. CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS35
7.1.Seller's Closing Deliveries    35
7.2.Purchaser's Closing Deliveries    37
7.3.Closing Costs    37
7.4.Prorations and Credits    38
7.5.Possession    44
7.6.Post-Closing Access to Books and Records    45
ARTICLE 8. DEFAULT AND REMEDIES45
8.1.Purchaser's Default    45
8.2.Seller's Default.    46
8.3.Limitations on Liability.    47
8.4.Survival    49
ARTICLE 9. ASSIGNMENT49
9.1.Assignment    49
ARTICLE 10. BROKERAGE COMMISSIONS50
10.1.Broker    50
ARTICLE 11. CASUALTY AND CONDEMNATION51

ii

11.1.Casualty    51
11.2.Condemnation    52
ARTICLE 12. MISCELLANEOUS53
12.1.Notices    53
12.2.Deadlines    54
12.3.Publicity    54
12.4.Discharge of Obligations    55
12.5.Severability    55
12.6.Construction    55
12.7.Sale Notification Letters    55
12.8.General Definitional Provisions    56
12.9.General Provisions    56
12.10.Attorneys' Fees    56
12.11.Counterparts    57
12.12.No Recording    57
12.13.INDEPENDENT RESPONSIBILITY/NO ALTER EGO    57
12.14.Confidentiality    58
12.15.5 – Star Service.    59
12.16.JURY WAIVER    59
12.17.Article 12 Survival    59

iii

EXHIBIT A
DESCRIPTION OF REAL PROPERTY

LEGAL DESCRIPTION
PARCEL ONE (FEE)
All that tract or parcel of land lying and being in Land Lot 347, 18th District, City of Dunwoody, DeKalb County, Georgia, and being more particularly described as follows:
To find the True Point of Beginning, commence at a Georgia DOT concrete monument located on the northern right-of-way line of Interstate 285 (having a variable right-of-way width), South 80 degrees 03 minutes 05 seconds West a distance 20.24 feet from the intersection of said northern right-of-way line of Interstate 285 and the northeastern right-of-way line of Ashford-Dunwoody Road (having a variable right-of-way width), and run thence along said northern right-of-way line of Interstate 285 North 80 degrees 03 minutes 05 seconds East a distance of 20.24 feet to said intersection of said northern right-of-way line of Interstate 285 and said northeastern right-of-way line of Ashford-Dunwoody Road; thence North 80 degrees 03 minutes 05 seconds East a distance of 839.96 feet to a concrete right-of-way monument; thence North 69 degrees 56 minutes 48 seconds East a distance of 397.59 feet to a point; thence leave said northern right-of-way line of Interstate 285 and run North 00 degrees 59 minutes 05 seconds East a distance of 223.60 feet to a point; thence North 89 degrees 00 minutes 55 seconds West a distance of 132.60 feet to a 1/2 inch rebar found and being the TRUE POINT OF BEGINNING; thence from the True Point of Beginning as thus established thence North 89 degrees 00 minutes 55 seconds West a distance of 79.22 feet to a 1/2 inch rebar found; thence South 45 degrees 59 minutes 05 seconds West a distance of 46.48 feet to a 1/2 inch rebar found; thence North 44 degrees 00 minutes 55 seconds West a distance of 41.83 feet to a 1/2 inch rebar found; thence North 00 degrees 59 minutes 05 seconds East a distance of 111.72 feet to a 1/2 inch rebar found; thence North 20 degrees 58 minutes 57 seconds East a distance of 100.00 feet to a PK nail found; thence North 00 degrees 59 minutes 05 seconds East a distance of 131.32 feet to a PK nail found; thence North 11 degrees 59 minutes 14 seconds West a distance of 189.52 feet to 1/2 inch rebar found; thence North 00 degrees 59 minutes 05 seconds East a distance of 145.57 feet to a PK nail found; thence North 89 degrees 00 minutes 55 seconds West a distance of 45.64 feet to a PK nail found; thence South 00 degrees 58 minutes 41 seconds West a distance of 12.44 feet to a PK nail found; thence North 89 degrees 01 minutes 19 seconds West a distance of 24.00 feet to a 1/2 inch rebar found; thence North 00 degrees 58 minutes 41 seconds East a distance of 63.00 feet to a point; thence North 26 degrees 04 minutes 04 seconds West a distance of 35.19 feet to a point; thence North 00 degrees 58 minutes 41 seconds East a distance of 137.00 feet to a 1/2 inch rebar found; thence North 88 degrees 41 minutes 58 seconds East (North 85 degrees 41 minutes 58 seconds East in deed recorded at Deed Book 12914, Page 638, in the Office of the Clerk of the Superior Court of DeKalb County, Georgia) a distance of 27.69 feet to a 1/2 inch rebar found; thence South 89 degrees 00 minutes 55 seconds East a distance of 242.00 feet to a 1/2 inch rebar found; thence South 00 degrees 59 minutes 05 seconds West a distance of 683.67 feet to a 1/2 inch rebar found; thence South 20 degrees 58 minutes 57 seconds West a distance of 99.40 feet to a PK nail found; thence South 00 degrees 59 minutes 05 seconds West a distance of 106.90 feet to The Point of Beginning.
The above-described property contains 3.76 acres and is more particularly shown on that certain survey entitled "ALTA/ACSM Land Title Survey for: Colonial Properties Trust; CBRE SPUS 6 Acquisitions, LLC; SPUS6 Three Ravinia, LP; SPUS6 Three Ravinia GP, LLC; CBRE Global Investors, LLC; Parker, Hudson, Rainer & Dobbs LLP; and Commonwealth Land Title Insurance Company – Land Lot 347 – 18th District – City of Dunwoody, DeKalb County, Georgia," prepared by Travis Pruitt & Associates, Inc., bearing the seal and certification of Bruce W. Hamilton, Georgia Registered Land Surveyor No. 2951, dated April 11, 2013, signed and sealed on May 9, 2013, which survey is incorporated herein and by this reference made a part hereof.
THE FOREGOING PROPERTY ALSO BEING DESCRIBED AS FOLLOWS:
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 347 of the 18th District of DeKalb County, Georgia, being more particularly described as follows:
TO FIND THE TRUE POINT OF BEGINNING, commence at a Georgia DOT concrete monument located on the northern right-of-way line of Interstate 285 (having a variable right-of-way width), 20.24 feet West of the northeastern right-of-way line of Ashford-Dunwoody Road (having a variable right-of-way width), and run thence N 80º 03' 05" E a distance of 20.24 feet to a point, thence N 80º 03' 05" E a distance of 839.96 feet to a concrete right-of-way monument; thence N 69º 56' 48" E a distance of 397.59 feet to a point; thence N 00º 59' 05" E a distance of 223.60 feet to a point; thence N 89º 00' 55" W a distance of 132.60 feet to a point, said point being the TRUE POINT OF BEGINNING. From the TRUE POINT OF BEGINNING as thus established, run thence N 89º 00' 55" W a distance of 79.22 feet to a point; thence S 45º 59' 05" W a distance of 46.48 feet to a point; thence N 44º 00' 55" W a distance of 41.83 feet to a point, thence N 00º 59' 05" E a distance of 111.72 feet to a point; thence N 20º 58' 57" E a distance of 100.00 feet to a point; thence N 00º 59' 05" E a distance of 131.32 feet to a point; thence N 11º 59' 14" W a distance of 189.52 feet to a point; thence N 00º 59' 05" E a distance of 145.57 feet to a point; thence N 89º 00' 55" W a distance of 45.64 feet to a point, thence S 00º58' 41" W a distance of 12.44 feet to a point, thence N 89º 01' 19" W a distance of 24.00 feet to a point, thence N 00º 58' 41" E a distance of 63.00 feet to a point; thence N 26º 04' 04" W a distance of 35.19 feet to a point, thence N 00º 58' 41" E a distance of 137.00 feet to a point, thence N 85º 41' 58" E a distance of 27.69 feet to a point, thence S 89º 00' 55" E a distance of 242.00 feet to a point, thence S 00º 59' 05" W with a distance of 683.67 feet to a point, thence S 20º 58' 57" W a distance of 99.40 feet to a point, thence S 00º 59' 05" W a distance of 106.90 feet to a point, said point being the TRUE POINT OF BEGINNING.
The above-described property contains 3.7595 acres (163,763 square feet) and is shown as Lot C on and described according to that certain Lot Designation Plat (Lot C) prepared for Ravinia III Associates Limited Partnership and Ticor Title Insurance Company by Hill-Fister Engineers, Inc., James R. Fister, G.R.L.S. No. 1821, dated September 14, 1989, recorded in Plat Book 90, page 38, DeKalb County, Georgia Records, which survey is incorporated herein and by this reference made a part hereof.
TOGETHER WITH:

PARCEL TWO (DRAINAGE EASEMENT)
A perpetual non-exclusive easement for drainage over and across the following property:
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 347 of the 18th District of DeKalb County, Georgia, being more particularly described as follows:
TO FIND THE TRUE POINT OF BEGINNING, commence at a Georgia DOT concrete monument located on the northern right-of-way line of Interstate 285 (having a variable right-of-way width), 20.24 feet west of the northeastern right-of-way line of Ashford-Dunwoody Road, (having a variable right-of-way width), and run thence N 80º 03' 05" E a distance of 20.24 feet to the point of intersection of the northern right-of-way line of Interstate 285 and the northeastern right-of-way line of Ashford-Dunwoody Road, run in a generally northwesterly and northeasterly direction along said northeastern right-of-way line at Ashford-Dunwoody Road the following courses and distances: N 48º 10' 13" W a distance of 38.00 feet to a point; N 14º 52' 32" W a distance of 25.00 feet to a point; N 11º 44' 52" W a distance of 201.62 feet to a point; N 14º 52' 30" W a distance of 158.10 feet to a point; along the arc of a 1001.75 foot radius curve an arc distance of 77.43 feet to a point (said arc being subtended by a chord bearing N 12º 39' 39" W and having a length of 77.41 feet); N 07º 50' 17" W a distance of 217.35 feet to a point; N 00º 46' 26" E a distance of 36.66 feet to a point; along the arc of a 1303.98 foot radius curve an arc distance of 181.44 feet to a point (said arc being subtended by a chord bearing N 09º 02' 44" E and having a length of 181.29 feet); along the arc of a 1,292.982 foot radius curve an arc distance of 166.01 feet to a point, (said arc being subtended by a chord bearing N 13º 14' 59" E and having a length of 165.90 feet); N 17º 31' 00" E a distance of 192.5 feet to a point; N 69º 14' 06" W a distance of 7.00 feet to a point; N 20º 45' 35" E a distance of 247.16 feet to a point; thence departing said northeastern right-of-way line of Ashford-Dunwoody Road, run S 89º 01' 19" E a distance of 1,178.29 feet to a point; run thence S 00º 59' 05" W a distance of 1,183.50 feet to a point located along said northern right-of-way line of Interstate 285; run thence in a generally southwesterly direction along said northern right-of-way line of Interstate 285 the following courses and distances; S 69º 56' 48" W a distance of 397.59 feet to a point; S 80º 03' 05" W a distance of 839.96 feet to a point, said point being the TRUE POINT OF BEGINNING.
The above-described property, consisting of 40.7803 acres, is more particularly shown on, and described according to that certain Composite Plat prepared for Ravinia II Associates and Bogamij N.V. and Ticor Title Insurance Company, by Hill-Fister Engineers, Inc., Randy L. Tibbitts, G.R.L.S. No. 2137, dated August 5, 1985, last revised November 11, 1985, said plat being incorporated herein by this reference, and made a part of this description.
LESS AND EXCEPT
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 347 of the 18th District of DeKalb County, Georgia, containing 2.5653 acres and being designated as Lot "A" as more particularly shown on, and described according to that certain Lot Designation Plat (Lot "A") prepared for Ravinia I Associates, Bogamij N.V., and Ticor Title Insurance Company, by Hill-Fister Engineers, Inc., Randy L. Tibbitts, G.R.L.S. No. 2137, dated July 31, 1984, last revised November 13, 1985, recorded in Plat Book 81, page 14, DeKalb County, Georgia Records, which plat is incorporated herein by this reference and hereby made a part of this description.

AND LESS AND EXCEPT:
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 347 of the 18th District of DeKalb County, Georgia, containing 2.4561 acres and being designated as Lot "B", as more particularly shown on, and described according to that certain Lot Designation Plat (Lot "B") prepared for Ravinia II Associates, Bogamij N.V., and Ticor Title Insurance Company, by Hill-Fister Engineers, Inc., Randy L. Tibbitts, G.R.L.S. No. 2137, dated October 8, 1985, last revised November 13, 1985, recorded in Plat Book 81, page 13, DeKalb County, Georgia Records, which plat is incorporated herein by this reference and hereby made a part of this description.
AND LESS AND EXCEPT:
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 347 of the 18th District of DeKalb County, Georgia, being more particularly described as follows:
BEGINNING at a concrete monument found at the intersection of the eastern right-of-way line of Ashford-Dunwoody Road (having a variable right-of-way width), with the northern right-of-way line of Interstate Highway No. 285; run thence in a generally northwesterly, northerly and northeasterly direction along the eastern right-of-way line of Ashford-Dunwoody Road the following courses and distances: N 43º 24' 55" W a distance of 45.55 feet to an iron pin; thence N 17º 28' 40" W a distance of 327.10 feet to an iron pin; thence along the arc of a 1,049.746 foot radius curve concave to the right (having a chord bearing N 01º 38' 28" E and a length of 687.64 feet) an arc distance of 700.57 feet to an iron pin; thence N 20º 45' 35" E a distance of 240.44 feet to an iron pin placed, said iron pin placed being the TRUE POINT OF BEGINNING. From the TRUE POINT OF BEGINNING as thus established, continue along the eastern right-of-way line of Ashford-Dunwoody Road N 20º 45' 35" E a distance of 247.16 feet to an iron pin found; thence leaving the eastern right-of-way line of Ashford-Dunwoody Road, run S 89º 01' 19" E a distance of 203.03 feet to an iron pin placed; thence S 35º 15' 35" W a distance of 280.25 feet to an iron pin placed; thence S 63º 00' 35" W a distance of 88.93 feet to an iron pin placed; thence N 47º 45' 59" W a distance of 58.12 feet to an iron pin placed; thence N 69º 14' 06" W a distance of 7.00 feet to an iron pin placed, said iron pin placed being the TRUE POINT OF BEGINNING.
The above-described property contains .9417 acres and is shown on, and described according to that certain Survey of Police Precinct Parcel for Hines Atlanta Limited, prepared by Hill-Fister Engineers, Inc., Randy Lamon Tibbitts, G.R.L.S. No. 2137, dated May 10, 1985, which survey is incorporated herein by this reference and made a part of this description.
AND LESS AND EXCEPT:
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 347 of the 18th District of DeKalb County, Georgia, containing 4.5857 acres and being shown as Hotel Site (Includes Water Feature Site) on, and described according to that certain Lot Designation Plat (Hotel Site) prepared for Hines Atlanta Limited and HT/Hines Ravinia Associates, Ltd., prepared by Hill-Fister Engineers, Inc., Randy L. Tibbitts, G.R.L.S. No. 2137, dated June 27, 1984, recorded in Plat Book 77, Page 161, DeKalb County, Georgia Records, which certain Lot Designation Plat (Hotel Site) is incorporated herein by this reference and hereby made a part of this description.

AND LESS AND EXCEPT:
ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 347 of the 18th District of DeKalb County, Georgia, containing 3.7595 acres (163,763 square feet) and being shown as Lot C on and described according to that certain Lot Designation Plat (Lot "C") prepared for Ravinia III Associates Limited Partnership and Ticor Title Insurance Company by Hill-Fister Engineers, Inc., James R. Fister, G.R.L.S. No. 1821, dated September 14, 1989, recorded in Plat Book 90, page 38, DeKalb County, Georgia Records, which survey is incorporated herein and by this reference made a part hereof.
ALSO TOGETHER WITH:
PARCEL THREE (OPEN SPACE/SCENIC EASEMENT)
A non-exclusive easement for the purpose of preserving open space and maintaining such open space as a visual appurtenance, as more fully described in that certain Limited Warranty Deed with Easements, Restrictions, Reservations, Release and Grant of Development Rights from Hines Atlanta Limited to Ravinia III Associates Limited Partnership, dated September 28, 1989, recorded at Deed Book 6532, page 201, DeKalb County, Georgia Records (with reference to a more particular description of the subject easement area as contained in that certain Easement Agreement, dated as of August 1, 1984, by and between Hines Atlanta Limited, a Georgia limited partnership, and Hines Ravinia I, Ltd., a Georgia limited partnership, recorded at Deed Book 5037, page 115, DeKalb County, Georgia Records), as said easement is amended by Amendment to Limited Warranty Deed with Easements, Restrictions, Reservations, Release and Grant of Development Rights dated December 13, 1996, between Hines Atlanta Limited and Ravinia III Associates Limited Partnership, recorded at Deed Book 9254, page 693, DeKalb County, Georgia Records, and as said easement is further amended by that certain Memorandum of Agreement and Second Amendment to Limited Warranty Deed dated August 25, 1997, by and between Hines Atlanta Limited and Ravinia III Associates Limited Partnership, recorded at Deed Book 10696, page 690, DeKalb County, Georgia Records.
ALSO TOGETHER WITH:
PARCEL FOUR
Easements, rights and appurtenances inuring to the benefit of and running with the title to the insured land under that certain Restated Declaration of Covenants, Conditions and Restrictions for Ravinia, dated July 5, 1984, and recorded at Deed Book 5017, page 266, DeKalb County, Georgia Records, as modified by Release of Utility Easement Area, dated August 2, 1984, and recorded at Deed Book 5037, page 214, DeKalb County, Georgia Records, as further modified by Limited Warranty Deed with Easements, Restrictions, Reservations, Release and Grant of Development Rights from Hines Atlanta Limited to Ravinia III Associates Limited Partnership, dated September 28, 1989, recorded at Deed Book 6532, page 201, DeKalb County, Georgia Records (as said Limited Warranty Deed is modified by (i) that certain Amendment to Limited Warranty Deed with Easements, Restrictions, Reservations, Release and Grant of Development Rights dated December 13, 1996, between Hines Atlanta Limited and Ravinia III Associates Limited Partnership, recorded at Deed Book 9254, page

693, DeKalb County, Georgia Records, and (ii) that certain Memorandum of Agreement and Second Amendment to Limited Warranty Deed dated August 25, 1997, by and between Hines Atlanta Limited and Ravinia III Associates Limited Partnership, recorded at Deed Book 10696, page 690, DeKalb County, Georgia Records), as further modified by that certain HAL Settlement Agreement by and between Hines Atlanta Limited and Ravinia III Associates Limited Partnership, dated December 13, 1996, and recorded at Deed Book 9254, page 727, DeKalb County, Georgia Records, also recorded at Deed Book 9302, Page 033, DeKalb County, Georgia Records, and as further modified by that certain Amendment to Restated Declaration of Covenants, Conditions and Restrictions for Ravinia dated June 1, 2011, and recorded at Deed Book 23343, Page 175, DeKalb County, Georgia Records, including without limitation in and to all of those "Permanent Common Areas" as designated and shown on that certain plat recorded at Plat Book 90, page 39, DeKalb County, Georgia Records.
ALSO TOGETHER WITH:
PARCEL FIVE
Easements, rights and appurtenances inuring to the benefit of and running with the title to the insured land under that certain Storm Sewer, Construction and Encroachment Easement Agreement between Ravinia II Associates and Ravinia III Associates Limited Partnership, dated September 28, 1989, and recorded at Deed Book 6532, page 242, DeKalb County, Georgia Records, including without limitation in and to the "Construction Access Area" as shown on that certain plat recorded at Plat Book 90, page 38, DeKalb County, Georgia Records.
ALSO TOGETHER WITH:
PARCEL SIX
Easements, rights and appurtenances inuring to the benefit of and running with the title to the insured land under that certain Encroachment Easement from Hines Atlanta Limited and Ravinia Property Owners Association, Inc., to Ravinia III Associates Limited Partnership, dated December 13, 1996, and recorded at Deed Book 9254, page 735, DeKalb County, Georgia Records.
ALSO TOGETHER WITH:
PARCEL SEVEN (COMMUNICATION LINE EASEMENT)
Non-exclusive easement, rights and appurtenances inuring to the benefit of and running with the title to the insured land under that certain Communication Line Easement Agreement between Hines Atlanta Limited and Ravinia Property Owners Association, Inc., and Ravinia III Associates Limited Partnership, dated June 30, 1995, and recorded at Deed Book 9254, page 698, DeKalb County, Georgia Records.

ALSO TOGETHER WITH:
PARCEL EIGHT (SIGN EASEMENT)
Non-exclusive easement, rights and appurtenances inuring to the benefit of and running with the title to the insured land under that certain Sign Easement Agreement between Hines Atlanta Limited and Ravinia III Associates Limited Partnership, dated December 13, 1996, and recorded at Deed Book 9254, page 722, DeKalb County, Georgia Records.
ALSO TOGETHER WITH:
PARCEL NINE (GENERAL UTILITY LINE EASEMENT)
Non-exclusive easement, rights and appurtenances inuring to the benefit of and running with the title to the insured land under that certain General Utility Line Easement from Hines Atlanta Limited to Ravinia III Associates Limited Partnership, dated December 13, 1996, and recorded at Deed Book 9254, page 763, DeKalb County, Georgia Records.
ALSO TOGETHER WITH:
PARCEL TEN
Easements, rights and appurtenances inuring to the benefit of and running with the title to the insured land in, to or associated with those storm drainage and sanitary sewer lines, the "Existing Water Feature" and those roadways, sidewalks, curbs, gutters and related improvements, all as shown on that certain plat recorded at Deed Book 90, page 38, DeKalb County, Georgia Records.
ALSO TOGETHER WITH:
PARCEL ELEVEN (SANITARY SEWER EASEMENT)
Easements, rights and appurtenances inuring to the benefit of and running with the title to the insured land under that certain Sanitary Sewer Easement by and between Metropolitan Life Insurance Company, a New York corporation, and Centennial Equities Corporation, a New York corporation, as joint venturers doing business as Perimeter Center Properties; Metropolitan Life Insurance Company, as holder of a first priority Deed to Secure Debt and Security Agreement in the real property in which the subject easement is granted; Hines Atlanta Limited, a Georgia limited partnership; and Hines Ravinia I Ltd., a Georgia limited partnership, dated June 13, 1984, recorded at Deed Book 5012, page 433, DeKalb County, Georgia Records.

EXHIBIT B
LIST OF PERSONAL PROPERTY
[On file with Company]

B-1

EXHIBIT C
FORM OF ESCROW AGREEMENT
THIS ESCROW AGREEMENT (the "Agreement"), made and entered into this _____ day of __________, 2016, by and among SPUS6 THREE RAVINIA, LP, a Delaware limited partnership (hereinafter referred to as "Seller"), PREFERRED APARTMENT COMMUNITIES OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (hereinafter referred to as "Purchaser`"), and COMMONWEALTH LAND TITLE INSURANCE COMPANY (hereinafter referred to as "Escrow Agent").
W I T N E S S E T H:
A.    Purchaser and Seller have entered into that certain Purchase and Sale Agreement dated effective as of November__, 2016 (the "Contract").
B.    Pursuant to the Contract, Purchaser is to deposit with Escrow Agent the Earnest Money (as defined by the Contract).
C.    Seller, Purchaser and Escrow Agent desire to set forth the terms and conditions of Escrow Agent's holding, investment and disbursement of all funds deposited with Escrow Agent as Earnest Money, together with all interest accruing thereon and other income deriving therefrom (collectively, the "Escrow Funds").
In consideration of the agreements set forth in the Contract and the mutual covenants set forth in this Agreement, the receipt and adequacy of which the parties hereby acknowledge, Seller, Purchaser and Escrow Agent, covenant and agree as follows:
1.Capitalized terms set forth, but not otherwise defined, herein shall have the respective meanings assigned to them by the Contract.
2.Escrow Agent acknowledges receipt of a check or wire transfer, payable to the order of Escrow Agent, in the amount of $2,500,000.00 as the Initial Earnest Money.
3.Escrow Agent agrees to hold, administer, and disburse the Escrow Funds pursuant to this Agreement and the Contract. Escrow Agent will invest the Escrow Funds in an interest bearing escrow account at the following financial institution: __________________________, located at Address: ____________________, Phone Number: ___-___-____, and Facsimile Number ___- ___ - ____, in the name of the Escrow Agent as a holder for "Preferred Apartment Communities Operating Partnership, L.P.", to be held in accordance with the terms and conditions of this Agreement. All interest or other income will be earned for the account of Purchaser and will be held, invested and disbursed as a part of the Escrow Funds.
4.For purposes of this Agreement, Purchaser represents and warrants that its Federal Identification Number is 27-2609875. For purposes of this Agreement, Seller represents and warrants that its Federal Employer Identification Number is _____________. Escrow Agent's fee,

if any, for services rendered under this Agreement will be [$_________], which shall be paid in equal parts by Purchaser and Seller. Escrow Agent shall have NO OBLIGATION TO INVEST the Escrow Funds unless and until Purchaser has completed Escrow Agent's "Escrow Instructions (Interest Bearing Accounts)" in the form attached hereto as Exhibit A attached hereto and incorporated by this reference and Seller and Purchaser each provides a completed W-9.
5.Promptly upon notice from either Purchaser or Seller, or both, that Escrow Funds are to be disbursed and setting forth the identity of the party to whom such Escrow Funds are to be disbursed, Escrow Agent shall disburse the Escrow Funds pursuant to such notice; provided, however, that except as provided in the last sentence of this Section 5, if the notice is given by either Purchaser or Seller but not both, Escrow Agent will (i) promptly notify the other party that Escrow Agent has received a request for disbursement, and (ii) withhold disbursement of the Escrow Funds for a period of ten (10) days after receipt of the notice requesting disbursement. If Escrow Agent receives notice from either Purchaser or Seller within the aforesaid ten (10) day period that countermands the earlier notice requesting disbursement, then Escrow Agent shall withhold such disbursement until both Purchaser and Seller can agree upon a disbursement of the Escrow Funds. Purchaser and Seller agree to send to the other, pursuant to Paragraph 9 below, a duplicate copy of any notice sent to Escrow Agent and requesting, or countermanding a request for, disbursement. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Purchaser terminates the Contract, or is deemed to have terminated the Contract, in accordance with Section 3.5 of the Contract, Escrow Agent shall immediately disburse the Escrow Funds to Purchaser upon request by Purchaser.
6.In the event of a dispute between Purchaser and Seller sufficient in the sole discretion of Escrow Agent to justify its doing so or in the event Escrow Agent is still holding any of the Escrow Funds on the date two (2) years from the date of this Agreement, Escrow Agent may tender the Escrow Funds into the registry or custody of any court of competent jurisdiction, together with such legal pleadings as it may deem appropriate, and will be discharged from all further duties and liabilities under this Agreement. Any such legal action may be brought in such court as Escrow Agent determines to have jurisdiction.
7.In performing any of its duties under this Agreement, Escrow Agent shall not incur any liability to anyone for any damages, losses, or expenses, except for willful default, negligence, fraud or breach of trust, and it shall accordingly not incur any such liability with respect to any action taken or omitted in reliance upon any instrument, including any notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions but also as to the truth and accuracy of any information, which Escrow Agent in good faith believes to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Agreement.
8.Purchaser and Seller shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including, without limitation, reasonable costs of investigation and legal counsel fees, which may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties, including, without limitation, any litigation arising from this Agreement or involving the subject matter of this Agreement, except to the extent arising out of Escrow Agent's material breach of this Agreement, negligence or willful misconduct.
9.Notices under this Agreement shall be given subject to, and in accordance with, Section 12.1 of the Contract, provided that the address for Escrow Agent for notice purposes shall be:
___________________
___________________
___________________
___________________
Attn: ______________

10.This Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors, and assigns.
11.Time is of the essence of this Agreement.
12.This Agreement is governed by and is to be construed under the laws of the State of Georgia and may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same instrument.
[Signatures begin on next page]

[SIGNATURE PAGE TO ESCROW AGREEMENT]

Seller, Purchaser and Escrow Agent signed and sealed this Agreement as of the day, month and year written on the first page of this Agreement.
SELLER:

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ESCROW AGREEMENT]

PURCHASER:
PREFERRED APARTMENT COMMUNITIES, OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership

By: Preferred Apartment Advisors, LLC, its agent

By:
Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ESCROW AGREEMENT]

ESCROW AGENT:
COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:                    (SEAL)
Name:
Title:

[OR CORPORATE SEAL]

EXHIBIT A
(to Escrow Agreement)

[Attached]

EXHIBIT D
FORM OF TENANT ESTOPPEL CERTIFICATE

[On file with the Company]

D-1
26059998v5

EXHIBIT E
INTENTIONALLY OMITTED

E-1
26059998v5

EXHIBIT F
FORM OF LIMITED WARRANTY DEED
After Recording Return To:
_____________________
_____________________

LIMITED WARRANTY DEED
THIS LIMITED WARRANTY DEED, made as of this ___ day of _____________, 2016, by and between SPUS6 THREE RAVINIA, LP, a Delaware limited partnership (hereinafter referred to as "Grantor"), and [___________________________, a _____________________] (hereinafter referred to as "Grantee") (the terms Grantor and Grantee to include their respective successors, legal representatives, and assigns where the context hereof requires or permits).
W I T N E S S E T H: That,

Grantor, for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS, and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt, adequacy, and sufficiency of which being hereby acknowledged, has granted, bargained, sold, and conveyed, and by these presents does hereby grant, bargain, sell, and convey unto Grantee, subject to all matters set forth on Exhibit B attached hereto and incorporated herein by this reference (such matters, collectively, the "Permitted Exceptions"), all that tract or parcel of land lying and being in DeKalb County, Georgia, and being more particularly described on Exhibit A attached hereto and incorporated herein by this reference (such land, the "Property").

TO HAVE AND TO HOLD the above-described Property, together with all and singular the rights, members, easements and appurtenances thereof, and all of Grantor's right, title, and interest in any public rights-of-way adjoining the Property, to the same being, belonging, or in any way appertaining, to the only proper use, benefit, and behoof of Grantee, subject to the Permitted Exceptions, forever, in FEE SIMPLE.
AND, SUBJECT TO the Permitted Exceptions, Grantor will warrant and forever defend the right and title to the Property unto Grantee against the claims of all persons claiming by, through or under Grantor, but not otherwise.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Grantor has executed this Limited Warranty Deed under seal this ______day of __________ 2016.

Signed, sealed and delivered in the presence of: _____________________________ Witness Notarization by California Notary is attached hereto and made a part hereof
GRANTOR:

SPUS6 Three Ravinia, LP, a Delaware limited partnership

By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner

By:______________________________________
      Name:________________________________
      Title:_________________________________

By:______________________________________
      Name:________________________________
      Title:_________________________________

Attached to and made a part of:

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of    )

County of    )

On ____________________, 20__ before me, ______________________________________, personally appeared _______________________________________ who signed the above-referenced Instrument in my presence and who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within Instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or entity upon behalf of which the person(s) acted, executed the Instrument.

I certify under PENALTY of PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature          (Seal)
Name

EXHIBIT G
FORM OF BILL OF SALE TO PERSONAL PROPERTY
BILL OF SALE
THIS BILL OF SALE ("Bill of Sale") is made and entered into as of the _____ day of ______________, 2016, by SPUS6 THREE RAVINIA, LP, a Delaware limited partnership ("Seller"), for the benefit of [___________________________, a _____________________] ("Purchaser").
W I T N E S S E T H:
A.    Contemporaneously with the execution of this Bill of Sale, Seller has conveyed to Purchaser a portion of certain improved real property commonly known as Ravinia Three, Three Ravinia Drive, Atlanta, Georgia and more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the "Asset").
B.    In connection with the conveyance, Seller desires to transfer and convey to Purchaser all of Seller's right, title and interest in and to certain tangible personal property, inventory and fixtures located in and used exclusively in connection with the ownership, maintenance or operation of the Asset and the Improvements.
In consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Seller by Purchaser and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Seller and Purchaser, it is agreed as follows:
1.    All capitalized terms not defined in this Bill of Sale will have the meanings given in the Purchase and Sale Agreement dated effective as of _______________, 2016, between Seller and [Purchaser]/[[[3], [4] ("Contract Buyer," Contract Buyer having assigned its rights thereunder to Purchaser)] (the "Contract"). This Bill of Sale is executed and delivered pursuant to the Contract.
2.    Seller unconditionally and absolutely remises, conveys and quitclaims to Purchaser, WITHOUT WARRANTY OR REPRESENTATION OF TITLE OR ANY OTHER KIND OF WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OTHER THAN AS EXPRESSLY SET FORTH IN PARAGRAPH 3 BELOW, all right, title and interest of Seller, if any, in any and all of the following property to the extent such does not constitute Excluded Property (as hereinafter defined): furniture (including common area furnishings and interior landscaping items), carpeting, draperies, appliances, personal property, machinery, apparatus and equipment owned by Seller and currently used exclusively in the operation, repair and maintenance of the Real Property and Improvements and situated on the Real Property, if any, including, without limitation, all of Seller's right, title and interest in and to those items of tangible personal property set forth on Exhibit B attached hereto and incorporated herein by this reference (the "Listed Property") and all books, records and files (excluding any Proprietary Materials) relating to the Real Property and Improvements (the "Personal Property"). Notwithstanding anything to the contrary herein, in no

26059998v5

event is any Excluded Property (as hereinafter defined) transferred, conveyed or set over by Seller to Purchaser pursuant to this Bill of Sale or otherwise. "Excluded Property" means the following property: any property expressly described as being excluded from the definition of "Intangible Property" in Article 1 of the Contract; any computer software that either is licensed to Seller or which Seller reasonably deems proprietary; cash and deposits other than Security Deposits; accounts receivable and other revenues and income accruing prior to Closing; and any property owned by any leasing or managing agent for the Asset, any direct or indirect beneficial owner or other Affiliate of Seller, or any Affiliate of any such agent, direct or indirect beneficial owner or Affiliate, other than Seller, or any of the tenants, contractors or licensees of Seller or the Asset. Additionally, the Personal Property shall not include any Intangible Property.
3.    Seller represents and warrants to Purchaser that Seller has not placed any liens on, or granted any security interests in, the Listed Property other than those that have been paid in full and released or are to be released pursuant to loan payoffs made simultaneously with delivery of this Bill of Sale, and that Seller has not previously transferred or sold its right, title and interest in and to such Listed Property. Seller transfers, conveys and sets over to Purchaser all of Seller's right, title, and interest in the Listed Property and, subject to taxes and assessments for the year 2016 and subsequent years, rights of tenants under leases, inchoate mechanics liens, all matters disclosed by the Title Commitment and the Survey, and all matters that would be revealed by a thorough inspection of the Asset, Seller will warrant and forever defend the right and title to such Listed Property unto Purchaser against the claims of all persons claiming by, through or under Seller, but not otherwise.
4.    Except as otherwise specifically provided above, the Personal Property is transferred and conveyed "AS IS" and "WHERE IS," "WITH ALL FAULTS." All the provisions of this Bill of Sale are subject to the provisions and the limitations in the Contract, including, without limitation, those in Article 8 of the Contract.
5.    This Bill of Sale shall inure to the benefit of Purchaser, and is binding on Seller, and their respective legal representatives, successors and assigns. This Bill of Sale may be executed in counterparts, each of which will be deemed an original and all of such counterparts together will constitute one and the same Assignment. This Bill of Sale shall be governed by, and construed under, the internal laws of the State of Georgia.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

26059998v5

[SIGNATURE PAGE TO BILL OF SALE]
Each of Seller and Purchaser has caused this Bill of Sale to be executed under seal as of the day and year written on the first page of this Bill of Sale.
SELLER:

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title: ]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

26059998v5

[SIGNATURE PAGE TO BILL OF SALE]

PURCHASER:
[___________________________, a _____________________]
By:                (SEAL)
Name:
Title:

[OR CORPORATE SEAL]

26059998v5

EXHIBIT H
FORM OF ASSIGNMENT AND ASSUMPTION OF LEASES
ASSIGNMENT AND ASSUMPTION OF LEASES, GUARANTIES,
AND SECURITY DEPOSITS
THIS ASSIGNMENT AND ASSUMPTION OF LEASES, GUARANTIES, AND SECURITY DEPOSITS (the "Assignment") is made and entered into as of the ____ day of _________, 2016, by and between SPUS6 THREE RAVINIA, LP, a Delaware limited partnership (the "Assignor"), and [_________________________, a _____________________] (the "Assignee").
RECITALS:
A.    Contemporaneously with the execution of this Assignment, Assignor has conveyed to Assignee certain improved real property commonly known as Ravinia Three, Three Ravinia Drive, Atlanta, Georgia, and described on Exhibit A (the "Property").
B.    In connection with the conveyance of the Property, Assignor desires to transfer and assign to Assignee all of Assignor's right, title and interest in and to certain leases affecting the Property, together with the guaranties, security deposits, and certain future leasing commission and tenant inducement obligations associated with the leases and, subject to the terms and conditions of this Assignment, Assignee desires to assume Assignor's obligations in regard to the leases, guaranties, security deposits and certain leasing commission and tenant inducement obligations.
In consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Assignor by Assignee, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Assignor and Assignee, Assignor and Assignee covenant and agree as follows:
1.    Assignor unconditionally and absolutely assigns, transfers, sets over and conveys to Assignee all of Assignor's right, title and interest in, to and under: (a) the leases, license agreements and guaranties set forth on Exhibit B affecting or relating to the Property (the "Leases" and the "Guaranties") and accruing from and after the date of this Assignment, (b) the tenant deposits enumerated on Exhibit C (the "Security Deposits"), (c) the pre-paid rents held by Assignor and enumerated on Exhibit D ("Pre-Paid Rents"), and (d) the contracts related to tenant improvements set forth on Exhibit E ("Tenant Work Contracts").
2.    Set forth on Exhibit F are certain leasing commission obligations, tenant concessions and supplemental improvement allowance obligations which are hereby assigned by Assignor to, and are assumed by, Assignee (collectively, the "Assumed Leasing Commissions and Tenant Concessions"). Set forth on Exhibit G is a description of existing lease commission agreements relating to the Leases which are hereby assigned by Assignor to, and are assumed by, Assignee (the "Assumed Leasing Commission Agreements").

3.    Assignee hereby assumes: (i) all of Assignor's duties and obligations under the Leases and Guaranties arising from and after the date of this Assignment, including, without limitation, the obligations relating to the Security Deposits and the Pre-Paid Rents and the obligation to advance to the tenants under the Leases the supplemental improvement allowances set forth on Exhibit H; (ii) all of Assignor's duties and obligations under the Tenant Work Contracts; (iii) the Assumed Leasing Commissions and Tenant Concessions; and (iv) all of Assignor's duties and obligations under the Assumed Leasing Commission Agreements relating to renewals of the Leases, extensions of the lease terms thereunder or expansions of the space leased thereunder occurring from and after the date of this Assignment.
4.    This Assignment is executed and delivered pursuant to that certain Purchase and Sale Agreement dated effective as of __________, 2016 between Assignor and [Assignee]/[[3], [4] ("Contract Buyer," Contract Buyer having assigned its rights thereunder to Purchaser)] (the "Contract"). Subject to the terms and limitations in the Contract, including, without limitation, those in Article 8 of the Contract, Assignor will indemnify Assignee against, and will hold Assignee harmless from, any and all duties, claims, demands, causes of action, liabilities, judgments, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees actually incurred in connection with the enforcement of this indemnity or otherwise) resulting from or arising out of any default on the part of Assignor of any of Assignor's obligations or duties under the Leases, Guaranties and Tenant Work Contracts (but excluding payment obligations under the Tenant Work Contracts that are the responsibility of the Assignee) arising on or before the date of this Assignment. Assignee will indemnify Assignor against, and will hold Assignor harmless from, any and all duties, claims, demands, causes of action, liabilities, judgments, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees actually incurred in connection with the enforcement of this indemnity or otherwise) resulting from or arising out of any default on the part of Assignee of any of Assignee's obligations or duties under the Leases, the Guaranties and the Tenant Work Contracts arising after the date of this Assignment. Assignee will further indemnify Assignor against, and will hold Assignor harmless from, any and all duties, claims, demands, causes of action, liabilities, judgments, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees actually incurred in connection with the enforcement of this indemnity or otherwise) resulting from or arising out of any obligations or duties assumed by Purchaser and relating to the Security Deposits, the Pre-Paid Rents and the Assumed Leasing Commissions, Tenant Work Contracts and Tenant Concessions.
5.    This Assignment will inure to the benefit of and be binding upon Assignor and Assignee, their respective legal representatives, successors and assigns. This Assignment may be executed in counterparts, each of which will be deemed an original and all of such counterparts together will constitute one and the same Assignment. This Assignment will be governed by, and construed under, the internal laws of the State of Georgia. The exhibits attached to this Assignment are hereby incorporated herein by reference thereto.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF LEASES,
GUARANTIES, AND SECURITY DEPOSITS]

Assignor and Assignee have executed this Agreement under seal as of the date first written on page one of this Assignment.

ASSIGNOR:

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF LEASES,
GUARANTIES, AND SECURITY DEPOSITS]

ASSIGNEE:

[___________________________, a _____________________]

By:                (SEAL)
Name:
Title:

[OR CORPORATE SEAL]

EXHIBIT I
FORM OF ASSIGNMENT AND ASSUMPTION OF CONTRACTS
ASSIGNMENT AND ASSUMPTION OF CONTRACTS
THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this "Assignment") is made and entered into as of the _____ day of __________, 2016, by and between SPUS6 THREE RAVINIA, LP, a Delaware limited partnership ("Assignor"), and [_______________, a _____________________] ("Assignee").

A.    Assignor has conveyed to Assignee certain real property commonly known as Ravinia Three, Three Ravinia Drive, Atlanta, Georgia, and described on Exhibit A hereto (the "Asset").
B.    In connection with the conveyance, Assignor desires to transfer and assign to Assignee, to the extent assignable, all of Assignor's right, title and interest in and to certain contracts related to the Asset, and Assignee desires to assume Assignor's obligations under said contracts.
In consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Assignor by Assignee, the premises and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Assignor and Assignee, Assignor and Assignee covenant and agree as follows:
1.    This Assignment is executed and delivered pursuant to that certain Purchase and Sale Agreement dated effective as of _______________, 2016, between Assignor and [Assignee]/[[3], [4] ("Contract Buyer," Contract Buyer having assigned its rights thereunder to Assignee)] (the "Contract"). Assignor unconditionally and absolutely assigns, transfers, sets over and conveys to Assignee, to the extent assignable, and without warranty or representation of any kind, express or implied, except as expressly set forth in the Contract, all of Assignor's right, title and interest in, to and under the contracts set forth on Exhibit B hereto (the "Assigned Contracts") and accruing from and after the date of this Assignment [NOTE: EXHIBIT B TO INCLUDE SERVICE CONTRACTS BEING ASSIGNED AND, IF APPLICABLE, TENANT WORK CONTRACTS AND CAPITAL IMPROVEMENTS CONTRACTS], subject to the matters set forth on Exhibit C hereto.
2.    Assignee hereby assumes and agrees to perform all of Assignor's duties and obligations under the Assigned Contracts arising from and after the date of this Assignment.
3.    This Assignment will inure to the benefit of and be binding on Assignor and Assignee and their respective legal representatives, successors and assigns.
4.    Subject to the terms and limitations contained in the Contract that survive Closing (as defined in the Contract), including, without limitation, those in Article 8 of the Contract, Assignor will indemnify Assignee against, and will hold Assignee harmless from, any and all duties, claims, demands, causes of action, liabilities, judgments, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees actually incurred in connection with the enforcement of this indemnity or otherwise) resulting from or arising out of any default on the part of Assignor of any of Assignor's obligations or duties under the Assigned Contracts arising on or before the date of this Assignment [(but excluding payment obligations of Assignee under [Describe any Capital Improvements Contract: ___________________________]]). Assignee will indemnify Assignor against, and will hold Assignor harmless from, any and all duties, claims, demands, causes of action, liabilities, judgments, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys' fees actually incurred in connection with the enforcement of this indemnity or otherwise) resulting from or arising out of any default on the part of Assignee of any of Assignee's obligations or duties under the Assigned Contracts arising after the date of this Assignment.
5.    This Assignment may be executed in counterparts, each of which will be deemed an original and all of such counterparts together will constitute one and the same Assignment. This Assignment shall be governed by, and construed under, the laws of the State of Georgia. The exhibits attached to this Assignment are hereby incorporated herein by reference thereto.
[SIGNATURES BEGIN ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS]

The duly authorized representatives of Assignor and Assignee have caused this Assignment to be executed under seal as of the date first written on the first page of this Assignment.
ASSIGNOR:

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS]

ASSIGNEE:
[___________________________, a _____________________]

By:                (SEAL)
Name:
Title:

[OR CORPORATE SEAL]

EXHIBIT J
FORM OF GENERAL ASSIGNMENT OF
SELLER'S INTEREST IN INTANGIBLE PROPERTY

GENERAL ASSIGNMENT OF SELLER'S INTEREST IN INTANGIBLE PROPERTY

THIS GENERAL ASSIGNMENT OF SELLER'S INTEREST IN INTANGIBLE PROPERTY ("Assignment") is made and entered into as of the _____ day of __________, 2016 by SPUS6 THREE RAVINIA, LP, a Delaware limited partnership ("Assignor"), to [___________________________, a _____________________] ("Assignee").

A.    Assignor has conveyed to Assignee real property commonly known as Ravinia Three, Three Ravinia Drive, Atlanta, Georgia, and described on Exhibit A, together with the improvements thereon and certain personal property conveyed therewith (collectively, the "Asset").
B.    In connection with the conveyance, Assignor desires to transfer and assign to Assignee all of Assignor's right, title and interest (if any) in and to all intangible property, if any, owned by Assignor and related to the Asset, including Assignor’s rights and interests, if any, in and to the following (to the extent freely assignable): (i) the names "Ravinia" and “Three Ravinia” and all related trademarks, service marks, logos, trade dress, trade names, web addresses, domain names, e-mail and social media accounts, and other indicia of commercial source or origin (whether registered or unregistered), and any applications, registrations and renewals of any of the foregoing, and any related goodwill of Assignor; (ii) all assignable plans and specifications and other architectural and engineering drawings for the Asset; (iii) all assignable warranties and guaranties given or made with respect to the Asset; and (iv) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely related to the Asset (collectively, the "Intangible Property"), except as hereinafter provided, and subject to the matters on Exhibit B.
C.    This Assignment is executed and delivered pursuant to that certain Purchase and Sale Agreement dated effective as of _______________, 2016, between Assignor and [Assignee]/[3], [4] ("Contract Buyer," Contract Buyer having assigned its rights thereunder to Assignee)] (the "Contract").
In consideration of the sum of Ten and No/100 Dollars ($10.00) in hand paid to Assignor by Assignee, the premises, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Assignor and Assignee, Assignor and Assignee covenant and agree as follows:
1.    Assignor unconditionally and absolutely assigns, transfers, sets over and conveys to Assignee, to the extent freely assignable, AND WITHOUT WARRANTY OR REPRESENTATION OF TITLE OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, except for any warranty or representation contained in the

Contract, all of Assignor's right, title and interest (if any) in and to all Intangible Property, if any, owned by Assignor related to the real property and improvements constituting the Asset.
2.    Notwithstanding any provision to the contrary, the term "Intangible Property" shall not include (a) any trademarks, trade names, service marks or other intangible property of any kind or nature owned by any Affiliate of Assignor or any Affiliate of any such Affiliate (other than Assignor) or owned by any of the tenants, contractors or licensees of Assignor or the Asset; (b) any right to the use of the service mark or expression "Five-Star Service," "5-Star Service," "5-Star Worldwide" or "5-Star Service Worldwide" (or any derivation thereof, or any substantially similar term) to describe the services which Assignee, as landlord under the Leases or under any other leases, provides or will provide to tenants; (c) architectural, engineering and other design drawings and concepts, operating manuals, business models, photographs and other images, and plans used in connection with any "Five-Star Service," "5-Star Service," "5-Star Worldwide" or "5-Star Service Worldwide" operation; (d) any computer software which either is licensed to Assignor or which Assignor reasonably deems proprietary; (e) any Proprietary Materials; (f) cash, deposits other than security deposits, accounts receivable and other revenues and income accruing prior to Closing; and (g) any insurance claims, policies and contracts, and rights to proceeds (including, without limitation, rights to receive proceeds) under any or all of them, of any kind or nature related to the Asset or any component thereof, that may exist or have accrued as of the date hereof. Furthermore, notwithstanding any provision to the contrary, as used in this Assignment, the term "Intangible Property" specifically excludes any right, title or interest of Assignor in any Assigned Contracts.
3.    This Assignment, including without limitation Assignor's liability hereunder, is subject to the terms, conditions and limitations of the Contract, including, without limitation, Article 8 thereof.
4.    This Assignment will inure to the benefit of and be binding on Assignor and Assignee and their respective legal representatives, successors and assigns.
5.    Capitalized terms used, but not otherwise defined, herein shall have the respective meanings assigned to them in the Contract.
6.     This Assignment may be executed in counterparts, each of which will be deemed an original and all of such counterparts together will constitute one and the same Assignment. This Assignment shall be governed by, and construed under, the laws of the State of Georgia. The exhibits attached to this Assignment are hereby incorporated herein by reference thereto.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO GENERAL ASSIGNMENT OF SELLER'S
INTEREST IN INTANGIBLE PROPERTY]

The duly authorized representative of Assignor has caused this Assignment to be executed under seal as of the day and year written on the first page of this Assignment.
ASSIGNOR:

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO GENERAL ASSIGNMENT OF SELLER'S
INTEREST IN INTANGIBLE PROPERTY]

ASSIGNEE:

[___________________________, a _____________________]

By:                (SEAL)
Name:
Title:

[OR CORPORATE SEAL]

EXHIBIT K
FORM OF SELLER'S AFFIDAVIT
(FOR PURCHASER'S TITLE INSURANCE PURPOSES)
SELLER'S AFFIDAVIT
STATE OF
COUNTY OF
Personally appeared before me, the undersigned deponent(s) who being duly sworn, deposes and says on oath the following to the best of his knowledge and belief:
1.    That the undersigned ______________________ is the _____________________ and ______________________ is the _____________________ of SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, which is the General Partner of SPUS6 Three Ravinia, LP, a Delaware limited partnership (hereinafter referred to as "Owner"), and as such officers of the General Partner of the Owner, the undersigned have personal knowledge of the facts sworn to in this Affidavit.
2.    That this affidavit is made with respect to certain real property located in DeKalb County, Georgia being described on Exhibit A attached hereto and incorporated by this reference (hereinafter referred to as the "Asset"), subject to those matters set forth on Exhibit B attached hereto and incorporated by this reference.
3.    That Owner is in possession of the Asset, and to the best knowledge and belief of the undersigned, no other parties are in possession of the Asset, or any portion thereof, except as set forth on Exhibit B attached hereto and Exhibit C attached hereto.
4.    That the undersigned is not aware of and has received no notice of any pending suits, proceedings, judgments, bankruptcies, liens or executions against the Owner which affect title to the Asset except for any matters set forth on Exhibit D attached hereto and incorporated by this reference.
5.    That to the best knowledge and belief of the undersigned, except as may be set forth on Exhibit B attached hereto, during the period that Owner believes it has owned the Asset, there are no unpaid or unsatisfied security deeds, mortgages, claims of lien, special assessments for sewer or streets, or ad valorem taxes which constitute a lien against the Asset.
6.    That, except as may be set forth on Exhibit E attached hereto and incorporated by this reference, no improvements or repairs have been made to the Asset at the instance of Owner within the ninety-five (95) days immediately preceding the date of this Affidavit for which the cost has not been paid; and, except as may be set forth on Exhibit E attached hereto, there are no outstanding bills for labor or materials used in making improvements or repairs to the Asset at the instance of Owner or for services of architects, surveyors, or engineers at the instance of Owner.
7.    That to Owner's knowledge, during the period that Owner believes it has owned the Asset, there are no boundary disputes affecting the Asset.
8.    That, other than as set forth on Exhibit F attached hereto and incorporated by this reference, no broker's services have been engaged by Owner with regard to the sale of any interest in the Asset, and that no notice(s) of lien for any such services have been received by Owner pursuant to any applicable state or local law.
9.    That this Affidavit is made to induce Commonwealth Land Title Insurance Company to insure title to the Asset in connection with the sale of the Asset on or about the date hereof, without exception other than as set forth on Exhibits B, C, D, E and F attached hereto, relying on information in this document.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

[SIGNATURE PAGE TO SELLER’S AFFIDAVIT]

Deponents are giving this Affidavit in their representative capacities as the __________________ and _________________, respectively, of SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company and General Partner of Owner and not individually, and shall have no personal liability with respect to the foregoing.

Sworn to and subscribed before me, this _____ day of ____________, 2016. _____________________________ Notary Public My Commission Expires: _____________________________ (NOTARIAL SEAL)	(SEAL)

Sworn to and subscribed before me, this _____ day of ____________, 2016. _____________________________ Notary Public My Commission Expires: _____________________________ (NOTARIAL SEAL)	(SEAL)

EXHIBIT L
FORM OF SELLER'S CERTIFICATE
(AS TO SELLER'S REPRESENTATIONS AND WARRANTIES)
SELLER'S CERTIFICATE AS TO REPRESENTATIONS
THIS SELLER'S CERTIFICATE AS TO REPRESENTATIONS (this "Certificate") is given and made by SPUS6 THREE RAVINIA, LP, a Delaware limited partnership ("Seller"), this ___ day of ______________, 2016, for the benefit of _______________________, a _______________________ ("Purchaser").
Pursuant to the provisions of the Purchase and Sale Agreement, dated as of _______________, 2016, between Seller and [Purchaser/ [3], [4] ("Contract Buyer," Contract Buyer having assigned its rights thereunder to Purchaser)] (the "Contract"), for the purchase and sale of certain real property more particularly described therein (the "Asset"), Seller certifies that except as may be set forth to the contrary in the Contract and Exhibit A, all of the representations and warranties of Seller contained in the Contract, as qualified by the terms and conditions of the Contract, remain true and correct in all material respects as of the date of this Certificate.
This Certificate, including, without limitation, Seller's liability hereunder, is subject to the terms, conditions, qualifications and limitations set forth in the Contract.
Seller has caused this Certificate to be executed by its duly authorized representative as of the day and year written above.
[SIGNATURES COMMENCE ON FOLLOWING PAGE]

L-1

[SIGNATURE PAGE TO SELLER’S CERTIFICATE]

SELLER:

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

L-2

EXHIBIT M
FORM OF SELLER'S FIRPTA AFFIDAVIT
NON-FOREIGN AFFIDAVIT
Section 1445 of the Internal Revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. income tax purposes, SPUS6 THREE RAVINIA GP, LLC, a Delaware limited liability company ("Transferor") is deemed to be the transferor of the real property being more particularly described on Exhibit "A" attached hereto and made a part hereof by this reference ("Property") because (a) it is the General Partner of the owner of the Property, SPUS6 Three Ravinia, LP, a Delaware limited partnership ("Seller"), and (b) Seller is a disregarded entity, as defined in Section 1.1445-2 (b)(2)(iii) of the Federal Income Tax Regulations. To inform ___________________, a ___________ (hereinafter the "Transferee") that withholding tax is not required upon the disposition of the Property, Transferor hereby certifies the following:

1.	Transferor is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate for purposes of U.S. income taxation;
2.    Transferor’s U.S. taxpayer identification number is __________________.

3.	Transferor’s office address is c/o CBRE Global Investors, 515 South Flowers Street, Suite 3100, Los Angeles, California 90071.

4.
Transferor is not a disregarded entity as defined in Section 1.1445-2 (b)(2)(iii) of the Federal Income Tax Regulations. Seller is a disregarded entity as defined in Section 1.1445-2 (b)(2)(iii) of the Federal Income Tax Regulations.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.
Under penalties of perjury, we declare that we have examined this certification and, to the best of our knowledge and belief, it is true, correct, and complete.
[SIGNATURES COMMENCE ON FOLLOWING PAGE]

THIS CERTIFICATION MUST BE RETAINED UNTIL THE END OF THE FIFTH TAXABLE YEAR FOLLOWING THE TAXABLE YEAR IN WHICH TRANSFER IS MADE
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26059998v5

[SIGNATURE PAGE TO SELLER’S FIRPTA AFFIDAVIT]

TRANSFEROR:

SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company By: Name: Title: By: Name: Title:

THIS CERTIFICATION MUST BE RETAINED UNTIL THE END OF THE FIFTH TAXABLE YEAR FOLLOWING THE TAXABLE YEAR IN WHICH TRANSFER IS MADE
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26059998v5

EXHIBIT M-1

FORM OF AFFIDAVIT OF SELLER'S RESIDENCE

INSTRUCTIONS
This form is to be executed by the transferor and furnished to the buyer to establish Georgia residency, so that withholding from the proceeds of the sale of property are not subject to the withholding laws of this state. (See O.C.G.A. Section 48-7-128.)
O.C.G.A. § 48-7-128 requires in the case of any sale or transfer of real property located in Georgia by a non-resident of Georgia, that the buyer/transferee is required to withhold tax to be remitted to the Georgia Tax Commissioner. The transferor is not subject to withholding from the proceeds of sale if either transferor resides in Georgia or the transferor is deemed to be a Georgia resident by virtue of the fact that transferor has filed Georgia tax returns in the preceding two years, does business or owns property in Georgia, intends to file a Georgia tax return for the current year, and, if a corporation or limited partnership, is registered to do business in the State of Georgia. The buyer is to keep the affidavit and furnish a copy to the Department of Revenue only if requested.

BACKGROUND
SPUS6 THREE RAVINIA, LP, a Delaware limited partnership (“Seller”), has caused to be executed and delivered that certain deed, dated on or about the date hereof, conveying its interest in that certain property described on Exhibit “A”, attached hereto and by this reference made a part hereof (“Property”), to ______________, a _____________________________ (“Transferee”).
For U.S. income tax purposes and Georgia state income tax purposes SPUS6 THREE RAVINIA GP, LLC, a Delaware limited liability company ("Transferor"), is deemed to be the transferor of the Property because (a) Seller is a disregarded entity, as defined in Section 1.1445-2 (b)(2)(iii) of the Federal Income Tax Regulations and for Georgia income tax purposes, as is Seller's general partner, and (b) Transferor is the sole owner of the general partner of, and is the limited partner in, Seller.
1.    To inform Transferee that no withholding is required, the undersigned hereby certifies as follows (mark the correct paragraph):

(a) Transferor is exempt from withholding on the sale of the Property because Transferor is a resident of Georgia.

(b) Transferor is not a resident of Georgia, but is deemed a resident for purposes of withholding by virtue of the following (all of the below must be met):

Transferor is a nonresident who has filed Georgia tax returns for the preceding two years; and

M-1-1

Transferor is an established business in Georgia and will continue substantially the same business in Georgia after the sale OR Transferor has, directly or for Georgia income tax purposes is deemed to have through other subsidiaries that are all disregarded entities as defined in Section 1.1445-2(b)(2)(iii) of the Federal Income Tax Regulations, real property remaining in the state at the time of closing of equal or greater value than the withholding tax liability as measured by the 100% property tax assessment of such remaining property; and

Transferor will report the sale on a Georgia income tax return for the current year and file by its due date; and

If Transferor is a corporation or limited partnership, it is registered to do business in Georgia.
2.    Transferor’s U.S. taxpayer identification number is ________________.

3.    Transferor’s office address is: c/o CBRE Global Investors, 515 South Flowers Street, Suite 3100, Los Angeles, California 90071.

4.    Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Federal Income Tax Regulations. Seller and the general partner of Seller are disregarded entities as defined in Section 1.1445-2(b)(2)(iii) of the Federal Income Tax Regulations.
Under penalty of perjury, each of the undersigned representatives of Transferor (solely in his or her representative, and not individual, capacity) declares, respectively, that he or she has examined this certification and, to the best of such person's respective knowledge and belief, it is true, correct and complete.
Executed this _____ day of ___________, 2016.

M-1-2

[SIGNATURE PAGE TO SELLER’S RESIDENCE AFFIDAVIT]

TRANSFEROR:

SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company By: Name: Title: By: Name: Title:

[CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT IS ON FOLLOWING PAGE.]

M-1-3

EXHIBIT M-2
FORM OF GEORGIA AFFIDAVIT OF SELLER'S GAIN

SPUS6 THREE RAVINIA, LP
Seller's Name    Seller's Identification Number (SSN or FEI)

c/o CBRE Global Investors
515 South Flower Street
Suite 3100
Los Angeles, California 90071
Seller's Address
INSTRUCTIONS
The seller is required to execute this form or a similar document and present it to the buyer where the seller wishes to establish the gain to be recognized from a sale of real property, against which gain the withholding imposed by O.C.G.A. § 48-7-128 is to be applied. In order to be subject to withholding only upon the gain recognized, the seller must submit this affidavit to the buyer. If a payment is due, the buyer must submit this form along with the withholding return to the Department of Revenue. A copy is not required to be submitted to the Department when no withholding tax is due, unless specifically requested by the Department.
The seller is to complete this document by calculating the gain below. The seller should retain the documentation of the cost basis, depreciation, and selling expenses claimed. This documentation should only be provided to the Department when requested.
1.     SALES PRICE            $________________________
2. COST BASIS INCLUDING IMPROVEMENTS    $__________________
3. DEPRECIATION    $_______0__________
4. ADJUSTED COST BASIS (line 2 minus line 3)            $_________________________
5. SELLING EXPENSES            $_________________________
6. NET TAXABLE GAIN (LOSS) (line 1 minus lines 4 and 5)        $_________________________

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]
[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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[SIGNATURE PAGE TO SELLER’S AFFIDAVIT OF SELLER’S GAIN]

Under penalty of perjury, each of the undersigned representatives of Seller (solely in his or her representative, and not individual, capacity) declares, respectively, that he or she has examined this certification and, to the best of such person's respective knowledge and belief, it is true, correct and complete.

Date: __________________, 2016	SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

[CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT IS ON FOLLOWING PAGE.]

M-2-2

EXHIBIT N
NOTICE OF SALE
__________ __, 2016

_________________
_________________
_________________
_________________

TO:    All Contract Parties with respect to Three Ravinia Drive, Dunwoody, Georgia

RE:    Conveyance of real property commonly known as Three Ravinia Drive, Dunwoody, Georgia (the "Property"); Assignment and Assumption of Contracts

To Whom It May Concern:
You are hereby notified that SPUS6 THREE RAVINIA, LP, a Delaware limited partnership ("Assignor"), has conveyed the above referenced property to [__________________] ("Assignee"), as of the date of this letter. You are currently performing services with respect to the Property under a contract (the "Contract") with Assignor described in Exhibit A.
In connection with the conveyance and pursuant to the Assignment and Assumption of Contracts between Assignor and Assignee dated as of the date of this letter, Assignor has assigned to Assignee all of the Assignor's interest in and obligations under the Contract arising from and after the date hereof and with respect to the Property, and Assignee has assumed the obligations of Assignor under the Contract arising from and after the date hereof. The obligations of Assignor to you under the Contract that arise from and after the date of this letter have ceased and terminated as obligations of Assignor, as they have been assumed by Assignee.
From and after the date of this letter of this letter, any and all notices to the owner under the Contract or otherwise are to be sent to the following address or such address as Assignee may hereafter designate:
_________________________
_________________________
Attn:_____________________

If you have any questions regarding any of this information, please contact ___________________ of ______________________, property manager for the Assignee, at ________________.

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[SIGNATURE PAGE TO NOTICE OF SALE]

Yours very truly,
ASSIGNOR:

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

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EXHIBIT O
IRS FORM 1099-S
Section 6045(e) of the U.S. Internal Revenue Code of 1986, as amended, requires the reporting of certain information with respect to every "real estate transaction," as defined in Treasury Regulations Section I.6045-4. You are required by law to provide the closing attorney described below with your correct taxpayer identification number. If you do not provide the closing attorney described below with your correct taxpayer identification number, you may be subject to civil or criminal penalties imposed by law.
From the information you provided below, a Form 1099-S is being produced, and a copy of it will be furnished to the Internal Revenue Service (the "IRS") within the times provided under the applicable provisions of the Internal Revenue Code of 1986, and the regulations promulgated thereunder. This is important tax information and is being furnished to the IRS. If you are required to file a return, a negligence penalty or other sanction will be imposed on you if this item is required to be reported and the IRS determines that it has not been reported.

1.	Transferor's name SPUS6 Three Ravinia, LP, a

Delaware limited partnership
Transferor's address:            c/o CBRE Global Investors
515 South Flowers Street, Suite 3100
Los Angeles, California 90071

Transferor's taxpayer
identification number         ___________________________

2.    Date of closing            ______ __, 2016

3.    Description of real

estate transferred	See Exhibit "A" attached hereto.

4.    Entire gross proceeds
from transfer of real estate        $___________________

5.    Share of gross proceeds
allocable to the above-named
transferor (respond only if
there are multiple transferors
of the real estate)            ____________________________________
6.    Indicate whether property
(other than cash or consideration

treated as cash) or services was,
will, or may be received
by the transferors             Yes No
7.    For real estate transactions
involving a residence, state the
portion of real property tax
allocable to the purchaser for
the portion of the year beginning
on the purchase date                ____________________________________

The undersigned hereby certify on this ___ day of _______, 2016 that all of the above information, specifically including the undersigned's taxpayer identification number, is correct.

SPUS6 Three Ravinia, LP, a Delaware limited partnership By: SPUS6 Three Ravinia GP, LLC, a Delaware limited liability company, its General Partner By: Name: Title: By: Name: Title:

A copy of this statement should be retained with your other tax records. Each signatory must retain this agreement for four (4) years.
************************************************************************
By signing below, I acknowledge and agree that, notwithstanding any other document in this transaction to the contrary, including, without limitation, the closing statement, I am the person responsible for (a) completing the appropriate IRS form with respect to this transaction and (b) submitting said IRS form to Transferor and to the IRS, in accordance with the then- applicable rules set forth by the IRS with respect to such filings.

Name of Closing Attorney:	_______________________________
Signature of Closing Attorney:    _______________________________

Client/Matter:	_______________________________

EXHIBIT P
FORM OF PURCHASER'S CERTIFICATE
(AS TO PURCHASER'S REPRESENTATIONS AND WARRANTIES)
PURCHASER'S CERTIFICATE AS TO REPRESENTATIONS
THIS PURCHASER'S CERTIFICATE AS TO REPRESENTATIONS (this "Certificate") is given and made by _________________________ ("Purchaser"), this ___ day of ______________, 2016, for the benefit of SPUS6 THREE RAVINIA, LP, a Delaware limited partnership ("Seller").
Pursuant to the provisions of the Purchase and Sale Agreement, dated as of _______________, 2016, between Seller and [Purchaser/[3] [4] ("Contract Buyer," Contract Buyer having assigned its rights thereunder to Purchaser)] (the "Contract"), for the purchase and sale of the real property more particularly described therein (the "Asset"), Purchaser certifies that, except as may be set forth to the contrary in Exhibit A, all of the representations and warranties of Purchaser contained in the Contract remain true and correct in all material respects as of the date of this Certificate.
Purchaser has caused this Certificate to be executed by its duly authorized representative as of the day and year written above.
PURCHASER:
,
a

By:                            (SEAL)
Name:
Title:

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EXHIBIT Q
FORM OF DECLARATION ESTOPPEL CERTIFICATE
Ravinia Property Owner’s Association, Inc.

____________, 2016

and

Re:    Three Ravinia Building, Three Ravinia Drive, Atlanta, Georgia

Ladies and Gentlemen:
We understand that ________________________________________ (“Purchaser”) is contemplating purchasing the above referenced property (the “Property”) together with any and all improvements constructed thereon, from SPUS6 Three Ravinia, LP (the “Seller”). As a condition of the purchase of the Property, you have requested that the Ravinia Property Owner’s Association, Inc. (the “Association”) certify to you as to certain matters. With the understanding that Purchaser, its lenders or mortgagees, Seller, and each of their successors and assigns (collectively, the “Estoppel Recipients”) will rely upon this Estoppel Certificate, the Association hereby certifies that:

1.	The current declarant under the Declaration (defined below) is Hines Atlanta Associates Limited Partnership.

2.
The Association is a Georgia non-profit corporation principally organized to enforce the covenants, conditions and restrictions contained in the Restated Declaration of Covenants, Conditions and Restrictions for Ravinia dated July 5, 1984 and recorded in Deed Book 5017, Page 266, of the records of the Superior Court of DeKalb County, Georgia (the

“Declaration”). The Declaration has not been amended or modified except as disclosed herein or as evidenced by a document recorded in the DeKalb County, Georgia records.

3.	The Property is covered by the Declaration.

4.	Based upon a review of the Association’s records with respect to the Property, the Property is currently in compliance with the Declaration except as noted on Exhibit A to this Certificate.

5.
To the Association’s knowledge, the improvements on the Property as currently existing were constructed in compliance with the requirements of the Declaration or the Association and any reviews and approvals regarding the Property have been completed and granted.

6.
All assessments, expenses and fees that are due and payable under the Declaration by the owner of the Property as of the date of this Estoppel Certificate have been paid in full, and there are no outstanding balances with respect thereto. No liens have accrued or have been filed against the Property under the Declaration that remain pending as of the date of this Estoppel Certificate.

7.	The undersigned is authorized to execute and deliver this Estoppel Certificate on behalf of the Association.

8.
Other than estopping the Association, in no event shall the Association or any individual executing this certificate have any liability whatsoever in the event any of the foregoing statements are false or misleading.

Very truly yours,
RAVINIA PROPERTY OWNERS ASSOCIATION, INC

By:    ________________________________
Name: __________________________
Title: ___________________________

EXHIBIT R
INITIAL LIST OF PROTECTED TENANTS
Kuman Learning Centers (as to Suite 1725)
Fried Hudak – potential renewal (as to Suite 1700)

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Schedule 1
Existing Commission Agreements

Access Insurance
Commission of 2% of rent payable for any extension period and 2% for expansion spaces. Upon sale of building, LL is relieved of outstanding obligations under this Agreement to the extent assumed by purchaser. Outside Broker is Grubb & Ellis.

Friend Hudak & Harris
Commission of 2% of rent payable for any extension period and 2% for expansion spaces. Upon sale of building, LL is relieved of outstanding obligations under this Agreement to the extent assumed by purchaser. Outside Broker is Grubb & Ellis.

IHG
Commission of 4% of the rent payable for such renewal, expansion or extension. Upon sale of building, LL is relieved of outstanding obligations under this Agreement to the extent assumed by purchaser. Outside Broker is Cushman Wakefield.

IHG	50% of CBRE Commission (In-House) for 1st Amendment to Lease due upon commencement (9/1/17) in the amount of $5,389.
State Farm	Commission of 4% of the aggregate gross rental for the renewal or extension terms for any expansion, renewal or extension spaces. Outside broker is CBRE.

Schedule 2
Existing Leases and Existing Guaranties

ACCESS INSURANCE HOLDINGS, INC., a Georgia Corporation (Suites P7, 400)
Office Building Lease dated July 26, 2010
Commencement Date Letter dated December 9, 2010
First Amendment to Office Building Lease Agreement dated October 31, 2010
Landlord Waiver Agreement dated November 18, 2010
Notice of Right of First Refusal dated May 24, 2011
Renewal Term Cancellation Notice to 2830 Dresden Drive dated April 10, 2013
Consent to Sublease Agreement dated May 30, 2014
Landlord Agreement dated October 12, 2015
Notice of Permitted Transfer dated February 2, 2016
Landlord’s Agreement dated February 10, 2016

BARASO, INC., a Georgia corporation (formerly Tower Lobby Shops, Inc) (Suite 125)
Retail Lease Agreement dated April 8, 1991 between Ravinia III and Tower Lobby Shops dated
April 8, 1991
Exhibit G executed May 15, 1991
Assignment of and Amendment to Lease dated June 1, 1997
Letter Agreement Retail Rent Abatement dated January 11, 2002
Second Amendment to Lease dated May 22, 2007
Third Amendment to Lease dated October 31, 2008
Fourth Amendment to Lease dated March 23, 2012

Cho Bongsu, Inc (Peach Cleaners)
Operators License Agreement dated April 28, 2015

UNITED STATES OF AMERICA, hereinafter called the GOVERNMENT or THE OFFICE OF THE COMPTROLLER OF THE CURRENCY (Suite 550 and 1950)
U.S. Government Lease for Real Property dated December 21, 2004
Solicitation for Offers #0242-SO-GA dated November 24, 2002
GSA Form 3517 (Rev 12/03) General Clauses (3 pages) not dated
GSA Form 3518 (Rev 12/03) Representations and Certifications dated December 3, 2004
General Services Administration Public Buildings Service Supplemental Lease Agreement No. 1 dated
October 27, 2008
Novation Agreement dated January 4, 2012
General Services Administration Public Buildings Service Supplemental Lease Agreement No. 2 dated
April 10, 2012
General Services Administration Public Buildings Service Supplemental Lease Agreement No. 3 dated

April 17, 2012
General Services Administration Public Buildings Service Supplemental Lease Agreement No. 3 dated
July 12, 2012
General Services Administration Public Buildings Service Supplemental Lease Agreement No. 4 dated
December 17, 2012
General Services Administration Public Buildings Service Supplemental Lease Agreement No. 5 dated November 4, 2015

DEKALB COUNTY GEORGIA (Suite 3300)
Standard Rental Agreement (Contract No. 1014517) dated June 16, 2016

FRIEND, HUDAK & HARRIS, LLP, a Georgia limited liability partnership (Suite 1700)
Office Building Lease for Three Ravinia dated March 21, 2007
First Amendment to Office Building Lease dated July 20, 2007
Exhibit G Commencement Date Letter dated March 13, 2008
Tenant Acceptance of Premises (Establish Commencement Date) dated May 7, 2008
Right of First Refusal Letter dated July 23, 2010
Second Amendment to Lease Agreement dated September 13, 2010
Notice of Relocation Acceptance dated October 31, 2013
Third Amendment to Office Building Lease dated February 1, 2014

MAIN STATION, INC. d/b/a MASTERS CAFÉ, a Georgia corporation (Suite 130)
Lease Agreement dated April 15, 1991
Exhibit G Area Calculations dated April 15, 1991 – signed February 20, 1992
Amendment No. 1 to Lease Agreement dated May 31, 1992
Amendment No. 2 to Lease Agreement dated February 11, 1993
Letter Exercising First Renewal Option dated January 10, 2000
Letter for Renewal of Retail Lease for Premises dated February 28, 2001
Letter Exercising Second Renewal Option dated March 3, 2005
Third Amendment to Lease Agreement dated February 28, 2007
Fourth Amendment to Lease Agreement dated June 30, 2011
Lease Termination Agreement dated July 27, 2016

STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY, a Corporation duly organized and doing business under the Illinois Insurance Code
Office Lease dated October 8, 2013
Suite 1500 Delivery Letter dated November 15, 2013
Suites 900, 1000, 1100, 1200 and 1400 Deliver Letter dated January 31, 2014
Suite 800 Delivery Letter dated June 30, 2014

SUNTRUST BANK (Formerly known as Trust Company Bank), ATM
Letter Lease Agreement dated October 16, 1991
Amendment No. 1 to Lease Agreement not dated

Letter executed to extend term dated August 24, 1993 (executed September 3, 1993)
Letter executed to extend term dated January 13, 1995 (executed January 20, 1995)
Letter executed to extend term dated February 12, 1996
Certificate of Name Change Amendment dated October 6, 1995
Amendment to Lease Agreement dated March 15, 1997
Amendment to Lease Agreement dated February 25, 1998
Amendment to Lease Agreement dated March 15, 1999
Amendment to Lease Agreement dated April 19, 2000
Amendment to Lease Agreement dated April 4, 2001
Amendment to Lease Agreement dated April 16, 2001
Amendment to Lease Agreement dated March 16, 2006
Amendment to Lease Agreement dated April 21, 2009
Amendment to Lease Agreement dated March 1, 2012
Letter to extend term dated March 4, 2015

SIX CONTINENTS HOTELS,
(Suites M001/M003/100/200/300/500/600/700/1600/1720/1800/1900A/1900B/20-31)
01 – Exhibit G (Area Calculations) dated July 1, 1991
02 - Lease Agreement between Holiday Inns, Inc. dated July 29, 1991 (floors 18,19,20)
03 - Lease Agreement between Holiday Inns, Inc., dated August 9, 1991 (storage space -mezz level)
04 - Lease Agreement between Holiday Inns, Inc., dated August 9, 1991 (reception - lobby level)
05 - Lease Agreement between Holiday Inns, Inc., dated August 9, 1991 (office - floors 20-31)
1 – Tenant Construction Agreement dated August 9, 1991
2 – Letter Rejecting First Right to Lease (18th floor) dated August 16, 1991
3 – Letter Ref: Exhibit A of Lease dated August 19, 1991
4 – Memorandum of Lease dated August 20, 1991
5 – Affidavit of Title dated September 30, 1991
6 – Letter Agreement Ref: Exhibit D dated October 29, 1991
7 – Exhibit G (29th floor) dated November 25, 1991
8 – Exhibit G (28th floor) dated November 25, 1991
9 – Exhibit G (27th floor) dated November 25, 1991
10 – Exhibit G (30th floor) dated December 9, 1991
11 – Exhibit G (26th floor) dated December 9, 1991
12 – Exhibit G (25th floor) dated December 9, 1991
13 – Exhibit G (24th floor) dated December 23, 1991
14 – Exhibit G (23rd floor) dated January 5, 1992
15 – Exhibit G (22nd floor) dated January 18, 1992
16 – Letter giving notice intent to extend term (19th floor) dated February 27, 1992
17 – Exhibit G (20th floor) dated March 2, 1992
18 – Exhibit G (Reception area) dated March 2, 1992
19 – Exhibit G (21st floor) dated March 2, 1992
20 – Exhibit G (31st floor) dated March 2, 1992
21 - Letter ref: notice date for renewal (19th floor) dated 3.17.1992
22 - First Amendment to Lease Agreement (Mezz Level) dated 6.12.1992
23 - Revised Exhibit G (Storage Area) 1,950 sf - relocated area dated 7.1.1992

24 - Indemnification Agreement (floors 18, 19, & 20 construction) Not dated
25 - Exhibit G (Temporary Storage Area) 752 sf dated 8.1.1992
26 - First Amendment to Lease (301,342 lease) - expanding 19th floor dated 8.25.1992
27 - Lease Amendment Termination (terminating tab 26 agreement) dated 8.25.1992
28 - Lease Agreement (17th floor) dated 9.1.1992
29 - First Amendment to Lease (301,342 lease) - expanding 19th floor dated 3.24.1993
30 - Side Letter to Lease (17th floor holdover) dated 9.16.1993
31 - Exhibit G (12th floor) 10,000 sf dated 11.10.1993
32 - Second Amendment (301,342 lease) - adding 12th floor dated 11.17.1993
33 - Office Space License Agreement (17th floor) - short duration expires 8.7.94 dated 5.9.1994
34 - Third Amendment to Lease (301,342 lease) - 12th floor expansion space dated 7.15.1994
35 - Fourth Amendment to Lease (301,342 lease) - 19th floor expansion space dated 7.15.1994
36 - Letter Agreement (2 permits to park during term) dated 8.24.1994
37 - Preventive Maintenance Agreement (term 9.1.94 - 8.31.95)    dated 9.1.1994
38 - Exhibit G (19th floor) 5,821 sf dated 9.1.1994
39 - Exhibit G (12th floor) 5,239 sf dated 9.1.1994
40 - Fifth Amendment (301,342 lease) - 17th floor expansion dated 9.15.1994
41 - Lease Cancellation Agreement (12th floor) 5,239 sf dated 7.28.1995
42 - Letter Reg Early Termination of 19th floor Space (5,821 sf) dated 9.5.1995
43 - Letter Notice Terminating 19th floor expansion space dated 1.17.1996
44 - Exclusive Subleasing Agency Contract (in ref to 19th & 20th floors) dated 3.18.1996
45 - Sublease Agreement (between Holiday Inn and Glaxo Welcome) dated 3.21.1996
46 - Letter Acknowledgement of Ownership changes dated 10.15.1996
47 - Letter Acknowledgement of Ownership changes dated 12.2.1996

48 - Assignment and Assumption of Leases from Holiday Inns to Holiday Hospitality Corp	dated 4.25.1997
49 - Office Space License Agreement (Bass Hotels & Resorts f/k/a Holiday Hospitality) -19th floor terms dated 5.22.1998
50 - Office Space License Agreement (Bass Hotels & Resorts f/k/a Holiday Hospitality) -12th floor terms Dated 5.22.1998
51 - Office Space License Agreement (Bass Hotels & Resorts f/k/a Holiday Hospitality) -17th floor terms Dated 6.10.1998
52 - Sixth Amendment to Lease (15th floor expansion) dated 10.7.1998
53 - First Amendment to Office Space License Agreement (19th floor hold over) dated 12.31.1998
54 - Agreement (acknowledges LL needs no further approvals from Bass for Glaxo TI) dated
12.9.1999
55 - Sixth Amendment to Lease (15th floor expansion) dated 10.7.1998
56 - License Agreement (use of suite 1930) dated 1.31.2000
57 - License Agreement (use of suite 1850 from 6.23.2000 - 7.23.2000) dated 6.23.2000
58 - Office Space License Agreement (19th floor 4,313 sf) expires 7.31.2001 dated 7.14.2000
59 - Letter Agreement reg: High Rise Office Security (Not fully dated) - Attached is Exhibit A Addendum to Agreement between Barton and Ravinia III dated 9.00.2000
60 - Letter exercising right to renew 19th floor license agreement (expires 7.31.2002) dated 2.5.2001

61 - First Amendment to Sublease Agreement (Glaxo) dated 4.25.2001
62 - Comprehensive Lease Amendment (Six Continents formerly known as Bass Hotels & Resorts)
extending term dated 4.1.2001
62A - Letter Exercising option to renew portion of 19 until 3.31.2009 dated 7.30.2002
62B - Letter Notice of Intent to terminate 19th floor License Agreement dated 9.5.2002
62C - Certificate of Name change from Six Continents Resources, Inc. to Intercontinental Hotels
Group     Resources, Inc. dated 4.24.2003
63 - Certificate of Incorporation (Six Continents Hotels Operating Corporation to InterContinental
Hotels Group Operating Corp) dated 5.1.2003
64 - Amendment to Lease Agreement (Storage Space) 2,702sf extend thru 3.31.2009 dated
3.5.2004
65 - 2004 Amendment to Office Tower Lease (extend term for 20-31 and 19) new total 303,652 expires 3.31.09 dated 3.5.2004
66 - 2007 Comprehensive Lease Amendment (10 year term expires 3.31.19) {306,939 sf total includes: 20-31 at 301,311; 19th floor 2,341; and reception 3,287}: CONTAINS Contraction and
Termination options dated 5.31.2007
67 - 2007 Expansion Amendment (expansion on 6 & 7 floors) premises now 358,300 dated
7.10.2007
68 - Sublease Agreement between Six Continents Hotels and Holiday Hospitality dated 12.21.2009
69 - Letter acknowledging Sublease - entered into for internal corporate purposes - it is a wholly owned subsidiary. Dated 1.5.2010
70 - 2011 Expansion Amendment to Lease (3rd floor expansion) premises now 381,486 dated
8.5.2011
71 - Commencement Date Letter (23,186 sf) doesn't reference 3rd floor dated 8.5.2011
72 - Letter exercising 30 day notice to extend suite 1220 for 6 months dated 11.16.12
73 - Amendment to Lease Agreement (Suite 1220) premises now 384,845 sf dated 12.19.11
74 - Amendment to Lease Agreement (Suite 1220) extension of term thru 7.31.13 dated 6.6.13
75 - 2013 Expansion Amendment to Lease (Suite 1770) premises now 387,839 sf dated 7.18.13
76 - Suite 1220 Amendment to Lease (extension of term thru 11.30.13) dated 7.31.13
77 - Storage Space License Agreement (700sf on mezz and 400sf on 17) expires 11.30.13 dated
8.1.13
77A- Storage Space License Agreement (1,000sf on 2) dated October 1, 2014

Amended and Restated Lease Agreement dated 5.1.2015
Purchase and Sale Agreement dated May 1, 2015
Consent to Lease Agreement dated May 1, 2015
Subordination, Non-disturbance, and Attorney Agreement dated May 1, 2015
Statement of Closing Transaction dated May 1, 2015
Letter regarding extension for café renovation dated June 30, 2016
Letter regarding extension for café renovation dated July 13, 2016
First Amendment to Amended and Restate Lease Agreement dated July 21, 2016

LICENSE AGREEMENTS

CBEYOND COMMUNICATIONS, LLC./ZAYO GROUP, LLC., a Delaware limited liability company
Right of Entry and Use Agreement dated December 31, 2012
Addendum to Right of Entry and Use Agreement dated December 31, 2012

COGENT COMMUNICATIONS INC. (Formerly ALLIED RISER OPERATIONS CORPORATION), a Delaware Corporation
Telecommunications License Agreement dated October 4, 1999
Commencement Letter dated September 6, 2000
Commencement Letter dated December 18, 2000
Amendment to Telecommunications License Agreement dated September 1, 2001
Cogent Communications Letter of Merger with Allied Riser dated February 11, 2002
Notice of Intent to Renew dated June 7, 2005
Second Amendment to Telecommunications License Agreement dated April 28, 2014

COMCAST CABLE COMMUNICATIONS MANAGEMENT, LLC, a Delaware limited liability company, on behalf of its affiliates (together “Comcast”)
Access Agreement dated February 17, 2014

MCI METRO TRANSMISSION SERVICES, LLC, a Delaware limited liability company, d/b/a Verizon Access Transmission Services
License Agreement dated May 1, 2002
First Amendment to License Agreement dated May 15, 2007
Second Amendment to License Agreement not dated

PINNACLE TOWERS ASSET HOLDING LLC, a Delaware limited liability company, successor by assignment to Pinnacle Towers LLC, formally known as Pinnacle Towers Inc. prior to a state of Delaware conversion on April 7, 2004. c/o CROWN CASTLE USA, Inc.
Site Management Agreement dated January 13, 1992
Exhibit I Commencement Date dated February 1, 1992
First Amendment dated October 11, 2000
Consent of Owner to Assignment of Site Management Agreement and Acknowledgment by Assignor and Assignee dated October 11, 2000 (from Motorola to Pinnacle)
Renewal Agreement dated April 30, 2002
Renewal Agreement dated September 25, 2002 (Pinnacle Towers as successor to Motorola, Inc)
Master Bill of Sale, Assignment and Assumption Agreement dated February 28, 2006
Letter Exercising Right to Renew dated September 13, 2006
Letter Notifying Landlord of Merger between Crown Castle and Global Signal dated February 19, 2007
Letter Acknowledging and Agreeing to Renewal dated February 23, 2007
Letter Exercising Option to Extend Term dated September 16, 2011
Third Amendment to Site Management Agreement dated March 15, 2012
Letter Notification of Termination dated January 1, 2016

Owner Consent for Sublease Agreement dated October 10, 2016

TELEPORT COMMUNICATIONS ATLANTA, INC./AT&T, a Delaware Corporation (Riser)
License Agreement dated January 27, 2003
Commencement Date Agreement dated January 27, 2003
First Amendment to License Agreement dated December 4, 2014

LEVEL 3 COMMUNICATIONS,LLC
License Agreement dated August 16, 2010
First Amendment to License dated February 2, 2016

Schedule 3
Existing Contracts

ABM Janitorial Services Southeast, LLC- 4/1/2016-3/31/2017
ABR Fire Protection Inc. - 4/5/2014-12/31/2017
ADDCO Metal Maintenance Co of GA LLC - 7/1/2014-6/30/2017
AlliedBarton Security Services - 9/1/2016 – 8/31/2017
Ambius, LLC - 7/1/2016-6/30/2017
Apollo Roofing Company Inc. - 1/1/2014-12/31/2017
Arborguard Tree Specialists Inc. - 6/15/2016-6/14/2017
Atlanta Contract Glazing Inc. - 2/28/2015-2/27/2018
Axis Portal
Captivate LLC - 1/1/2017-12/31/2026
Carlyle’s Catering - 8/1/2016-7/31/2017
Comfort Systems USA Southeast - 1/1/2014-12/31/2017
Concrete Finishes Inc. - 10/1/2016- 11/30/2016
Consolidated Electronics Inc. - 10/1/2016-9/30/2017 (in process of renewing)
Costello Electric Inc. - 1/1/2014-12/31/2017
Critical Systems LLC - 1/1/2014-12/31/2017
DH Pace Company Inc. -2/3/2014-12/31/2017
Electromotive Environment Inc. - 5/9/2014-5/8/2017
Epic Holdings - 10/1/2016-9/30/2017
Everclear Enterprises Inc. - 5/1/2016-4/30/2017
Foliage Design Systems of Central FL Inc. - 5/1/2016-4/30/2017
Georgia Power
Georgia Waste Systems Inc. - 8/1/2016-7/31/2018
Highgrove Partners LLC - 8/1/2016-7/31/2017
Keynect LLC - 10/1/2016-10/31/2016
LPS of America Inc. - 8/1/2014-7/31/2017
Mallory & Evans Service Company Inc. - 3/1/2016-2/28/2017
Mann Mechanical Inc. - 1/1/2014-12/31/2017
Marquise Commercial Plumbing Inc. - 5/5/2014-12/31/2017
McKenney’s Inc. - 2/3/2014-12/31/2017
Oak River Services LLC - 1/1/2014-12/31/2017
Online Tower Services Inc. - 5/13/2014-5/12/2017
Otis Elevator Company - 2/1/2015-1/31/2018
Pinnacle 33 Signage Solutions LLC - 9/30/2016-9/30/2017
Pope & Land Enterprises, Inc. - 12/26/2015-12/25/2016
Prime Power - 10/15/2015-10/14/2016
Program Maintenance LLC - 5/30/2015-4/30/2017
R Henry Incorporated - 5/1/2016-4/30/2017
Rentokil Pest Control - 7/1/2016-6/30/2017

Research Air Flo Inc. - 5/27/2016-5/26/2017
Scott Contracting LLC - 1/23/2015-1/22/2018
Servpro of Henry & Spalding Counties - 2/182014-12/31/2017
Sewer Credit Advantage
Siemens Industry Inc. - 4/1/2014-3/31/2017
Veenendaalcave Inc. - 7/15/2016-7/14/2017
Waypoint Systems Inc. - 1/1/2014-3/31/2017
Williamson Restoration Inc. - 4/1/2016-3/31/2017
WMS Waterproofing Inc. - 8/4/2014-7/31/2017

Schedule 4
Tenant Work Contracts and Payment Status

There are no existing tenant work contracts at Three Ravinia.

Schedule 5
Existing Unpaid Tenant Concessions

IHG - $50.00/RSF in Tenant Improvements. Total cost will be $24,435,300.00 for 488,706 RSF as of October 31, 2016, $269,046.05 has been paid leaving a remaining balance of $23,896,907.90.

IHG - $3.50/RSF of spline ceiling for ceiling replacement. Work has not yet started on this project. Total cost will be $919,786.50 for 262,799 RSF of spline ceiling.

IHG - $50.00/RSF in Tenant Improvements. Work has not yet started on this project. Total cost will be $55,700.00 for $1,114 RSF.

IHG – Free Rent for Renewal/Expansion Lease as follows:
Suites 1600 and 1800 (49,937 RSF) – Free Rent from 4/1/16 – 3/31/18 Total amount of Free Rent is $2,283,785.46, as of October 31, 2016 $659,376.48 has been used leaving a remaining Free Rent balance of $1,624,408.98.
Suite 200 (25,923 RSF) – Free Rent from 4/1/16 - 3/31/18 Total amount of Free Rent is $1,159,967.84 as of 10/31/16 $334,601.14 has been used leaving a remaining Free Rent balance of $825,366.70
Café Renovation – Upon completion of a lease with a new café operator, Landlord is to provide a TI Allowance of $200,000 to the new café operator. This is outlined in the First Amendment with IHG dated July 21, 2016.

Schedule 6
Tenant Specific Billings

Most lease provided for billing allowances to Tenants for afterhours HVAC at $55.00 an hour.
IHG and State Farm both of the following regarding afterhours HVAC:
$49.00 per hour for one floor, each additional floor is $5.00 an hour up to a total of 5 floors. 6 or more floors requires a larger chiller and the cost would be $150 per hour as a replacement charge and not in addition to the rate for 5 or fewer floors.

Schedule 7 - Capital Improvements Projects and Payment Status

Capital	August, 2014	Adjustments	Revised	Paid to Date	%	Completion	Amount Remaining
Expenditures	Budget	Reallocation	Budget	TOTAL	Complete	Target	2016	2017	TOTAL	Comment
Elevator Modernization & Mgmt System	$2,800,000		$2,800,000	$1,815,474	10%	2017/2018	$199,697	$798,788	$998,485	First set of modernized elevators to be delivered the week of 10/31. Second set will start immediately afterwards.
Roof Replacement (Bldg Only)	$45,000	$(9,039)	$35,961	$35,961	100%	2015	$-	$-	$-
Roofing assessment reflects that the roof does not need to be replaced for 5 - 7 years. All repairs recommended on the assessment are completed each year and charged to operating expenses - WORK COMPLETE.

Restroom Partitions	$35,627		$35,627	$35,627	100%	2013	$-	$-	$-	WORK COMPLETE
Cooling Towers	$39,000	$(1,340)	$37,660	$37,660	100%	2014	$-	$-	$-	WORK COMPLETE
Chiller Retrofit	$122,448		$122,448	$122,448	100%	2013/2014	$-	$-	$-	WORK COMPLETE
17th Floor upgrades	$82,973		$82,973	$82,973	100%	2013/2014	$-	$-	$-	WORK COMPLETE
Skylight Repairs	$47,350		$47,350	$47,350	100%	2013	$-	$-	$-	Skylight repairs completed as necessary for leaks, now charged to operating expenses. WORK COMPLETE
Lobby Renovation	$3,700,000	$378,215	$4,149,750	$4,149,750	100%	2014/2015	$-	$-	$-	WORK COMPLETE - Includes CMF of $118,976.
LEED Certification	$107,480	$(24,446)	$83,034	$83,034	100%	2014/2015	$-	$-	$-	WORK COMPLETE - LEED not coded to building improvements but included in Capital schedule submitted to Ownership.
Fitness Center	$1,174,298		$1,174,298	$1,174,298	100%	2014/2015	$-	$-	$-	WORK COMPLETE - Includes CMF of $38,900.74.

Capital	August, 2014	Adjustments	Revised	Paid to Date	%	Completion	Amount Remaining
Management Office/Conference Center	$350,000	$(13,933)	$336,067	$328,370	100%	2015/2016	$-	$-	$-	WORK COMPLETE - Includes CMF of $3,661.59.
Stairwell between Floors 2 and 3 - (1)	$ -	$198,663	$198,663	$198,663	100%	2016	$-	$-	$-	WORK COMPLETE - Includes CMF of $9,657.00
General Design (Skybridge and spec suites)	$12,096	$2,766	$14,862	$14,862	100%	2013	$-	$-	$-	General drawings for spec suites and bridge analysis done at the time of building purchase.
Total	$8,516,272	$530,886	$9,118,693	$8,126,469			$199,697	$798,788	$998,485
August, 2014 Approved Budget	$8,500,000		$8,500,000	$8,500,000
Balance	$(16,272)		$(618,693)	$373,531

Notes:
(1) Stairwell enclosure between 2nd and 3rd floors not included in initial budget submitted to Ownership but required at the signing of the IHG Lease Agreement.

(2) Special Stipulations #13 in the proposed Lease Agreement with IHG requires Landlord to renovate Café with a completion date of 12/31/15. This requirement has been waived and IHG is in the process of signing a new operator with a TI Allowance of $200k by LL.

(3) Projects recommended by Shepard Capital Reserve Analysis that have been deferred are as follows:
Façade/Exterior	$751,000
ADA Contingency (not required per State Farm Lease as anticipated)	$750,000
Replace 165 Skylights and seals	$150,000
$1,651,000

(4) 2017 Budget includes the following Capital Items:
Installation of IHG Sign (Required by Lease)	$100,000.00
Overhaul of Chiller #4 and replace gearbox.	$267,750.00
Replace air cooled chiller on P-7	$157,500.00
$525,250.00

Schedule .8
Security Deposits and Letters of Credit

Schedule 9
Pending Litigation

There is no pending litigation at Three Ravinia.

Schedule 10
Pending Tax Appeals

The 2016 Temporary Tax bill has a pending appeal with a hearing scheduled for November 14, 2016.